UNITED STATES
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20549

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Notice of 2023 Annual Meeting of Shareholders & Proxy Statement

Letter to Our Shareholders

April 3, 2023

Dear Hasbro Shareholders,

2022 has been a year of transformation for Hasbro. As a Board, we’ve worked closely with the management team during this important period of change. We’ve also spoken with our shareholders and taken a number of significant actions based on the feedback we heard. We greatly appreciate your support and belief in Hasbro as we position the organization for long-term growth behind a new management team and refreshed strategy.

Over the last year, we’ve overseen significant steps:

•

Strategic Review: In February 2022, Chris Cocks took over as Hasbro CEO. He and the executive team undertook a thorough strategic review of the company. In October, the leadership team unveiled its strategy for driving accelerated revenue and profit growth – Blueprint 2.0. This strategy builds on the strong foundation in place but focuses Hasbro’s resources on fewer initiatives and brands which we believe can deliver significant top and bottom-line growth, including strict profit margin targets, and where Hasbro is or can be a category leader. At the same time, we are investing in key growth areas including Gaming, Direct-to-Consumer and Data Insights.

○	As part of this review, Chris and his team established an Operational Excellence program to cut costs and increase efficiencies with a target to deliver $250-$300M of savings by year-end 2025.

○

We reaffirmed the importance of storytelling in brand building but are prioritizing assets and investments most closely tied to the Blueprint 2.0. As a result, we have commenced a sale process for entertainment assets not focused on Hasbro IP. As of this letter, this process is ongoing.

•

Board Refreshment & Governance Actions: Last year, we continued the ongoing refreshment of our Board with the addition of two highly qualified individuals who bring extensive digital gaming and capital allocation experience: Liz Hamren, CEO Ring and Blake Jorgensen, Former CFO Electronic Arts.

○

This year, Ken Bronfin and Ted Philip are not standing for re-election to Hasbro’s Board. Both Ken and Ted have been exceptional members of the board, making tremendous contributions over their tenures. We thank them for their valuable oversight and wish them well in all their future endeavors.

○

Following the annual meeting, the board will consist of 11 members. We committed to return to a smaller size last year with a goal to achieve by next year’s annual meeting. We accomplished it a year earlier than expected.

○	Our slate of Board nominees this year is 64% female, including two racially diverse candidates.

○	We also clarified the remit of the Finance Committee, renaming it the Finance and Capital Allocation Committee, to reinforce its long-standing role in capital allocation oversight.

○

Finally, we updated our compensation program, adding a metric to align to the transformation efforts, ensuring metrics aren’t repeated in short and long-term plans, and adding a TSR modifier to the long-term incentive plan.

•	Enhanced Disclosures: As Hasbro evolves and grows, we have added new disclosures to help investors understand the business in the context of Blueprint 2.0.

○

In 2022, MAGIC: THE GATHERING became Hasbro’s first $1 billion brand, growing 7% to $1.065 billion in revenue. The Company began reporting the brand’s revenue as part of its earnings release disclosures and committed to disclosing revenue for all $1 billion brands go forward.

○

Digital gaming is a key investment area for the company. Last year, we began disclosing the breakdown of tabletop and digital gaming revenue in the Wizards and Digital Gaming segment to provide investors with additional insight into the progress of this growth opportunity.

○

In Q1 2023, the Company will begin reporting under new Brand Portfolio categories: Franchise Brands, Partners Brands, Portfolio Brands and Other Entertainment. Franchise Brands have been updated and align to the key growth properties including all gaming brands.

As Hasbro, its management team and the talented team of individuals representing its brands around the world undertake this strategic transformation, we take great pride in the values and ethics that guide the organization. Congratulations to the team for being recognized by Ethisphere as one of the 2023 World’s Most Ethical Companies. Hasbro has been honored for the last 12 years and is one of only five honorees in the Consumer Products industry.

We appreciate your ongoing support of Hasbro and look forward to continuing to work closely with shareholders to further unlock the value in this great Company. While our share price hasn’t performed to our standards, we’ve continued to support our category-leading dividend and are working closely with the management team with a focus on executing the Blueprint 2.0 strategy to drive long-term shareholder value.

Sincerely,

Richard S. Stoddart Chair of the Hasbro Board of Directors

Hasbro, Inc. Notice of 2023

Annual Meeting of Shareholders

Date:	Thursday, May 18, 2023

Time:	10:00 a.m. Eastern Time

Where:

The Hasbro, Inc. 2023 Annual Meeting of Shareholders (the “Annual Meeting”) will be held in a virtual format only. Our virtual meeting will be structured in a manner intended to provide our shareholders with a participation experience similar to an in-person meeting.

Shareholders will be able to listen, vote, and submit questions during the Annual Meeting from any location that has Internet connectivity by registering to attend the meeting at www.meetnow.global/MPL92M4.

Record Date:	Only shareholders of record of the Company’s common stock at the close of business on March 22, 2023 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Purpose
Elect eleven (11) directors.

Approve an advisory vote on the compensation of the Company’s named executive officers.

Approve an advisory vote as to the frequency of the shareholder vote on the compensation of the Company’s named executive officers.

Approve amendments to the Company’s Restated 2003 Stock Incentive Performance Plan, as amended.

Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the 2023 fiscal year.

Transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Voting

How to Vote

Vote Right Away Through Advance Voting Methods			Voting During the Meeting

Vote by Internet Go to the website identified on the enclosed proxy card or voting instruction form.	Vote by Phone Call the number on the enclosed proxy card or voting instruction form.	Vote by Mail Sign, date and return the enclosed proxy card or voting instruction form in the accompanying postage-paid pre-addressed envelope.	Vote During the Meeting See the instructions below regarding how to vote at the Annual Meeting.

Your Board of Directors unanimously recommends that you vote “FOR ALL” the nominees proposed by your Board of Directors on the proxy card, “FOR” advisory approval of the Company’s compensation for its named executive officers, in support of having an annual advisory vote (a vote every year) on the Company’s compensation for its named executive officers, “FOR” the amendments to the Restated 2003 Stock Incentive Performance Plan, and “FOR” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2023.

By Order of the Board of Directors,

Tarrant Sibley

Executive Vice President, Chief Legal Officer &

Corporate Secretary

April 3, 2023

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting

to be held on May 18, 2023:

On or about April 3, 2023, we will begin mailing a Notice of Internet Availability of Hasbro’s Proxy Materials to shareholders informing them that this Proxy Statement for the Annual Meeting and the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2022 and voting instructions are available, free of charge, at https://investor.hasbro.com/financial-information/annual-meeting. As is more fully described in that Notice, all shareholders may choose to access our proxy materials on the Internet or may request to receive paper copies of the proxy materials.

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In this Proxy Statement, the terms “Hasbro,” “the Company,” “we,” and “our” refer to Hasbro, Inc., and the terms “Board” and “Board of Directors” refer to the Board of Directors of Hasbro, Inc. Unless otherwise stated, information presented in this Proxy Statement is based on Hasbro’s fiscal year. This Proxy Statement includes website addresses and references to additional materials found on those websites. These websites and materials are not incorporated into this Proxy Statement by reference.

This Proxy Statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our Blueprint 2.0 strategy, the ability to achieve our financial and business goals and objectives, the proposals contained herein, and environmental and social goals, commitments, and strategies. These statements involve risks and uncertainties. Actual results could differ materially from any future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks and uncertainties that are discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. We assume no obligation to update any forward-looking statements or information, which speak as of their respective dates.

Proxy Statement Highlights

This proxy summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider and you should read the entire Proxy Statement before voting.

Annual Meeting Information

Date and Time 10:00 a.m. Eastern Time Thursday, May 18, 2023	Record Date Tuesday March 22, 2023	Where Virtually online at www.meetnow.global/MPL92M4

Meeting Agenda and Recommendation of the Board of Directors

Agenda Item	Board Recommendation	Page Number

Proposal 1 Election of Eleven (11) Directors	“FOR ALL” Hasbro director nominees	1

Proposal 2 Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers	“FOR”	75

Proposal 3 Advisory Vote on the Frequency of the Vote on the Compensation of the Company’s Named Executive Officers	“ANNUAL” (a vote every year)	76

Proposal 4 Approval of Amendments to the Company’s Restated 2003 Stock Incentive Performance Plan, as amended	“FOR”	78

Proposal 5 Ratification of KPMG LLP as the Independent Registered Public Accounting Firm for Fiscal Year 2023	“FOR”	86

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2022 Overview

2022 Overview

Fiscal year 2022 was a challenging year. We navigated a difficult economy with high inflation and rising interest rates, a challenged toy and game industry, the continued effects of the coronavirus pandemic, and leadership changes. During 2022, our new CEO, Chris Cocks, led a comprehensive, several month long strategic review of our business. In October 2022, we announced our Blueprint 2.0 strategy, a go-forward strategic plan to drive accelerated revenue and profit growth, by focusing on fewer, bigger and more profitable brands, leveraging our direct-to-consumer and digital businesses, scaling our brands through licensing opportunities, delivering operational excellence, and investing in our people. As we embark upon a multi-year transformational effort to support our revamped Blueprint 2.0 strategy, we have summarized key highlights and events for 2022 below.

Notable Leadership Changes

•

In February 2022, our Board appointed Chris Cocks as our new Chief Executive Officer. Mr. Cocks took over the role from Richard Stoddart, a member of our Board of Directors, who was serving as Interim Chief Executive Officer following the untimely passing of Brian Goldner, our former long-time CEO in October 2021.

•

In February 2022, we appointed Cynthia Williams as President of Wizards of the Coast and Digital Gaming to succeed Mr. Cocks in that role. Ms. Williams joined us from Microsoft, where she most recently served as General Manager and Vice President, Gaming Ecosystem Commercial Team, and drove the expansion of Xbox Gaming and the acceleration of game-creator growth. Prior to joining Microsoft, Ms. Williams spent more than a decade at Amazon, where she led the global growth of their ecommerce direct-to-consumer business Fulfillment by Amazon.

•

In May 2022, we appointed Najuma Atkinson to lead our Global HR function. Ms. Atkinson, our Executive Vice President and Chief People Officer, joined us from Dell Technologies, where she served as Senior Vice President of Global HR Services.

•

In November 2022, we announced that Deborah Thomas informed Hasbro of her intent to retire from her position as Executive Vice President and Chief Financial Officer after 24 years of distinguished service and leadership with the Company. Hasbro initiated a search process to identify her successor, which is ongoing. Ms. Thomas and Hasbro plan for her to remain as Chief Financial Officer until her successor is in place, and remain as an advisor to the Company thereafter until December 31, 2023 to ensure a smooth transition.

•	On December 30, 2022, Darren Throop, eOne CEO, retired from the Company.
•	In January 2023, we announced that Eric Nyman, President and Chief Operating Officer since February 2022, would be leaving the Company effective March 31, 2023.

Blueprint 2.0

Our Blueprint 2.0 strategy is a consumer-centric framework for bringing compelling and expansive brand experiences to audiences around the world. Hasbro’s purpose of creating joy and community for all people around the world, one game, one toy, one story at a time starts with consumers and our fans, who represent multigenerational audiences that sit at the center of Blueprint 2.0. Understanding our fans, expanding our fan base and delivering for them is the key driver behind our evolution as a branded play and entertainment company. The value of our strategy is fully activated when we can take a brand across multiple elements of the Blueprint 2.0 including consumer products such as toys, games and licensed products; digital gaming; entertainment and experiences; and our Hasbro Direct business. We believe the ability to build a brand and leverage in-house capabilities to create multiple categories of engagement with consumers and fans is unique to Hasbro and optimizes our business today and in the future.

During our strategic review we identified opportunities to focus and scale our business, enhance operational excellence, including through specialized organizational programs and supply chain transformation, to drive growth and profit and enhance shareholder value. We plan to increase strategic investment on our most valuable and profitable franchises across toys, games, entertainment and licensing, and exit certain non-core aspects of our business.

Our Blueprint 2.0 transformation is focused on key areas of importance: Brand, Insights and Entertainment; Direct and Digital; Licensing; People; and Operational Excellence.

Brand, Insights and Entertainment

•	Focus on fewer, bigger, more profitable brands and drive market share in the key categories of preschool, games, creativity, outdoor and action brands.
•	Develop our insights and analytics capabilities heavily focused on putting consumers at the center of everything we do, as we build multi-generational brands.
•	Entertainment investments focused on Hasbro IP aligned with our Blueprint 2.0 strategy, including merchandise and digital engagement opportunities with a focus on franchise brands.

Direct and Digital

•

Invest in our Hasbro direct-to-consumer and digital business, inclusive of Hasbro PULSE, SECRET LAIR, MAGIC: THE GATHERING ARENA and D&D Beyond. An example of this investment includes our 2022 acquisition of D&D Beyond, the premier digital content platform for DUNGEONS & DRAGONS, for a purchase price of $146.3 million.

•	Continue to cultivate digital licensing relationships that activate our brands.

Licensing

•

Scale licensing of our brands through a growing portfolio of partners from theme park operators to toy companies, for consumers to experience our brands and drive communities of friendship and fandom around them.

People

•	Invest in our people at all levels of our organization and continue to foster a diverse and inclusive culture that drives accountability and focuses on profitability.

Operational Excellence

•	Execute operational savings initiatives, including supply chain transformation, to improve operating results and reinvest in our business.

2022 Financial Performance

Adjusted operating profit, adjusted net earnings and adjusted earnings per diluted share are non-GAAP financial measures as defined under SEC rules. A reconciliation of these non-GAAP financial measures to GAAP is provided in Appendix A to this Proxy Statement.

Board Matters

Proposal 1 — Election of Directors

The table below summarizes information about each of the eleven (11) director nominees nominated by your Board, including their current committees of the Board. Detailed information about each of your Board’s nominees, including their background, skills and areas of expertise, can be found beginning on page 1. Your Board of Directors unanimously recommends that you vote “FOR ALL” your Board’s director nominees. In September 2022, we announced that Mr. Kenneth A. Bronfin and Mr. Edward M. Philip, our two longest tenured directors, would not be standing for re-election at the Annual Meeting.

Name and Principal Occupation	Age*	Director Since	Independent	AC	Comp	Cyber	Fin	NGS

Michael R. Burns Vice Chairman of Lions Gate Entertainment Corp.	64	2014	✓

Hope F. Cochran Managing Director of Madrona Venture Group	51	2016	✓

Christian P. Cocks Chief Executive Officer of Hasbro	49	2022

Lisa Gersh Outside Advisor; Former Chief Executive Officer of Alexander Wang	64	2010	✓

Elizabeth Hamren Chief Executive Officer of Ring, Inc.	51	2022	✓

Blake Jorgensen Special Advisor and Former Chief Financial Officer of PayPal Holdings, Inc.	63	2022	✓

Tracy A. Leinbach Retired Executive Vice President and Chief Financial Officer of Ryder System, Inc.	63	2008	✓

Laurel J. Richie Independent Branding Consultant; Former President of Women’s National Basketball Association	64	2020	✓

Richard S. Stoddart Chair of the Board of Hasbro and Former President and Chief Executive Officer of InnerWorkings, Inc.	60	2014	✓

Mary Beth West Former Senior Vice President, Chief Growth Officer of The Hershey Company	60	2016	✓

Linda Zecher Higgins Chief Executive Officer and Managing Partner of The Barkley Group	69	2014	✓

*

Age and Committee memberships are as of April 3, 2023. Committee assignments are expected to be updated effective at the Annual Meeting to reflect the departure of Mr. Bronfin and Mr. Philip, including the appointment of new chairs of certain committees.

Chair:	Member:	Audit Committee Financial Expert:

AC:	Audit Committee
Comp:	Compensation Committee
Cyber:	Cybersecurity and Data Privacy Committee
Fin:	Finance and Capital Allocation Committee
NGS:	Nominating, Governance and Social Responsibility Committee

Profile of the Board’s Nominees for Director

The Board’s nominees are balanced by experience, age, gender and tenure. The Board’s nominees are an experienced, diverse group, with each member contributing and having his or her voice heard while supporting and appropriately challenging management. The Nominating, Governance and Social Responsibility Committee and the Board believe the mix of experience, diversity and perspectives on the Board serves to strengthen management and our Company.

The Board’s nominees for director consist of a strong group of proven leaders with experience across a wide range of industries, including digital gaming, consumer products, and entertainment/media giving us a diverse set of skills, viewpoints and expertise.

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Corporate Governance Matters

Hasbro is committed to strong corporate governance, ethical conduct, sustainability and the accountability of the Board and Hasbro’s senior management team to the Company’s shareholders.

Board and Board Committee Practices
Entire Board is elected annually
10 out of 11 of the Board’s nominees for director are independent (as defined by NASDAQ)
64% of our director nominees are women
18% of our director nominees are racially diverse
Balance of experience, gender, diversity, tenure and qualifications
Separate CEO and Independent Chair with clearly defined responsibilities
All committees consist entirely of independent directors
Risk oversight by Board and its committees
ESG oversight by the Board and the Nominating, Governance and Social Responsibility Committee of the Board
Capital allocation and finance matters overseen by separate Finance and Capital Allocation Committee of the Board
Cybersecurity overseen by separate Cybersecurity and Data Privacy Committee of the Board
Annual Board and committee self-evaluations
Director orientation and continuing education
Policy limiting the number of public company boards on which our directors may serve

Shareholder Rights, Accountability and Other Governance Practices
Comprehensive shareholder outreach program and track record of constructive engagement
No shareholder rights plan
Annual shareholder advisory vote on executive compensation (“Say-on-Pay”)
Majority vote standard with a plurality carve-out for contested elections
Proxy access bylaw provision
No pledging or hedging of Company stock by directors, officers or other employees
Strong compensation Clawback Policy
Stock ownership and share retention policy for Board members, executive officers and other key employees
Written code of conduct and corporate governance principles
Long-standing commitment to ESG and corporate sustainability

Shareholder Engagement

Hasbro has engaged with numerous shareholders on the Company’s strategy and performance, Environmental, Social and Governance (“ESG”) issues, compensation matters and corporate governance for many years. We do this as part of our commitment to build relationships, be responsive to shareholders and ensure that our actions are informed by the viewpoints of our investors. Our shareholder engagement efforts are conducted year-round.

In addition to discussions just before our annual meeting, we initiate discussions during a quieter period several months before, typically in the fourth quarter, reaching out to our largest shareholders. Board members, such as the independent chair or chair of one of the Board committees, participate in many of these discussions. We believe that positive, two-way dialogue builds informed relationships that promote transparency and accountability. Management provides written and oral updates on the discussions with shareholders to your Board, which considers shareholder perspectives, as well as the interests of all stakeholders, when overseeing company strategy, formulating governance practices and designing compensation programs. In 2022, we had many conversations with our shareholders and proxy advisory firms to discuss our strategy, leadership and support for our board nominees for last year’s annual meeting.

In addition to our year round engagement, in 2022 and early 2023, we proactively extended an invitation to our top 30 shareholders (holding in aggregate approximately 53% of our outstanding shares) to meet and we had discussions with those who accepted our invitation. We also spoke with shareholders who reached out to us. The chair of the Board participated in a number of these conversations. This year we covered a variety of topics, with a primary focus on our actions we have taken in response to shareholder feedback over the past year, as well as contemplated changes to our executive compensation plans, corporate governance and our ESG disclosure, programs and priorities. The meetings with our shareholders were productive, with specific positive comments about the actions we have taken and proposed to take.

Key Actions Taken in the Past Year Considering Shareholder Feedback

Strategic Review:

•	Undertook a comprehensive strategy review.
•	Unveiled Blueprint 2.0, our strategy to drive accelerated revenue and profit growth.
•	Established an Operational Excellence Program to deliver $250 to $300 million in annual savings by end of fiscal 2025.
•	Divested certain non-core assets and commenced a sale process of our eOne television and film business.

Governance Changes:

•	Refreshed our Board of Directors with the appointment of Elizabeth Hamren and Blake Jorgensen, two highly proficient directors with capital allocation and digital gaming experience.
•

Announced that our two longest-tenured directors, Ken Bronfin and Ted Philip, would not be standing for re-election as this year’s annual meeting; thereby bringing our total number of directors for election at this meeting to eleven (11).

•

Clarified the role of our Finance Committee to explicitly provide for its oversight of capital allocation matters, including through renaming the committee to the Finance and Capital Allocation Committee.

•	Reaffirming the separation of the CEO and Chair of the Board positions.

Compensation Changes:

•	Amended short-term incentive plan performance metrics to remove free cash flow and add metrics relating to our transformation efforts.
•	Reiterated the inclusion of an ESG or DE&I metric to our short-term incentive plan.
•

Amended long-term incentive plan performance metrics to remove revenue as a metric, thereby eliminating the potential for overlapping metrics with our short-term plan, and added a metric to the plan based on the Company’s TSR performance compared to the S&P 500 TSR performance over the performance period.

ESG Updates:

•	Reported that we committed to set Science Based Targets for 2030 and 2050.
•	Discussed our recently released DE&I report.
•	Reviewed key updates to our ESG progress report, which was released in late 2022.

Disclosure Changes:

•	Began disclosing tabletop and digital gaming revenues separately for Wizards of the Coast and Digital Gaming Segment.
•	Refreshed our list of franchise brands commencing in the first quarter of 2023.
•	Committed to separately disclose brands with revenue of $1 billion or greater.

Driving ESG Performance

Overview

At Hasbro, we believe strong ESG performance drives long-term value creation for our business and stakeholders. Our ESG priorities include climate and environment, human rights and ethical sourcing, human capital management and culture, including Diversity, Equity & Inclusion (“DE&I”), and product and content safety. Below are some ESG highlights from 2022:

2022 ESG Progress

Long-term value creation for our stakeholders through responsible and sustainable business practices.

Climate & Environment | Planet

GHG GOALS: Committed to set Science-Based Targets for 2030 (approx. 40% GHG reduction) and 2050 (net zero); validation by Science-Based Target Initiative (SBTi) expected 2023.

CLIMATE RISK AND RESILIENCE PLAN: Initiated new framework in accordance with TCFD (expected completion 2023).

WASTE REDUCTION: Continued to minimize virgin plastic in single-use, disposable toy and game packaging (excl. Wizards), where feasible.

CIRCULAR ECONOMY: Continued to offer consumers free-of-charge recycling, providing a second life for "well-loved" toys and games; Hasbro's Toy Recycling program is available in U.S., CA, UK, FR and 8 additional countries.

NATURAL RESOURCE CONSERVATION: Supported global reforestation efforts by planting 100,000 trees in partnership with One Tree Planted.

Human Rights & Ethical Sourcing | Principles

SOCIAL COMPLIANCE AUDITS: Ensured 100% of third-party suppliers and major subcontractors were audited annually through unannounced audits, supplemented by spot, oversight audits.

RESPONSIBLE RECRUITMENT POLICY: Developed new policy to educate suppliers regarding contract labor risks, drive factory accountability and ensure compliance with new forced labor laws.

CAPACITY BUILDING: Continued to require all third-party suppliers and major subcontractors to complete Hasbro Ethical Sourcing Academy bi-annually, more advanced courses added in 2022.

WORKER WELL-BEING: Continued to pilot healthcare, financial literacy and family engagement programs designed to promote worker well-being in factories.

Philanthropy & Social Impact | Play

4 MILLION CHILDREN AND YOUNG ADULTS IMPACTED: Provided $21M in total philanthropic support, including more than 800,000 toys and games donated.

EMPLOYEE VOLUNTEER RATE: Employees supported global volunteer program in completing more than 350 service projects.

REFUGEE SUPPORT: Launched 1:1 (Buy One, Give One) online consumer activation through Pulse D2C channel; 100K toys and games donated to Ukrainian refugees (donation valued at $2.5M).

BRAND ENGAGEMENT: Launched innovative MAGIC: THE GATHERING Secret Lair card drop, raising $1.3M+ for The Trevor Project to support LGBTQ+ youth.

Diversity, Equity & Inclusion | People

2025 DE&I GOALS: On track to achieve our goals to increase women in leadership to 50% (globally) and racially/ethnically diverse representation to 25% (U.S. workforce).

INCLUSIVE CULTURE: Continued to foster a culture of inclusion through unconscious bias training and Employee Network events.

DE&I REPORT: Launched DE&I spotlight report, as part of comprehensive ESG Report.

Building on Our Success and Reaching New Heights

ESG at Hasbro is the framework for translating our Company’s Purpose into action — getting from “why” we exist to “how” we deliver sustainable, long-term value for our Company and stakeholders. We continue to integrate ESG across our business and are proud of our strategic initiatives that are intended to further our purpose and make a positive impact for our employees, consumers, investors, and planet.

Recent recognition for Hasbro’s leadership in promoting and advancing the interests of our stakeholders, our communities and our planet include:

Governance

The governance of ESG starts with our Board, with specific oversight by the Nominating, Governance, and Social Responsibility Committee of the Board (the “Governance Committee”). ESG topics, such as climate, human rights and DE&I are regular agenda items at the Governance Committee. Additionally, the Audit Committee of the Board oversees SEC and public disclosures in specific areas like conflict minerals, climate risk and sustainability, and enterprise risk. Through the Compensation Committee of the Board, the Board considers ESG performance and priorities when determining the plan design for compensation, and overall performance of our senior executives. The full Board receives regular updates regarding our ESG progress.

In addition to Board-level governance, our CEO and the executive leadership team (ELT) regularly review our ESG performance, progress and opportunities. Our ESG Committee, chaired by our Chief Purpose Officer and comprised of our ELT, meets several times a year to ensure rigorous management oversight of the Company’s ESG strategy, impact and performance. The Chief Purpose Officer, who reports to the CEO and is a member of the ELT, together with Chief Executive Officer, Chief Legal Officer and other members of our ELT, set the direction for our global ESG strategy and performance, and ensure the integration of ESG throughout the global organization and supply chain. Our Chief People Officer is also responsible for developing and executing key aspects of our human capital strategy, including the attraction, acquisition, development and engagement of talent to deliver on the Company’s strategy, the design of competitive compensation and employee benefit programs.

Our CEO and Chief People Officer chair our internal DE&I Steering Committee, a committee comprised of global management leaders from various parts of the business. The DE&I Steering Committee is responsible for setting and reviewing the Company’s DE&I strategy and performance and identifying any gaps and opportunities. Our Senior Vice President of DE&I and Multicultural Strategy is responsible for executing the strategy and presenting our DE&I progress to the Board twice yearly.

ESG Strategic Priorities

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Climate and Environment. We recognize the impact our business can have on the environment and are working to reduce our footprint. We view sustainability challenges as opportunities to innovate and continuously improve our product design and operational efficiencies. We believe the long-term viability and health of our own operations and our supply chain, and the significant potential for environmental improvements, are key components to our business success.

Reducing our Carbon Footprint and Setting Science-Based Targets: We committed to set greenhouse gas emission reductions with a near-term 2030 goal, based on limiting emissions to keep warming below 1.5°C above pre-industrial levels, and a long-term 2050 goal, based on net-zero emissions across our value chain. In joining the Science-Based Target Initiative (SBTi), we expect to leverage a globally accepted methodology for setting GHG reduction targets in line with the goals of the Paris Agreement.

We continue to invest in renewable electricity. To address the carbon footprint associated with electricity consumption of our owned and operated facilities, we purchase Renewable Energy Certificates (RECs), each of which represent one megawatt hour (MWh) of renewable energy generated on the same grid as our electricity consumption. We purchase RECs to cover virtually 100% of the electricity consumed in each market where available. The amount of money we have spent in this area has been de minimis.

Managing Climate Risk and Resilience and Leveraging the TCFD Framework: Managing the resilience of our business to the potential risks of climate change is a priority. We are working to further integrate climate risk and resilience into our overall enterprise risk management process. In 2022, we initiated work to evaluate the integration of the Task Force on Climate-related Financial Disclosures (TCFD) framework into our existing ERM process across four key areas: governance, risk management, strategy and metrics & targets. Once implemented, the TCFD framework will help identify any potential climate risks, guide management of those potential risks and measure the effectiveness of our mitigation measures.

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Human Rights and Ethical Sourcing. Our Human Rights and Ethical Sourcing program is dedicated to ensuring that facilities involved in the production of our toys, games, and licensed consumer products, comply with Hasbro’s Global Business Ethics Principles. The program is designed to ensure fair and safe working conditions; fairness, dignity and respect for workers; and robust supplier engagement to ensure strong safety, health and environmental performance. While working on these issues with partners, suppliers, third-party factories and licensees is complex, we remain vigilant in our commitment to ensure workers in our supply chain are treated in accordance with our high ethical standards and applicable laws.

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Human Capital Management and Culture. Our key human capital management objectives for our direct workforce are to attract, develop and retain diverse talent. The experience, dedication and diverse backgrounds of our employees are at the heart of our success, energizing everything we do, from developing innovative products to creating immersive game, consumer products and entertainment experiences. Our teams are inspired by our Purpose of creating joy and community for all people around the world. Our inclusive culture sets us up to deliver excellence, build impactful brands and expand our leadership in play, entertainment and beyond. As our organization continues to evolve, we remain steadfast in our ambition to provide a supportive and inclusive community where everyone can show up authentically as themselves and deliver their best work.

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Diversity, Equity and Inclusion. We believe that the more inclusive we are as a company, the more effective our employees will be and the stronger our business will perform. Hasbro views DE&I as a strategic ESG priority that is linked to the future success of our business and the growth of our brands. We want our work to move beyond traditional gender and demographic stereotypes and to celebrate people of all backgrounds and lived experiences. We know this work begins with our people, and we work diligently to foster an inclusive culture with a diverse workforce that reflects the consumers and communities we serve globally. For our U.S. workforce, we disclose our diversity by job type, based on the EEO-1 filing, which is available on our CSR website.

○

Compensation, Health, Safety & Well-being of Employees. Employee attraction, development and retention has long been a key Hasbro priority. We recognize and reward our employees with a total rewards package that includes competitive base pay, equity compensation (for certain levels), annual incentives, product discounts and other comprehensive benefits, including wellness programs that help people integrate work and life commitments. We regularly review salary ratios for men and women in similar roles to help maintain internal equity and market competitiveness across the globe. We review both industry and local market data at least annually to identify trends and market gaps to maintain the competitiveness of our compensation and employee

    x

benefit programs. When conducting our global compensation reviews, we analyze salary information by a variety of factors, including gender globally and ethnicity in the United States. When designing our compensation and employee benefit programs, we also look beyond the fundamentals of these important components and consider the bigger picture of how these programs contribute to the overall employee experience. Employee health, safety and wellness are top priorities at Hasbro, and we support our colleagues’ well-being, which includes mental, physical and financial wellness, through a number of programs.

○

Employee Engagement. At Hasbro, we support a number of Employee Resource Groups (ERGs). These groups reflect our diverse employee population and provide dynamic opportunities for employee engagement. Our ERGs give voice to member concerns, create opportunities for networking and leadership skills development, support employee recruitment and retention efforts and celebrate ethnic and cultural themes important to our global team. In addition to our ERGs, we established a Business Resource Group (BRG), which provides a channel for employees to provide the business with input, guidance and perspective on strategic brand development and marketing initiatives early in the creation process related to race, ethnicity, gender identity, sexual orientation, veteran status and ability.

○

Training and Talent Development. We are committed to the continued development of our people. Strategic talent reviews and succession planning occur on a planned cadence annually — globally and across all business areas. The CEO and Chief People Officer convene meetings with senior company leadership and the Board to review top company talent. We provide opportunities for our employees to grow their careers. We invest in the development of our employees by providing in-house training and opportunities to participate in third-party programs, including specialized training as well as broader academic pursuits.

○

Philanthropy and Social Impact. Giving back to our local and global communities is core to our heritage and our culture. We empower our team members to give back through our volunteer program which grants four hours paid time off per month to volunteer in programs that support children, underserved communities, the environment and other important areas of impact. In addition, team-building company-sponsored volunteer projects and skills-based volunteer opportunities are organized throughout the year, providing our employees the opportunity to make a meaningful difference in their communities around the world. Global Day of Joy is Hasbro’s annual, company-wide day of service and has become a cherished tradition. Global Day of Joy takes place every December, and employees from each Hasbro office participate in service projects to benefit a variety of organizations.

○

Incentive Compensation. We also drive performance across our strategic ESG priority areas through incentives and executive compensation. Specifically, in 2021 and 2022 we included an ESG objective in each of our executives’ individual annual incentive plan modifiers, which are designed to embed ESG into our business strategy and reward meaningful progress against our ESG goals, including specifically diversity, equity and inclusion.

For a further discussion of our ESG efforts and goals, please see Part I, Item 1, Business, of our Annual Report on Form 10-K for the fiscal year ended December 25, 2022, under the headings “Environment, Social and Governance Performance” and “Human Capital Management”. You may also review our ESG progress report 2021-2022 and updates contained on our website at https://csr.hasbro.com/en-us/news. The contents of our website are not incorporated by reference into this Proxy Statement.

Executive Compensation Matters

Proposal 2 — Advisory Vote on Compensation of Named Executive Officers

Our Board of Directors recommends that shareholders vote, on an advisory basis, to approve the compensation paid to our named executive officers (“NEOs”) as described in this Proxy Statement. Detailed information about this can be found beginning on page 75. Our compensation programs embody a pay-for-performance philosophy that supports our business strategy and closely aligns executive interests with those of our shareholders. Our shareholders supported our Say-on-Pay votes in the last three years, with favorable votes from 94.6%, 81.3% and 88.0% of the shares voted at the 2020, 2021 and 2022 Annual Meetings, respectively. Our average favorable approval of our Say-on-Pay votes over the past five years has been 91.5%. Highlights of our compensation programs for 2022 and our compensation best practices follow.

2022 Executive Compensation Program Elements

Type of Annual Cash Compensation

Base Salary	• Fixed compensation • Set at a market competitive level, in light of individual experience and performance

Annual Incentive Awards

•  Performance-based

•  Tied to company, business area and individual achievement against stated annual financial and strategic goals

•  Aligns management behavior with maximizing shareholder value

•  Performance measures evaluated

-  Total Net Revenues

-  Operating Profit Margin

-  Free Cash Flow

•  Individual Performance Adjustment: Designed to enable us to reward for strategic and operating performance not captured by the financial metrics listed by allowing the Committee to adjust the payouts up or down based on individual performance, including, in 2022, performance against ESG goals (which included goals promoting women in leadership and racial and ethnic diversity).

For 2023, we updated these metrics to remove free cash flow and replace it with a metric around performance against our transformation, including specific targets for costs savings as part of the Company’s operational excellence program.

2022 Executive Compensation Program Elements

Type of Long-Term Incentive Compensation

Performance Contingent Stock Awards

•  Represented ~50% of annual target equity award value for our NEOs

•  Earned based on challenging long-term three-year goals requiring sustained strong operating performance

•  Tied to achievement of EPS, Net Revenue and Return on Invested Capital (ROIC) targets over a 3-year performance period.

In 2023, we have updated these metrics to be EPS and ROIC, removing Net Revenue, and adding a Relative TSR Modifier.

Stock Options	• Represented ~25% of annual target equity award value for our NEOs • 7-year term • Vest in three equal annual installments over the first three anniversaries of the grant date

Restricted Stock Units	• Represented ~25% of annual target equity award value for CEO and the other NEOs • Vest in three equal annual installments over the first three anniversaries of the grant date

Compensation Best Practices

   Robust shareholder engagement process

   Program informed by and responsive to shareholder input

   Substantial portion of compensation is variable and performance-based

   Aligned with shareholder value creation

   Significant share ownership and retention requirements

   5x base salary for CEO

   2x base salary for other NEOs

   NEOs must hold 50% of net shares received upon option exercises or award vesting until they achieve the required ownership levels

   Fully independent Compensation Committee

   Independent Compensation Consultant

   Incentive programs do not incentivize excessive risk taking

   Robust anti-hedging and pledging policies prohibiting pledging or hedging of Company stock

   Double-trigger change in control provisions for equity grants

   Maximum payout caps under incentive plans

   No tax gross-ups

   No excessive perquisites

   No repricing of equity incentive awards

   Strong Clawback Policy

Frequency on Pay Vote

Proposal 3 — Frequency on Pay Vote

You are being asked, in a non-binding, advisory vote, to express whether you prefer that shareholder advisory votes on the compensation of our Named Executive Officers, such as the one set forth above under Proposal No. 2, be held every one, two or three years. The Board believes that the most appropriate approach at this time is to continue to have an annual (every year) shareholder advisory vote on the compensation of our Named Executive Officers, as the Company has done since 2011. We believe an annual vote best enables our shareholders to express their viewpoints so the Board and the Compensation Committee can understand and incorporate these views in structuring the Company’s executive compensation programs. As time progresses the Board may alter this view, but the Board is interested in obtaining more frequent feedback from shareholders to assist in evaluating and structuring the Company’s compensation programs. Detailed information about this proposal can be found beginning on page 76.

Our Stock Incentive Plan

Proposal 4 — Approval of Amendments to our Restated 2003 Stock Incentive Performance Plan

You are being asked to approve amendments to our Restated 2003 Stock Incentive Performance Plan, as amended (the “2003 Plan”) to increase the authorized shares available for issuance under the plan and extend the duration of the plan. As we continue to evolve our Blueprint 2.0 strategy, we need the ability to grant appropriate and competitive incentives to attract, motivate and retain key personnel and reward those who contribute to the success and performance of our business. We provide variable performance-based compensation that aligns the interests of those persons with shareholders while appropriately rewarding those persons for contributing to our success and the delivery of strong performance.

We are requesting shareholders to approve an increase in the shares available for issuance under the 2003 Plan by 1,100,000 shares and to extend the duration of the 2003 Plan to December 31, 2028. Detailed information about this proposal can be found beginning on page 78.

Our Auditors

Proposal 5 — Ratification of Independent Registered Public Accounting Firm

You are being asked to vote to ratify the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2023. Detailed information about this proposal can be found beginning on page 86.

Election of Directors (Proposal 1)

The Board of Directors unanimously recommends a vote “FOR ALL” of the following
Board nominees at the 2023 Annual Meeting:

Michael R. Burns, Hope F. Cochran, Christian P. Cocks, Lisa Gersh, Elizabeth Hamren,
Blake Jorgensen, Tracy A. Leinbach, Laurel J. Richie, Richard S. Stoddart, Mary Beth
West and Linda Zecher Higgins.

The Board has set the number of directors at eleven (11), and you will be asked to elect eleven (11) directors at the Annual Meeting. All of the directors elected at the Annual Meeting will serve until the 2024 Annual Meeting of Shareholders (the “2024 Meeting”), and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. Shareholders cannot vote “FOR” more than eleven (11) directors at the Annual Meeting.

Based upon the Company’s criteria for nominations of directors to the Board and the unanimous recommendation of the Nominating, Governance and Social Responsibility Committee, the Board unanimously determined to nominate Michael R. Burns, Hope F. Cochran, Christian P. Cocks, Lisa Gersh, Elizabeth Hamren, Blake Jorgensen, Tracy A. Leinbach, Laurel J. Richie, Richard S. Stoddart, Mary Beth West, and Linda Zecher Higgins for election by shareholders to serve until the 2024 Annual Meeting. Each nominee has consented to being named in the proxy statement and serving as a director if elected.

Under Article II, Section 2.6 of Hasbro’s Second Amended and Restated By-laws (“By-Laws”), the affirmative vote of a majority of votes cast with respect to each director nominee will be required for the nominee to be elected. A majority of votes cast means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee. Abstentions will not be counted as votes cast either for or against the nominees.

If you submit a validly executed proxy card but do not specify how you want to vote your shares with respect to the election of directors, then your shares will be voted in line with the Board’s recommendation with respect to the proposal, i.e., “FOR ALL” the eleven (11) nominees proposed by your Board and named in this proxy statement. Should any of the Board’s nominees be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies named on the proxy card may vote for a replacement nominee recommended by the Board of Directors, or the Board may reduce the number of directors to be elected at the Annual Meeting. At this time, the Board knows of no reason why any of the Board’s nominees would not be able to serve as a director if elected.

Election of Board Nominees

The Board is currently comprised of thirteen (13) members. As previously announced, Mr. Kenneth A. Bronfin and Mr. Edward M. Philip, directors since 2002 and 2008, respectively, are not standing for re-election at the Meeting. Accordingly, the size of the Board will be reduced to eleven (11) at the Annual Meeting, and the Board is presenting eleven (11) nominees for director.

In considering candidates for election to the Board, the Nominating, Governance and Social Responsibility Committee and the Board consider a number of factors, including:

•	employment, experience and overall qualifications;

•	skills, expertise and involvement in areas that are of importance to the Company’s business;

•	gender, diversity and other attributes;

•	the Board’s and the Company’s needs at that time;

•	business ethics and professional reputation;

•	other board service;

•	business, financial and strategic judgment; and

•	the desire to have a well-balanced Board that represents a diverse mix of backgrounds, perspectives and expertise.

Each of the Board nominees for election to the Board at the Annual Meeting has served in senior positions at complex organizations and has demonstrated a successful track record of strategic, business and financial planning, execution and operating skills in these positions. In addition, each of the Board nominees has proven experience in management and leadership development and an understanding of operating and corporate governance issues for a large multinational company.

The following highlights certain skills, experience and characteristics possessed by the Board nominees for election to the Board and explains what we mean when referring to experience. Further information on each nominee’s qualifications is provided below in the individual biographies. In addition to the skills listed below, our nominees for election as directors each have experience with oversight of risk management, as described below under “Role of the Board in Risk Oversight.”

	Burns	Cochran	Cocks	Gersh	Hamren	Jorgensen	Leinbach	Richie	Stoddart	West	Zecher Higgins

Senior Management

Directors with CEO or senior management experience bring leadership qualifications and skills that help the Board capably advise, support and oversee our management team.

Global Business

We benefit from directors having experience as a senior leader in a large organization with international operations. International exposure yields an understanding of diverse business environments, economic conditions and cultural perspectives that informs our global business and strategy and enhances oversight of our multinational operations.

Strategic Planning

Directors with board and management experience, particularly in industries in which we operate, provide vision and insights to effectively set and plan strategy for the business.

Digital Gaming/Digital Products

Directors with experience or insights in digital gaming development and licensing as well as digital media, content and products adds to a greater understanding of the activation of our Blueprint 2.0.

Consumer Products

Directors with experience in the design, development, marketing and sale of consumer products, as well as consumer insights, together with the interplay of consumer products with digital gaming and entertainment are important components to the success of Blueprint 2.0.

Entertainment

Directors with experience or insights in the licensing, production and distribution of entertainment, and an understanding of how the entertainment can drive other aspects of our business, such as consumer products and digital gaming, is a key part to the success of Blueprint 2.0.

IT/Technology

Technology experience helps the Board oversee cybersecurity and advise our management team as we seek to enhance the consumer experience and further develop our Blueprint 2.0 strategy.

Sales and Marketing

We have an iconic and global portfolio brands with vast IP potential. As we look to capture the full value of our IP through our Blueprint 2.0 strategy, directors with relevant experience in sales, marketing or brand management provide important insights to the Board.

Human Capital Management

Our people are among our most important assets, and we believe the successful development and retention of our employees is critical to our success. As such, we benefit from having directors with a deep understanding of human capital management obtained from experience as a senior leader in a large organization.

We also understand that a culture rich in diversity is key to our business success, as it allows us to better understand the business opportunities in various markets around the world and develop products that resonate with consumers in diverse cultures. Diverse directors representing a range of perspectives expands the Board’s understanding of the needs and viewpoints of consumers, employees and other stakeholders worldwide.

ESG

We recognize our responsibility to be a global, corporate citizen and positive environmental steward, which is a priority for the entire organization. Our directors are committed to our sustainability initiatives designed to achieve long-term stockholder value through a responsible, sustainable business model.

	Burns	Cochran	Cocks	Gersh	Hamren	Jorgensen	Leinbach	Richie	Stoddart	West	Zecher Higgins

Finance/Accounting

We seek directors with strong financial acumen. Financial expertise assists the Board in overseeing our financial statements, capital structure and internal controls.

Corporate Governance

We seek directors with strong understanding of corporate governance for public companies.

Operations

We seek directors with experience in operational aspects of complex global companies.

Board Diversity Matrix as of April 3, 2023

As mentioned above, diversity is one of the factors considered by the Nominating, Governance and Social Responsibility Committee in identifying nominees for director. It does not, however, have a formal policy in this regard. The Nominating, Governance and Social Responsibility Committee views diversity broadly to include diversity of experience, skills and viewpoint, as well as diversity of gender, race and ethnicity. The Nominating, Governance and Social Responsibility Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating, Governance and Social Responsibility Committee believes that the backgrounds and qualifications of the directors considered as a whole should provide a significant breadth of experience, knowledge and abilities to assist the Board in fulfilling its responsibilities. Generally, directors should be individuals who have succeeded in their particular fields and who demonstrate integrity, reliability and extensive knowledge of corporate affairs. The Nominating, Governance and Social Responsibility Committee also considers other relevant factors as it deems appropriate, including the current composition of the Board.

More specifically, the following chart lists the self-identified diverse attributes of our current directors.

Total Number of Directors	13

Gender	Male	Female	Non-Binary	Gender Undisclosed

Number of directors based on gender identity	6	7	0	0

African American or Black	0	2	0	0

Alaskan Native or American Indian	0	0	0	0

Asian	0	0	0	0

Hispanic or Latinx	0	0	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	6	5	0	0

Two or More Races or Ethnicities	0	0	0	0

LGBTQ+	0	0	0	0

Undisclosed	0	0	0	0

Nominees for Election as Directors

The following sets forth certain biographical information regarding each of the Board’s director nominees as of April 3, 2023, as well as particular experience, qualifications, attributes or skills (beyond those indicated in the preceding charts), which led the Company’s Board to conclude that the nominee should serve as a director of the Company. Except as otherwise indicated, each person has had the same principal occupation or employment during the past five years.

Michael R. Burns Age: 64 Director Since: 2014 Committees: • Finance and Capital Allocation • Nominating, Governance and Social Responsibility

EXPERIENCE

Michael R. Burns is the Vice Chairman and a member of the board of directors of Lions Gate Entertainment Corp. (a global entertainment company with significant motion picture and television operations), serving in this role since 2000. Lions Gate acquired Starz in December 2016. From 1991 to 2000, Mr. Burns was the Managing Director and Head of the Los Angeles Investment Banking Office of Prudential Securities Inc.

QUALIFICATIONS

•  Extensive knowledge and experience in content development and brand building, including in the use of creative storytelling and immersive entertainment across platforms to build global entertainment franchises.

•  Significant experience in the entertainment industry, including operating and financial expertise in motion picture and television development, production, financing, marketing, distribution and monetization.

•  Expertise in strategic planning, investing and content building in media and entertainment-driven multi-platform businesses.

•  Investment banking, corporate finance and international business experience.

OTHER CURRENT PUBLIC COMPANY BOARDS • Lions Gate Entertainment Corp.
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS None

Hope F. Cochran Age: 51 Director Since: 2016 Committees: • Audit (Chair) • Cybersecurity and Data Privacy • Finance and Capital Allocation

EXPERIENCE

Hope F. Cochran is a Managing Director at Madrona Venture Group (a technology-focused venture capital group). Prior to joining Madrona in January 2017, Ms. Cochran was the Chief Financial Officer of King Digital Entertainment, the creator of Candy Crush and other successful mobile games, from 2013 to 2016, where she helped drive the company’s employee and revenue growth, guided the Company’s IPO and successfully completed a $5.9 billion acquisition by Activision. From 2005 to 2013, Ms. Cochran was a financial executive at Clearwire, Inc., serving as Chief Financial Officer from 2011 to 2013.

QUALIFICATIONS

•  Extensive experience spanning more than 20 years as a senior financial executive in the digital gaming and telecom industries.

•  Significant knowledge of development of digital content businesses.

•  International business expertise in managing global teams, and talent in managing, growing and overseeing global businesses.

•  Substantial experience as a chief financial officer and overseeing financial and accounting issues for public companies.

OTHER CURRENT PUBLIC COMPANY BOARDS • MongoDB, Inc. - Audit Committee Chair • New Relic, Inc. - Audit Committee
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS None

Christian P. Cocks Age: 49 Director Since: 2022 Committees: • None

EXPERIENCE

Mr. Cocks has served Chief Executive Officer of Hasbro since February 2022. Prior to that, he served as President and Chief Operating Officer of Wizards of the Coast and Digital Gaming since 2021 and prior to that served as President of Wizards of the Coast since 2016, when he joined Hasbro from Microsoft. During his 14 years at Microsoft, Mr. Cocks led a global sales and technical engagement team as Vice President, OEM Technical Sales and served in product management and marketing leadership positions at MSN and Xbox Games, where he worked on hit franchises like HALO and FABLE.

QUALIFICATIONS

•  Highly strategic leader, who understands how to create and nurture brands to drive fan and consumer connection across channels.

•  Ability to channel gaming, product and storytelling passion into consumer experiences — across gaming, consumer products and entertainment.

•  Under his executive leadership as President and CEO of Wizards of the Coast, doubled global revenue in under five years, surpassing $1 billion in 2021.

•  Unique vision, skill and experience in tabletop and digital gaming, combined with extensive omni-channel experience and proven track record.

OTHER CURRENT PUBLIC COMPANY BOARDS None
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS None

Lisa Gersh Age: 64 Director Since: 2010 Committees: • Audit • Compensation (Chair)

EXPERIENCE

Lisa Gersh is an outside advisor to companies investing in the media space. She previously served as the Chief Executive Officer of Alexander Wang (a global fashion brand) from October 2017 to October 2018. Ms. Gersh served as the Chief Executive Officer of Goop, Inc. (a lifestyle publication curated by Gwyneth Paltrow) from 2014 to 2016, and President and Chief Executive Officer of Martha Stewart Living Omnimedia, Inc. (an integrated media and merchandising company) from 2012 to 2013. Prior to that, she served as President and Chief Operating Officer of Martha Stewart Living Omnimedia, Inc. from 2011 to 2012, and a director of Martha Stewart Living Omnimedia, Inc. from 2011 to 2013.

QUALIFICATIONS

•  Extensive experience in the media, branded products and entertainment industries, including television, digital entertainment and publishing.

•  Operating and executive positions with multiple leading media and brand-driven companies, including as Chief Executive Officer of Alexander Wang, Chief Executive Officer of Goop, Inc., President and Chief Executive Officer of Martha Stewart Living Omnimedia and President and co-founder of Oxygen Media.

•  Expertise in business and strategic planning, in media, retail, brand-driven and entertainment industries, including the cable television and digital industries.

•  Skilled and highly knowledgeable in marketing and branding, media trends and in building global brand-driven businesses.

OTHER CURRENT PUBLIC COMPANY BOARDS • MoneyLion Inc. - Nominating and Governance Committee Chair - Compensation Committee
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • Establishment Labs Holdings Inc.

Elizabeth Hamren Age: 51 Director Since: 2022 Committees: • Compensation • Cybersecurity and Data Privacy

EXPERIENCE

Elizabeth Hamren has served as Chief Executive Officer of Ring, Inc., an Amazon smart doorbell and home security company, since March 2023. Prior to that she served as Chief Operating Officer at Discord Inc., a voice, video and text communication service that enables people to gather virtually, including while gaming, since from 2021 to March 2023. Prior to joining Discord, Ms. Hamren served as a Corporate Vice President at Microsoft Corporation from March 2017 to December 2021 running product and engineering for Xbox consumer products, including developing and launching the Xbox Series X|S and leading Xbox Game Pass. Prior to that, from August 2015 to March 2017, she led Global Marketing and Sales for Oculus at Meta Platforms, Inc. (formerly Facebook, Inc.), where she launched the industry-defining Oculus Rift virtual reality headset. Ms. Hamren holds a BSE in Civil Engineering and Operations Research from Princeton University, and an M.B.A. from Harvard Business School.

QUALIFICATIONS

•  Extensive management experience at world-class companies, including leading digital companies.

•  Extensive background in engineering, product management, marketing and operations for subscription-based technology products and gaming companies.

•  Expert in consumer tech products, including leading product and engineering for Xbox consumer products and services, including the flagship Xbox Game Pass subscription service, Xbox hardware and platform software, and PC experiences.

•  Proven track record in leading companies to growth in user base, including direct experience launching and scaling some of the most popular consumer technology and subscription-based services in the world.

OTHER CURRENT PUBLIC COMPANY BOARDS • LegalZoom.com, Inc.
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS None

Blake Jorgensen Age: 63 Director Since: 2022 Committees: • Audit • Finance and Capital Allocation

EXPERIENCE

Blake Jorgensen is a Special Advisor to, and former Executive Vice President and Chief Financial Officer of, PayPal Holdings Inc., which he joined in 2022. Prior to that, he spent a decade as Chief Financial Officer and Chief Operating Officer of Electronic Arts Inc. (“EA”), where helped to drive the transformation of the company. Mr. Jorgensen has over 20 years of experience in finance across various industries with a deep understanding of finance, consumer products, technology and gaming. Prior to joining EA, Mr. Jorgensen served as Executive Vice President and Chief Financial Officer of Levi Strauss & Co. from July 2009 to August 2012 and was Executive Vice President and Chief Financial Officer of Yahoo! Inc. from June 2007 to June 2009. Before joining Yahoo! Inc., Mr. Jorgensen also served as the Chief Operating Officer and Co-Director of Investment Banking at Thomas Weisel Partners, which he co-founded in 1998. He has also held financial and operational positions at Montgomery Securities, MAC Group/Gemini Consulting and Marakon Associates. Mr. Jorgensen earned his M.B.A. from Harvard Business School and his undergraduate degree from Stanford University.

QUALIFICATIONS

•  More than a decade as a senior executive at a leading digital gaming company.

•  Deep experience across finance, operations, consumer products, technology and gaming.

•  Expertise in capital allocation as a C-suite executive at multiple public companies, completing multiple significant M&A transactions throughout his career.

•  Consistent track record of driving growth and shareholder returns.

•  Demonstrated change agent leading a shift in revenue mix from legacy format to next generation interactivity in a leading digital gaming company.

OTHER CURRENT PUBLIC COMPANY BOARDS None
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS None

Tracy A. Leinbach Age: 63 Director Since: 2008 Committees: • Audit • Finance and Capital Allocation • Nominating, Governance and Social Responsibility

EXPERIENCE

Tracy A. Leinbach served as interim Chair of the Board from October 2021 to February 2022, following the passing of the Company’s long-time Chairman and CEO, Brian Goldner. She previously served as Executive Vice President and Chief Financial Officer for Ryder System, Inc. (a global logistics and transportation and supply chain solutions provider) from 2003 until 2006. Prior thereto, Ms. Leinbach served as Executive Vice President, Fleet Management Solutions for Ryder since 2001, where she had increasing responsibilities for finance and operational matters. Prior to her career with Ryder, Ms. Leinbach worked for PricewaterhouseCoopers in public accounting and was a CPA.

QUALIFICATIONS

•  Extensive business experience in global operations, strategic and financial planning, auditing and accounting.

•  Significant oversight and management experience in global operations and financial management, as well as global supply chain management, with Ryder, spanning a career with Ryder of over 21 years. During her career she led the company’s largest business unit in the U.S., as well as units in Europe, Mexico and Canada.

•  Experience as a controller and chief financial officer at many of Ryder’s subsidiaries and divisions.

•  Possesses knowledge, expertise and experience in strategic planning, management, operations, logistics and risk management for a large multinational company, corporate finance, sales, and expertise in issues regarding financial reporting and accounting issues for large public companies.

OTHER CURRENT PUBLIC COMPANY BOARDS • Veritiv Corporation - Compensation and Leadership Development Committee - Nominating and Governance Committee
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • Forward Air Corporation

Laurel J. Richie Age: 64 Director Since: 2020 Committees: • Compensation • Nominating, Governance and Social Responsibility

EXPERIENCE

Laurel J. Richie has been an independent leadership and branding consultant since 2015. Prior to her current role, Ms. Richie served as President of the Women’s National Basketball Association LLC (“WNBA”) from May 2011 to November 2015. Prior to her appointment as President of the WBNA in 2011, she served as Chief Marketing Officer of Girl Scouts of the United States of America from 2008 to 2011. From 1984 to 2008, she held various positions at Ogilvy & Mather, including Senior Partner and Executive Group Director and founding member of the agency’s Diversity Advisory Board. Ms. Richie is a former Trustee of the Naismith Basketball Hall of Fame and and the Dartmouth College Board of Trustees where she served as chair from 2017-2021. She currently serves as a consultant to Fortune 100 c-suite executives on matters of personal leadership and corporate culture.

QUALIFICATIONS

•  Significant executive management and leadership experience, together with strategic and operational expertise.

•  Extensive experience and skills in global marketing and brand-management skills.

•  Deep experience in developing corporate culture.

•  Leader in creating and supporting diverse and inclusive teams.

OTHER CURRENT PUBLIC COMPANY BOARDS

•  Bright Horizons Family Solutions Inc.

-  Audit Committee

-  Nominating and Corporate Governance Committee Chair

•  Synchrony Financial

-  Nominating and Corporate Governance Committee

-  Management Development and Compensation Committee Chair

FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS None

Richard S. Stoddart Age: 60 Director Since: 2014 Chair Since: 2022 Committees: None

EXPERIENCE

Richard S. Stoddart served as Hasbro’s interim Chief Executive Officer from October 2021 to February 2022, following the passing of the Company’s former Chairman and CEO, Brian Goldner. He was appointed Chair of the Board of Hasbro in February 2022. Mr. Stoddart is the former President and Chief Executive Officer of InnerWorkings, Inc. (a global marketing execution firm), serving in that role from 2018 until 2020 when Innerworkings, Inc. was acquired. Mr. Stoddart was the Chief Executive Officer of Leo Burnett Worldwide from February 2017 to 2018, the Chief Executive Officer of Leo Burnett North America from 2013 to 2016 and the President of Leo Burnett North America from 2005 to 2013.

QUALIFICATIONS

•  Extensive experience in the advertising, marketing and communications industries, including in television, digital, social media, point-of-sale, packaging and print, and in building global brands and businesses.

•  As the former Chief Executive Officer of InnerWorkings, the largest global marketing execution company, Mr. Stoddart became recognized for his strategic and commercial leadership of the company, investor and analyst communications, and financial stewardship as well as his expertise in all facets of marketing execution and marketing supply chain management.

•  In his prior role as Chief Executive Officer of one of the world’s largest advertising agencies, Mr. Stoddart was recognized for his leadership in the development and integration of shopper, digital, social and mobile capabilities as part of a company’s overall marketing and brand strategy.

•  Possesses knowledge, expertise and experience regarding branding and brand building, marketing and marketing strategy across media platforms, including in traditional advertising, digital advertising and social media; expertise in media planning, launching branded content and products; expertise in marketing production, logistics and execution; and expertise in media trends and strategic planning for businesses building content-driven brands.

OTHER CURRENT PUBLIC COMPANY BOARDS • Selina - Audit Committee - Human Capital Management & Compensation Committee - Nominating & Corporate Governance Committee
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • Innerworkings, Inc.

Mary Beth West Age: 60 Director Since: 2016 Committees: • Finance and Capital Allocation (Chair) • Nominating, Governance and Social Responsibility

EXPERIENCE

Mary Beth West served as Senior Vice President, Chief Growth Officer of The Hershey Company from May 2017 until January 2020. Ms. West served as Executive Vice President, Chief Customer & Marketing Officer of J.C. Penney Company from 2015 through March 2017. From 2012 to 2014 she was the Executive Vice President, Chief Category & Marketing Officer for Mondelez International, Inc. Prior thereto, from 1986 to 2012, she served in various financial roles of increasing responsibility and culminating in her role as the Chief Marketing Officer for Kraft Foods, Inc.

QUALIFICATIONS

•  Extensive experience and expertise in marketing, brand building, managing global franchises, understanding and applying consumer insights, and developing compelling retail and sales experiences.

•  Possesses expertise in strategic and operational planning and execution, skill in managing global teams and a proven track record in delivering top tier consumer experiences and in building global brands.

•  Significant experience in developing growth strategies for complex consumer brand organizations, through use of insights, analytics, marketing, innovation, and research and development.

•  Deep experience in growing some of the world’s best known consumer brands through creative consumer engagement.

•  Extensive P&L management experience leading business up to $3 billion in revenue.

OTHER CURRENT PUBLIC COMPANY BOARDS • Albertsons Companies - Compensation Committee - Nominating, Governance and ESG Committee • Lowes Companies Inc. - Audit Committee - Sustainability Committee
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS None

Linda Zecher Higgins Age: 69 Director Since: 2014 Committees: • Audit • Cybersecurity and Data Privacy (Chair)

EXPERIENCE

Linda Zecher Higgins is the Chief Executive Officer and Managing Partner of the Barkley Group (a consulting firm focused on cybersecurity and digital transformation), serving in this capacity since January 2017. Prior to that, Ms. Higgins served as the President and Chief Executive Officer, and a member of the Board of Directors, of Houghton Mifflin Harcourt Company, from 2011 to 2016. Prior to that, she was Corporate Vice President, Worldwide Public Sector of Microsoft Corporation from 2003 to 2011.

QUALIFICATIONS

•  Extensive experience in leading the transformations of businesses in the fields of digital publishing, digital learning, and online sales and marketing.

•  Expertise and skill in driving technological innovation and in leading content development and distribution across channels and platforms.

•  Expertise in financial markets, financial investment, financial restructuring, taking companies public, and M&A expertise.

•  Expertise in digital brand building, online business development and in driving technological innovation.

OTHER CURRENT PUBLIC COMPANY BOARDS • C5 Acquisition Corporation - Audit Committee Chair • Tenable Holdings, Inc. - Compensation Committee - Governance Committee
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS None

Board Committees

Our Board of Directors has five standing committees:

•	Audit
•	Compensation
•	Cybersecurity and Data Privacy
•	Finance and Capital Allocation
•	Nominating, Governance and Social Responsibility

The members of each of our required committees, namely Audit, Compensation and Nominating, Governance and Social Responsibility, are all independent directors, as defined by the rules of The NASDAQ Stock Market (“Nasdaq”) and our Standards for Director Independence (“Independence Standards”). Additionally, all members of our Audit Committee meet the additional SEC and Nasdaq independence and experience requirements applicable specifically to audit committee members, and all members of our Compensation Committee satisfy the additional Nasdaq independence requirements specifically applicable to compensation committee members. The Chair of each committee regularly reports to the Board of Directors on committee deliberations and decisions. Each committee’s charter is posted on our website at https://hasbro.gcs-web.com/corporate-governance. The contents of our website are not incorporated by reference into this Proxy Statement.

The principal functions of each committee, together with the committee composition and number of meetings held in 2022, are set forth in the table below. We expect to update our committee composition effective at our Annual Meeting to reflect the departure of Mr. Bronfin and Mr. Philip.

Committee	Principal Function	Number of Meetings in 2022	2022 Committee Members (as of year end)

Audit

•  Directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditor.

•  Assists the Board in its oversight of:

- the integrity of the Company’s financial statements, including management’s conduct of the Company’s financial reporting process, the financial reports provided by the Company, the Company’s systems of internal accounting and financial controls, and the quarterly review and annual independent audit of the Company’s financial statements;

- the Company’s compliance with legal and regulatory requirements;

- the independent auditor’s qualifications and independence; and

- performance of the Company’s internal audit function and internal auditor.

11

Hope F. Cochran (Chair)†

Kenneth A. Bronfin

Lisa Gersh†

Blake Jorgensen†

Tracy A. Leinbach†

Linda Zecher Higgins†

† The Board has determined that this person qualifies as an Audit Committee Financial Expert under applicable SEC rules.

Committee	Principal Function	Number of Meetings in 2022	2022 Committee Members (as of year end)

Compensation	• Responsible for establishing and overseeing the compensation policies, arrangements and plans of the Company with respect to senior management, including all executive officers. • Oversight of the Company’s incentive compensation and equity-based plans, including authorization to make grants and awards under the Company’s employee stock incentive performance plan. • Shares responsibility for evaluation of the Company’s Chief Executive Officer with the Nominating, Governance and Social Responsibility Committee.	6	Lisa Gersh (Chair) Kenneth A. Bronfin Elizabeth Hamren Edward M. Philip Laurel J. Richie

Cybersecurity and Data Privacy

•  Assists the Board in its oversight of the protection of information and assets collected, created, used, processed and/or maintained by or on behalf of the Company, including intellectual property, whether belonging to the Company or the Company’s customers, consumers, employees or business partners, globally.

•  Assists the Board in its oversight of the protection of the Company’s customers’, consumers’ and employees’ privacy and personal information.

•  Assists the Board in its oversight of the Company’s compliance with applicable global data privacy and security regulations and requirements, and the Company’s other cyber risk management activities, including measures to maintain the availability, integrity and functionality of the Company’s information technology systems, networks and assets.

		5	Linda Zecher Higgins (Chair) Kenneth A. Bronfin Hope F. Cochran Elizabeth Hamren

Finance and Capital Allocation	• Assists the Board in overseeing the Company’s annual and long-term financial plans, capital structure, capital allocation decisions, use of funds, investments, financial and risk management and proposed significant transactions. • Reviews short and long term financing plans, including debt and equity financings and use of securitization facilities. • Reviews capital structure, capital allocation priorities, metrics, hurdle rates and underlying assumptions in capital allocation decisions. • Reviews use of funds for investments, dividends and share repurchases and acquisitions.	6	Mary Beth West (Chair) Michael R. Burns Hope F. Cochran Blake Jorgensen Tracy A. Leinbach

Committee	Principal Function	Number of Meetings in 2022	2022 Committee Members (as of year end)

Nominating, Governance and Social Responsibility

•  Identifies and evaluates individuals qualified to become Board members and makes recommendations to the full Board on possible additions to the Board and on the director nominees for election at the Company’s annual meeting.

•  Oversees and makes recommendations regarding the governance of the Board and its committees.

•  Shares responsibility for evaluation of the CEO.

•  Periodically reviews and makes recommendations to the full Board with respect to, the compensation paid to non-employee directors for their service on the Company’s Board.

•  Oversees the Company’s codes of conduct and ethics.

•  Analyzes significant issues of ESG, corporate social responsibility and related corporate conduct, including product safety, environmental sustainability and climate change, human rights and ethical sourcing, gender, diversity and inclusion, human capital management, responsible content and marketing, transparency, public policy matters, community relations and charitable contributions.

•  Periodically reviews and assesses the Company’s communications and engagements with shareholders, stakeholders and the general public with respect to its policies and practices in the areas of corporate governance and corporate social responsibility, including the ESG report and other communications contained on the Company’s website, and receives periodic updates from the Company’s Chief Purpose Officer.

		7	Edward M. Philip (Chair) Michael R. Burns Tracy A. Leinbach Laurel J. Richie Mary Beth West

Role of the Board in Risk Oversight

The Board of Directors is actively involved in risk oversight for the Company. Although the Board as a whole has retained oversight over the Company’s risk assessment and risk management efforts, the efforts of the various committees of the Board are instrumental in this process. Each committee, generally through its Chair, regularly reports back to the full Board on the conduct of the committee’s functions. The Board, as well as the individual Board committees, also regularly speaks directly with key officers and employees of the Company involved in risk assessment and risk management.

Set forth below is a description of the role of the various Board committees, and the full Board, in risk oversight for the Company.

COMMITTEE	RISK OVERSIGHT

Audit

•  Assists the Board in risk oversight for the Company by reviewing and discussing with management, internal auditors and the independent auditors the Company’s significant financial and other exposures, and guidelines and policies relating to enterprise risk assessment and risk management, including the Company’s procedures for monitoring and controlling such risks.

•  Oversees, on behalf of the Board, financial reporting, tax, and accounting matters, climate, sustainability and conflict minerals related reporting, and the Company’s internal controls over financial reporting.

•  Key role in oversight of the Company’s compliance with legal and regulatory requirements.

Compensation

•  Assists the Board in oversight of the compensation programs for the Company’s executive officers.

•  Ensures that the performance goals and metrics being used in the Company’s compensation plans and arrangements align the interests of executives with those of the Company and its shareholders and maximize executive and Company performance, while not creating incentives on the part of executives to take excessive or inappropriate risks.

Cybersecurity and Data Privacy

•  Assists the Board in its oversight of the protection of information and assets collected, created, used, processed and/or maintained by or on behalf of the Company.

•  Assists the Board in its oversight of the protection of the Company’s customers’, consumers’, and employees’ privacy and personal information.

•  Assists the Board in its oversight of the Company’s compliance with applicable global data privacy and security regulations and requirements, and the Company’s other cyber risk management activities, including measures to maintain the availability, integrity and functionality of the Company’s information technology systems, networks and assets.

Finance and Capital Allocation

•  Reviews and discusses with management the Company’s financial risk management activities and strategies, including with respect to foreign currency, credit risk, interest rate exposure and the use of hedging and other techniques to manage these risks.

•  As part of its review of the operating budget and strategic plan, the Finance and Capital Allocation Committee reviews major capital allocation decisions and business risks to the Company and the Company’s efforts to manage those decisions and risks.

COMMITTEE	RISK OVERSIGHT

Nominating, Governance and Social Responsibility

•  Assists the Board in its oversight of the Company’s governance policies and structures, management and director succession planning, ESG, corporate social responsibility, diversity, gender and inclusion, human capital management and issues related to health, safety and the environment and sustainability, as well as risks and efforts to manage risks to the Company in those areas.

Board

•  The full Board regularly reviews the efforts of each of its committees and discusses, at the level of the full Board, the key strategic, financial, business, legal and other risks facing the Company, as well as the Company’s efforts to manage those risks.

The Board and its committees receive periodic reports from internal and external advisors on risks to the organization. These reports come from the functional leaders across the organization. The Company’s compliance team, purpose team (which has oversight of our ESG team) and internal audit team also provide regular reports to our Board and its committees. The internal audit team presents a regular enterprise risk assessment to the Audit Committee, which is shared with the Board. In addition, other areas, such as cybersecurity and privacy risk, are assessed on a regular cadence by third parties who report to the Cybersecurity and Data Privacy Committee. Members of our disclosure committee receive and provide reports on risks identified, and review material risks that could rise to level of public disclosure.

Director Compensation

The following table sets forth information concerning compensation of the Company’s directors for fiscal 2022. Mr. Cocks, the Company’s Chief Executive Officer, and Mr. Stoddart, the Company’s interim CEO from October 2021 to February 2022, served on the Board during fiscal 2022. However, neither Mr. Cocks nor Mr. Stoddart received any compensation for their Board service in fiscal 2022 while performing duties as officers of the Company.

Name	Fees Earned or Paid in Cash(a)	Stock Awards (b)(c)	Option Awards (b)(c)	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation (d)	Total(e)

Kenneth A. Bronfin	$142,574	$175,000	$0	N/A	$5,000	$322,574

Michael R. Burns	$120,074	$175,000	$0	N/A	$0	$295,074

Hope F. Cochran	$160,074	$175,000	$0	N/A	$0	$335,074

Lisa Gersh	$0	$340,082	$0	N/A	$0	$340,082

Elizabeth Hamren	$92,005	$199,086	$0	N/A	$0	$291,091

Blake Jorgensen	$95,755	$199,086	$0	N/A	$0	$294,841

Tracy A. Leinbach	$156,087	$175,000	$0	N/A	$0	$331,087

Edward M. Philip	$130,074	$175,000	$0	N/A	$0	$305,074

Laurel J. Richie	$122,574	$175,000	$0	N/A	$0	$297,574

Richard Stoddart	$0	$403,483	$0	N/A	$5,000	$408,483

Mary Beth West	$137,574	$175,000	$0	N/A	$0	$312,574

Linda Zecher Higgins	$135,074	$175,000	$0	N/A	$0	$310,074

(a)

Includes amounts which are deferred by directors into the interest account under the Deferred Compensation Plan for Non-Employee Directors, as well as interest earned by directors on existing balances in the interest account. Does not include the amount of cash retainer payments deferred by the director into the stock unit account under the Deferred Compensation Plan for Non-Employee Directors, which amounts are reflected in the Stock Awards column.

(b)

Please see note 15 to the financial statements included in the Company’s Annual Report on Form 10-K, for the year ended December 25, 2022, for a detailed discussion of the assumptions used in valuing stock and option awards.

In addition to reflecting the grant date fair value for stock awards made to the directors (this expense for the director stock award in 2022 was $175,000 per director continuing service on the Board), the stock awards column also includes, to the extent applicable, the (i) amount of cash retainer payments deferred by the director into the stock unit account under the Deferred Compensation Plan for Non-Employee Directors and (ii) a 10% matching contribution which the Company makes to a director’s account under the Deferred Compensation Plan for Non-Employee Directors on all amounts deferred by such director into the Company’s stock unit account under that plan.

No options were granted to any of the non-employee directors in 2022.

(c)	The non-employee directors who were serving on the Board at that time held the following outstanding stock awards and stock units outstanding under the Deferred Plan as of December 25, 2022.

Name	Outstanding Stock Awards	Outstanding Stock Units

Kenneth A. Bronfin	29,379	5,184

Michael R. Burns	0	0

Hope F. Cochran	0	0

Lisa Gersh	29,349	32,194

Elizabeth Hamren	0	0

Blake Jorgensen	0	0

Tracy A. Leinbach	10,369	0

Edward M. Philip	44,623	57,826

Laurel J. Richie	4,715	0

Richard S. Stoddart	17,273	14,697

Mary Beth West	5,895	0

Linda Zecher Higgins	14,797	8,961

The outstanding stock awards consist of the aggregate number of non-employee director stock grants that the director elected to defer the receipt of any such shares until his or her retirement from the Board. To the extent a director did not defer the stock award, it is not included in the table and the shares have already been issued to the director. Each director was given the option, prior to the beginning of the year of grant, to receive the shares subject to the upcoming annual grant either at the time of grant, or to defer receipt of the shares until the person retires from the Board.

(d)

All Other Compensation reflects the Company’s matching charitable contribution of up to $5,000 per director per fiscal year. An aggregate of $10,000 was paid by the Company in fiscal 2022 in director matching contributions. All Other Compensation does not include interest and dividend equivalents earned on amounts deferred by directors under the Deferred Plan (defined and described below). These amounts are not required to be disclosed pursuant to SEC rules, as they are reflected in the value of the amounts at the time they are initially deferred and reported in this table. Therefore, such amounts have been excluded.

(e)

The total amount provided in previous years included interest and dividend equivalents earned on amounts deferred by directors under the Deferred Plan (defined and described below). As described in footnote (d) above, these amounts are not required to be disclosed pursuant to SEC rules, as they are reflected in the value of the amounts at the time they are initially deferred and reported in this table. Therefore, such amounts have been excluded.

Current Director Compensation Arrangements

In structuring the Company’s director compensation, the Nominating, Governance and Social Responsibility Committee seeks to attract and retain talented directors who will contribute significantly to the Company, fairly compensate directors for their work on behalf of the Company and align the interests of directors with those of shareholders. As part of its review of director compensation, the Nominating, Governance and Social Responsibility Committee reviews external director compensation market studies to assure that director compensation is set at reasonable levels which are commensurate with those prevailing at other similar companies and that the structure of the Company’s non-employee director compensation programs is effective in attracting and retaining highly qualified directors.

All members of the Board who are not otherwise employed by the Company (“non-employee directors”) receive annual cash retainers for service on the Board and its committees. Below is a summary of the cash retainers for service in 2022.

Annual Retainers	Amount ($)

Annual Base Board Retainer	$95,000

Annual Retainers (in addition to Annual Base Board Retainer)

• Chair of Board	$150,000

• Chair of Audit Committee	$40,000

• Chair of Compensation Committee	$35,000

• Chair of Finance and Capital Allocation Committee	$30,000

• Chair of Nominating, Governance and Social Responsibility Committee	$20,000

• Chair of Cybersecurity and Data Privacy Committee	$20,000

• Audit Committee Member (other than Chair)	$20,000

• Compensation Committee Member (other than Chair)	$15,000

• Finance and Capital Allocation Committee Member (other than Chair)	$12,500

• Nominating, Governance and Social Responsibility Committee Member (other than Chair)	$12,500

• Cybersecurity and Data Privacy Committee Member (other than Chair)	$12,500

No meeting fees were paid for attendance at meetings of the full Board or committees.

In May of every year, the Company anticipates issuing to each non-employee director that number of shares of Common Stock which have a set fair market value (based on the fair market value of the Common Stock on the date of grant). In fiscal 2022, the director stock grants had grant date fair market values of $175,000. These shares are immediately vested, but the Board has adopted stock ownership guidelines which mandate that Board members may not sell any shares of the Company’s Common Stock that they hold, including shares obtained as part of this yearly stock grant, until they own shares of Common Stock with an aggregate market value equal to at least $475,000 (which is equivalent to five times the annual Board retainer). Board members are permitted to sell shares of Common Stock they hold with a value in excess of $475,000, as long as they continue to hold at least $475,000 worth of Common Stock. Board members may defer receipt of these shares under the Restated 2003 Stock Incentive Performance Plan, as amended, until their separation of service. An amount equal to the dividends paid on the number of shares of Common Stock deferred is credited to each non-employee director’s stock unit account as of the end of the quarter in which the dividend was paid, and such amount is paid after separation of service.

Pursuant to the Deferred Compensation Plan for non-employee directors (the “Deferred Plan”), which is unfunded, non-employee directors may defer some or all of the annual Board retainer and meeting fees into a stock unit account, the value of each unit initially being equal to the fair market value of one share of Common Stock as of the end of the quarter in which the compensation being deferred would otherwise be payable. Stock units increase or decrease in value based on the fair market value of the Common Stock. In addition, an amount equal to the dividends paid on an equivalent number of shares of Common Stock is credited to each non-employee director’s stock unit account as of the end of the quarter in which the dividend was paid. The Company offers this program as a means for our directors to increase their economic exposure to the value of our stock without having to buy shares in the public market, which may not always be practicable as a result of blackout periods and other restrictions on trading in our securities.

Non-employee directors may also defer any portion of their retainer and/or meeting fees into an interest account under the Deferred Plan, which bears interest at the five-year treasury rate.

The Company makes a deemed matching contribution to a director’s stock unit account under the Deferred Plan equal to 10% of the amount deferred by the director into the stock unit account, with one-half of such Company contribution vesting on December 31st of the calendar year in which the deferred compensation otherwise would have been paid and one-half on the next December 31st, provided that the participant remains a director on such vesting date. Unvested Company contributions will automatically vest on death, total disability or retirement by the director at or after age seventy-two. Compensation deferred under the Deferred Plan, whether in the stock unit account or the interest account, will be paid out in cash after termination of service as a director. Directors may elect that compensation so deferred be paid out in a lump sum or in up to ten annual installments, commencing either in the quarter following, or in the January following, the quarter in which service as a director terminates.

The Company also offers a matching gift program for its Board members pursuant to which the Company will match charitable contributions, up to a maximum yearly Company match of $5,000, made by Board members to qualifying non-profit organizations and academic institutions.

Governance of the Company

Hasbro is committed to strong corporate governance, ethical conduct, sustainability and the accountability of the Board and Hasbro’s senior management team to the Company’s shareholders. We review our corporate governance principles and practices on a regular basis. Set forth below is a summary of our key governance principles and practices.

Code of Conduct

Hasbro has a Code of Conduct which is applicable to all of the Company’s officers, employees and directors, including the Company’s Chief Executive Officer, Chief Financial Officer and Controller. The Code of Conduct addresses issues such as conflicts of interest, protection of confidential Company information, financial integrity, compliance with laws, rules and regulations, insider trading and proper public disclosure. Compliance with the Code of Conduct is mandatory for all Company officers, employees and directors. Any violation of the Code of Conduct can subject the person at issue to a range of sanctions, including dismissal.

The Code of Conduct is available on Hasbro’s website at https://hasbro.gcs-web.com/corporate-governance. The contents of our website are not incorporated by reference into this Proxy Statement. Although the Company generally does not intend to provide waivers of, or amendments to, the Code of Conduct for its Chief Executive Officer, Chief Financial Officer, Controller, or any other officers, directors or employees, information concerning any waiver of, or amendment to, the Code of Conduct for the Chief Executive Officer, Chief Financial Officer, Controller, or any other executive officer or director of the Company, will be promptly disclosed on the Company’s website in the location where the Code of Conduct is posted.

Corporate Governance Principles

Hasbro has adopted a set of Corporate Governance Principles which address qualifications for members of the Board of Directors, director responsibilities, director access to management and independent advisors, director compensation and many other matters related to the governance of the Company. The Corporate Governance Principles are available on Hasbro’s website at https://hasbro.gcs-web.com/corporate-governance. The contents of our website are not incorporated by reference into this Proxy Statement.

Director Independence

Hasbro’s Board has adopted Independence Standards in accordance with Nasdaq’s corporate governance listing standards. The Independence Standards specify criteria used by the Board in making determinations with respect to the independence of its members and include strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company or its independent auditor. The Independence Standards restrict commercial relationships between directors and the Company and include the consideration of other relationships with the Company, including charitable relationships, in making independence determinations. The Independence Standards are available on Hasbro’s website at https://hasbro.gcs-web.com/corporate-governance. A copy of the Independence Standards is also attached as Appendix B to this Proxy Statement.

The Board has determined in accordance with our Independence Standards, that each of the following directors are independent and have no relationships which impact an independence determination under the Company’s Independence Standards: Kenneth A. Bronfin, Michael R. Burns, Hope F. Cochran, Lisa Gersh, Elizabeth Hamren, Blake Jorgensen, Tracy A. Leinbach, Edward M. Philip, Laurel J. Richie, Richard S. Stoddart, Mary Beth West and Linda Zecher Higgins.

The only member of the Company’s Board who was determined not to be independent was Chris Cocks, the Company’s Chief Executive Officer. Under applicable Nasdaq rules, during the period of time in which Mr. Stoddart served as interim CEO, he was not deemed independent, but given his temporary tenure as interim CEO, has since been determined to be independent under applicable rules and standards. Therefore, of the eleven (11) Board nominees for director at the Annual Meeting, ten (10) are independent, with Mr. Cocks being the only non-independent nominee.

Board Leadership Structure

We currently separate the role of Chair of the Board and CEO. The Chair of the Board is elected by the Board on an annual basis. Mr. Stoddart, the current Chair of the Board, was appointed in February 2022, simultaneous with the appointment of Chris Cocks as Chief Executive Officer. The Chairperson presides at all meetings of shareholders, chairs all meetings of the Board of Directors and attends all committee meetings. In addition, the Chairperson performs all duties which may be required by law and such other duties as specified by the Board. The Chairperson’s duties typically include:

•

working with the members of the Board and management to develop agendas and meeting schedules for Board and Committee meetings and to structure Board discussions around key strategic and other matters;

•	assuring that there is sufficient time for Board discussion and that the perspectives of all Board members are heard and considered;

•	reviewing and approving information and materials to be sent to the Board;

•	meeting and consulting with major shareholders when requested as part of the Company’s shareholder outreach programs and when otherwise requested by such shareholders;

•

regularly consulting with the Chair of the Nominating, Governance and Social Responsibility Committee and other Committee Chairs on matters related to corporate governance, Board performance and Board responsibilities; and

•	facilitating the retention of outside advisors for the Board as needed.

If the Chairperson is not an independent director, the Board will appoint elect a Lead Independent Director with such duties as may be prescribed from time to time.

Vote Standard for Director Elections

The Company has a majority vote standard for the election of directors in uncontested director elections, coupled with a director resignation policy for those directors who do not receive a majority vote. A plurality vote standard applies to contested director elections.

In an election of directors that is not a contested election (as defined below), when a quorum of shareholders entitled to vote is present, each nominee to be elected by shareholders shall be elected if the votes cast “FOR” such nominee exceed the votes cast “AGAINST” such nominee. In cases where as of the tenth (10th) day preceding the date on which the Company first mails its notice of meeting, for the meeting at which directors are being elected, the number of nominees for director exceeds the number of directors to be elected (referred to as a “contested election”), when a quorum of shareholders entitled to vote is present, each nominee to be elected by shareholders shall be elected by a plurality of the votes cast.

In an election that is not a contested election, in order for an incumbent director to become a nominee for re-election to the Board, such person must submit an irrevocable resignation, contingent on both that person not receiving a “FOR” vote that exceeds the “AGAINST” vote cast and acceptance of that resignation by the Board in accordance with the policies and procedures of the Board adopted for such purpose. In the event an incumbent director fails to receive a “FOR” vote that exceeds the “AGAINST” vote in an election that is not a contested election, the Company’s Nominating, Governance and Social Responsibility Committee shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director.

The Board shall act on the resignation, taking into account the recommendation of the Nominating, Governance and Social Responsibility Committee, and publicly disclose (by filing an appropriate disclosure with the SEC) its decision regarding the resignation and, if such resignation is rejected, the rationale for that decision, within sixty (60) days following the final certification of the vote at which the election was held. The Nominating, Governance and Social Responsibility Committee in making its recommendation, and the Board in making its decision, may each consider all factors and information that they consider relevant and appropriate. Both the Nominating, Governance and Social Responsibility Committee, in making their recommendation, and the Board in making its decision, with respect to any given nominee who has not received the requisite vote in an election that is not a contested election, will act without the participation of the nominee in question.

Director Outside Board Service

The Company has a policy providing that Board members may not serve on the boards of directors of more than a total of four public companies (including the Company’s Board) and/or registered investment fund families. If the director is also a sitting chief executive officer of a public company, the director may not serve on more than one other public company board or registered investment fund family board, in addition to the Company’s Board. Any director whose service on boards exceeds the limits as a result of a private company becoming public, is given up to twelve (12) months to comply with this policy.

The Board does not have a policy setting rigid limits on the number of audit committees on which a member of the Company’s Audit Committee can serve. Instead, in cases where an Audit Committee member serves on more than three public company audit committees, the Board evaluates whether such simultaneous service would impair the service of such member on the Company’s Audit Committee.

Before accepting a seat on the board of another public company, the director is required to notify the Chair of Nominating, Governance and Social Responsibility Committee to avoid potential conflicts of interest, as well as to assist in the determination of whether the aggregate number of directorships and attendant responsibilities held by a director would interfere with such director’s ability to properly discharge his or her duties to the Company. The Chair and committee review the request and determine compliance with the Company’s overboarding policy. Additionally, as part of the nomination process for board members, the Nominating, Governance and Social Responsibility Committee reviews the director’s annual questionnaire, including independence, and outside board responsibilities and time commitments. Each of the Company’s Board nominees is in compliance with the outside board service limitations.

Director Orientation and Continuing Education

New directors receive an orientation to assist them in their roles as Board and committee members. Orientation includes subjects such as board governance and operation, Company history, strategic plans, business operations, financial position and legal and regulatory environment. Management also provides information on an ongoing basis to assure that Board members are aware of the business, legal and other developments necessary to fulfill their role. We also make available outside educational opportunities as the Board deems relevant and appropriate.

Annual Evaluation for the Board and Board Committees

Every year the entire Board, as well as each of the committees of the Board, conduct a self-evaluation process. This process includes each director and each committee member submitting confidential feedback on the performance of the Board, as well as on the performance of each committee on which they serve. The feedback is then collected and reviewed and discussed by the applicable committees, as well as the entire Board of Directors. This feedback informs changes the Board and the committees consider making to their processes and areas of review for the next year. There is an independent external review process that is conducted periodically, in addition to our annual board and committee evaluations.

Board Tenure

Although the Company does not have a formal policy with respect to Board tenure, the Board does seek to keep a balance of tenures to provide continuity of understanding of the business, long-term succession planning, corporate governance best practices and meaningful onboarding of new directors, including educating new directors with respect to the Company’s business, while also providing for new perspectives brought to bear by new Board members. The Board generally targets a mix of tenures in which roughly one-third of the Board members have been on the Board for a relatively short period of time, one-third for a medium period of time, and one-third for a longer period of time. Although that is a general target, the composition of Board tenures may vary over time for many factors, including the availability of appropriate director candidates or the importance of continuity during leadership transitions, such as the appointment of a new CEO. In 2022, we announced that Mr. Bronfin and Mr. Philip, our two longest-tenured directors, would not stand for re-election at the Annual Meeting, accelerating our previously stated intention to reduce the size our Board from thirteen (13) to eleven (11) by our 2024 Annual Meeting of Shareholders. Accordingly, as of our Annual Meeting the size of the Board will be eleven (11).

Proxy Access

We have adopted a “proxy access” procedure in our By-Laws. Our proxy access bylaw allows a shareholder or a group of up to 20 shareholders, that has maintained continuous ownership of at least 3% of the voting power of the Company’s outstanding voting stock for at least 3 years, to include nominees for election to the Board of Directors in the Company’s proxy statement. Subject to compliance with the requirements of the proxy access By-Law provisions, the shareholder or group of shareholders may include director nominees for up to the greater of (i) 20% of the Board, rounded down to the nearest whole number, or (ii) 2 nominees.

Share Retention Requirements

The Company has share ownership guidelines which apply to all officers and employees at or above the Senior Vice President level and establish target share ownership levels which executives are expected to achieve over a five-year period and then maintain, absent extenuating circumstances. The Company also requires employees at those levels to retain a portion of any net shares realized from stock vesting or option exercises during the five-year period an executive has to achieve their stock ownership requirement until the executive’s ownership requirement level is satisfied. Until the applicable ownership level is achieved, the executive is required to retain an amount equal to at least 50% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted to the executive following such executive becoming subject to the policy. Once the required stock ownership level is achieved, the executive is required to maintain the stock ownership level for as long as the executive is employed by the Company and is subject to the policy.

Equity Awards Subject to Double Trigger Following a Change in Control

Under the Company’s Restated 2003 Stock Incentive Performance Plan, as amended, all awards are subject to a double trigger change in control provision. This means that rather than vesting automatically upon a change in control of the Company, such awards will only vest following a change in control if the award recipient’s employment with the Company is terminated under specified circumstances.

Clawback Policy

Under the Board-approved Clawback Policy, all equity and non-equity incentive plan compensation granted by the Company in 2013 and thereafter is subject to this Clawback Policy. The policy provides that if an accounting restatement is required due to the Company’s material non-compliance with any accounting requirements, then the Company will use reasonable efforts to recover from all of the Company’s executive officers, regardless of whether they were at fault or not in the circumstances leading to the restatement, any excess in the incentive compensation they earned over the prior three years over what they would have earned if there had not been a material non-compliance in the financial statements. In the event the officer’s misconduct, violation of Company policy or fraud contributed to the need for a restatement, then the Company will use reasonable efforts to recover up to 100% of the affected incentive compensation. The Company plans to review and, if necessary, amend the policy to ensure compliance with any applicable final Nasdaq rules regarding clawback policies that become effective.

Policy Prohibiting the Pledging or Hedging of Company Stock

Under the Company’s Board approved insider trading policy, we prohibit any pledges or hedges of Company stock by directors, officers or other employees on a prospective basis. The Board believes this policy furthers the interest of shareholders by ensuring that directors, officers and employees have the same economic incentives as shareholders and that equity held by directors, officers and employees will not be sold in situations beyond the control of the director, officer or employee.

No Tax Gross-Ups

We do not have any tax gross-up arrangements with any of our directors, officers or other employees and we have made a commitment to not enter into such arrangements in the future.

Board Meetings and Director Attendance at the Annual Meeting

During 2022, the Board held fifteen (15) meetings. All directors attended at least 75% of the aggregate of (i) the Board meetings held during their tenure as directors during 2022 and (ii) the meetings of any committees held during their tenure as members of such committees during 2022. Although the Company does not have a formal policy requiring attendance of directors at the annual meeting of shareholders, the expectation of the Company and the Board is that all directors will attend the annual meeting of shareholders in person or virtually via the Internet unless conflicts prevent them from attending. All members of the Board attended the 2022 Annual Meeting of Shareholders.

Director Retirement Age

The Board has established a target retirement age of 72. Normally, a director who has reached this age will serve out his or her current term and not stand for re-election at the end of that term. However, the Board recognizes that from time to time there may be unusual circumstances where exceptions need to be made to this general rule to retain needed continuity and expertise, or for other business reasons.

Succession Planning

The Board devotes significant time reviewing and discussing the succession plans for the CEO and each of his direct reports as well as the talent pipeline leading to those positions, part of building a diverse and inclusive workforce. The Board, the Compensation and Nominating, Governance and Social Responsibility Committees are involved in succession planning, as well as our Chief Executive Officer and Chief People Officer.

A recent example of the Board’s CEO succession process was effected following the unexpected passing of our former Chairman and CEO, Brian Goldner. Following Mr. Goldner’s passing in October 2021, the Board appointed Richard Stoddart, a Board member since 2014, as interim CEO, while the Board completed its succession planning for a permanent CEO. In February 2022, following an extensive and thoughtful candidate review and selection process, the Board appointed Chris Cocks as Chief Executive Officer. Prior to his appointment, Mr. Cocks served as President and Chief Operating Officer of Wizards and Digital Gaming since 2021, and prior thereto served as President of Wizards of the Coast since 2016, when he joined Hasbro from Microsoft.

Another example is in the ongoing identification of our CFO’s successor. In November 2022, Ms. Deborah Thomas announced her intent to retire from her position as Executive Vice President and Chief Financial Officer of the Company after 24 years of distinguished service and leadership with the Company. In identifying her successor, the

Company has considered both internal and external candidates. During this process, Ms. Thomas has continued to perform her duties and responsibilities, and has agreed to assist in orderly transition once her successor is appointed.

Succession planning is among the Board’s top priorities and is included in the annual goals for executive management. Mr. Cocks, as CEO, is responsible for providing a regular talent update to the Board and Compensation Committee, and the Board and the Nominating, Governance and Social Responsibility Committee continue to regularly review in-depth succession plans, considering long-term, medium-term and short-term options. The Board also has exposure to internal succession candidates through their periodic participation in Board meetings and/or engagement outside of Board meetings.

Director Emeritus

The Board may in its discretion designate one or more former directors as a Director Emeritus. In certain situations, such as when the person being appointed has previously served as Chair of the Board, the Director Emeritus may be designated as a Chairperson Emeritus. A Director Emeritus is not considered a Director under the Company’s Articles of Incorporation or By-Laws, applicable federal securities laws or state corporation law. Consequently, a Director Emeritus has no voting or other power or authority to manage the affairs of the Company and does not have any of the liabilities or duties of directors or officers under law in his or her capacity as a Director Emeritus.

The appointment of a Director Emeritus is expected to be infrequent and reserved for Directors who have served in a special capacity for, and made unusually valuable contributions to, the Company over an extended period of time. Each such designation shall be for a one-year term or until such Director Emeritus’ earlier death, resignation, retirement or removal by the Board (for any reason or no reason). Each Director Emeritus may be re-appointed by the Board in its discretion for one or more additional one-year terms.

Directors Emeriti may attend Board meetings as and when invited by the Board and attend meetings of any committee of the Board as and when invited by the committee, but they are not entitled to vote or be counted for quorum purposes at any such meetings. The Company will reimburse Directors Emeriti for the reasonable costs of attending meetings to which they are invited and performing the functions requested by the Company, but they will otherwise serve without compensation by the Company. Directors Emeriti will be entitled to the indemnification protections afforded by the Company to its officers and Directors.

In May 2021, Mr. Alan Hassenfeld was appointed as Chairperson Emeritus. In such capacity, Mr. Hassenfeld may attend Board and committee meetings, and executive sessions, only when invited by the Board or the applicable committee. Mr. Hassenfeld generally does not attend any committee meetings. Mr. Hassenfeld has no voting or other power or authority to manage the affairs of the Company, and he is not entitled to vote and is not counted for quorum purposes at any such meetings. The Board believes his extraordinary accomplishments as a board member of Hasbro, together with his knowledge of and expertise in the business, including more than 40 years of experience in the toy, game and family entertainment industry, his extensive service in senior leadership roles at Hasbro, culminating in his service as the Company’s Chair of the Board and Chief Executive Officer, expertise regarding strategic and operational planning and execution in the toy, game and family entertainment industries, experience in global markets, international business operations, and in issues of corporate social responsibility and sustainability, makes him a valuable resource to the Board and they plan to continue to access that experience and expertise through Mr. Hassenfeld’s role as Chairperson Emeritus.

Insider Trading Policy

We have a Board-approved Global Insider Trading Policy governing the purchase, sale, and other disposition of our securities by our directors, officers and employees, and other related persons and entities, that are designed to promote compliance with insider trading laws, rules, and regulations. More specifically, it is the policy of the Company that no director, officer or other employee of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that is adopted and operated in compliance with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or (b) pass that information, or make a recommendation to buy or sell the Company’s securities that is influenced by material nonpublic information, on to others outside the Company, including family and friends.

It is the policy of the Company that no director, officer or other employee of the Company who, in the course of working for the Company, learns of material nonpublic information about another company or another entity, including, without limitation, a company with which the Company does business, including a customer or supplier of the Company, may (a) trade in that company’s securities until the information becomes public or is no longer material, or (b) pass that information on to others outside the Company, including family and friends, or make a recommendation to buy or sell the other company’s or entities’ securities that is influenced by material nonpublic information.

We have a pre-clearance policy that applies to executive officers, and members of the Board of the Company and other designated employees of the Company who, although not executive officers, regularly become aware of earnings information or other potentially material nonpublic information about the Company. Under this policy directors and executive officers of the Company, and any other employees designated as being subject to the Company’s pre-clearance procedures, together with any of their family members who live in their household or whose transactions in Company securities are under their influence or control, and any trusts or other entities controlled by any such persons, may not engage in any transaction in the Company’s securities (including an open market purchase, open market sale, gift, cashless exercise of a stock option, contribution to a trust, or similar transfer) without first obtaining pre-clearance of the transaction from the Legal Department.

Additional Availability of Corporate Governance Materials

In addition to being accessible on the Company’s website, https://investor.hasbro.com/corporate-governance, copies of the Company’s Code of Conduct, Corporate Governance Principles and the charters of the five committees of the Board of Directors are all available free of charge to any shareholder upon request to the Company’s Chief Legal Officer and Corporate Secretary, c/o Hasbro, Inc., 1011 Newport Avenue, P.O. Box 1059, Pawtucket, Rhode Island 02861.

Compensation Committee Report

The following section of this Proxy Statement, entitled “Compensation Discussion and Analysis,” contains a detailed discussion regarding the objectives of the Company’s executive compensation programs, how those programs drive Company performance and a review of the processes and program elements used by the Compensation Committee to attract and retain executive talent, align the interests of the executive team with those of the Company’s shareholders, create a powerful linkage between pay and performance, maximize the business results of the Company and enhance shareholder value.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that follows this report. Based on its review and discussions with management, the Compensation Committee recommended to the Company’s full Board, and the full Board has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement for the Meeting and, by incorporation by reference, in the Company’s Annual Report on Form 10-K for the year ended December 25, 2022.

Report issued by the members of the Compensation Committee as of the Company’s 2022 fiscal year end.

Lisa Gersh (Chair)

Kenneth A. Bronfin

Elizabeth Hamren

Edward M. Philip

Laurel J. Richie

Compensation Discussion and Analysis

Executive Summary

In the following Compensation Discussion and Analysis (“CD&A”), we describe our approach to the executive compensation programs and our compensation decisions for 2022 for the following Named Executive Officers (“NEOs”).

Name	Title

Richard S. Stoddart	Non-Executive Chairman of the Board, Former Interim Chief Executive Officer

Christian P. Cocks	Chief Executive Officer

Deborah M. Thomas	Executive Vice President and Chief Financial Officer

Cynthia Williams	President, Wizards of the Coast and Digital Gaming

Eric Nyman	Former President and Chief Operating Officer

Darren Throop	Former Chief Executive Officer, eOne

Business and Performance Overview

Hasbro, Inc. (“Hasbro”) is a global branded entertainment leader whose mission is to entertain and connect generations of fans through the wonder of storytelling and exhilaration of play. Hasbro delivers engaging brand experiences for global audiences through gaming, consumer products and entertainment, with a portfolio of iconic brands including MAGIC: THE GATHERING, DUNGEONS & DRAGONS, Hasbro Gaming, NERF, TRANSFORMERS, PLAY-DOH and PEPPA PIG, as well as premier partner brands.

Hasbro is guided by its purpose to create joy and community for all people around the world, one game, one toy, one story at a time. Hasbro delivers immersive brand experiences for global audiences through gaming, consumer products and entertainment. For more than a decade, we have been consistently recognized for our corporate citizenship, including being named one of the 100 Best Corporate Citizens by 3BL Media, one of the World’s Most Ethical Companies by Ethisphere Institute and one of the 50 Most Community-Minded Companies in the U.S. by the Civic 50.

2022 Overview

Fiscal year 2022 was a challenging year. We navigated a difficult economy with high inflation and rising interest rates, a challenged toy and game industry, the continued effects of the coronavirus pandemic, and leadership changes. During 2022, our new CEO, Chris Cocks, led a comprehensive, several month long strategic review of our business. In October 2022, we announced our Blueprint 2.0 strategy, a go-forward strategic plan to drive accelerated revenue and profit growth, by focusing on fewer, bigger and more profitable brands, leveraging our direct-to-consumer and digital businesses, scaling our brands through licensing opportunities, delivering operational excellence, and investing in our people. As we embark upon a multi-year transformational effort to support our revamped Blueprint 2.0 strategy, we have summarized key highlights, changes and events for 2022 below.

Notable Leadership Changes

•

In February 2022, our Board appointed Chris Cocks as our new Chief Executive Officer. Mr. Cocks took over the role from Richard Stoddart, a member of our Board of Directors, who was serving as Interim Chief Executive Officer following the untimely passing of Brian Goldner, our former long-time CEO in October 2021.

•

In February 2022, we appointed Cynthia Williams as President of Wizards of the Coast and Digital Gaming to succeed Mr. Cocks in that role. Ms. Williams joined us from Microsoft, where she most recently served as General Manager and Vice President, Gaming Ecosystem Commercial Team, and drove the expansion of Xbox Gaming and the acceleration of game-creator growth. Prior to joining Microsoft, Ms. Williams spent more than a decade at Amazon, where she led the global growth of their ecommerce direct-to-consumer business Fulfillment by Amazon.

•

In May 2022, we appointed Najuma Atkinson to lead our Global HR function. Ms. Atkinson, our Executive Vice President and Chief People Officer, joined us from Dell Technologies, where she served as Senior Vice President of Global HR Services.

•

In November 2022, we announced that Deborah Thomas informed Hasbro of her intent to retire from her position as Executive Vice President and Chief Financial Officer after 24 years of distinguished service and leadership with the Company. Hasbro initiated a search process to identify her successor, which is ongoing. Ms. Thomas and Hasbro plan for her to remain as Chief Financial Officer until her successor is in place, and remain as an advisor to the Company thereafter until December 31, 2023 to ensure a smooth transition.

•	On December 30, 2022, Darren Throop, eOne CEO, retired from the Company.

•	In January 2023, we announced that Eric Nyman, President and Chief Operating Officer since February 2022, would be leaving the Company effective March 31, 2023.

Blueprint 2.0

Our Blueprint 2.0 strategy is a consumer-centric framework for bringing compelling and expansive brand experiences to audiences around the world. Hasbro’s purpose of creating joy and community for all people around the world, one game, one toy, one story at a time starts with consumers and our fans, who represent multigenerational audiences that sit at the center of Blueprint 2.0. Understanding our fans, expanding our fan base and delivering for them is the key driver behind our evolution as a branded play and entertainment company. The value of our strategy is fully activated when we can take a brand across multiple elements of Blueprint 2.0 including consumer products such as toys, games and licensed products; digital gaming; entertainment and experiences; and our Hasbro Direct business. We believe the ability to build a brand and leverage in-house capabilities to create multiple categories of engagement with consumers and fans is unique to Hasbro and optimizes our business today and in the future.

During our strategic review we identified opportunities to focus and scale our business, enhance operational excellence, including through specialized organizational programs and supply chain transformation, to drive growth and profit and enhance shareholder value. We plan to increase strategic investment on our most valuable and profitable franchises across toys, games, entertainment and licensing, and exit certain non-core aspects of our business.

Our Blueprint 2.0 transformation is focused on key areas of importance: Brand, Insights and Entertainment; Direct and Digital; Licensing; People; and Operational Excellence.

Brand, Insights and Entertainment

•	Focus on fewer, bigger, more profitable brands and drive market share in the key categories of preschool, games, creativity, outdoor and action brands.

•	Develop our insights and analytics capabilities heavily focused on putting consumers at the center of everything we do, as we build multi-generational brands.

•	Entertainment investments focused on Hasbro IP aligned with our Blueprint 2.0 strategy, including merchandise and digital engagement opportunities with a focus on franchise brands.

Direct and Digital

•

Invest in our Hasbro direct-to-consumer and digital business, inclusive of Hasbro PULSE, SECRET LAIR, MAGIC: THE GATHERING ARENA and D&D Beyond. An example of this investment includes our 2022 acquisition of D&D Beyond, the premier digital content platform for DUNGEONS & DRAGONS, for a purchase price of $146.3 million.

•	Continue to cultivate digital licensing relationships that activate our brands.

Licensing

•

Scale licensing of our brands through a growing portfolio of partners from theme park operators to toy companies, for consumers to experience our brands and drive communities of friendship and fandom around them.

People

•	Invest in our people at all levels of our organization and continue to foster a diverse and inclusive culture that drives accountability and focuses on profitability.

Operational Excellence

•	Execute operational savings initiatives, including supply chain transformation, to improve operating results and reinvest in our business.

Blueprint 2.0 and Impact on 2023 Compensation Decisions

To ensure success of our new Blueprint 2.0 strategy, the Committee understands that it is critical to align our executive compensation program with the goals of the strategy. As previously announced, we expect to attain operational excellence by focusing and scaling our operations with a plan to achieve 20% adjusted operating profit margin by full-year 2027, and deliver annual run rate cost savings between $250 and $300 million by 2025. If we can achieve these goals, we believe our total shareholder return will improve as well.

Our executive compensation plan design for 2023 takes these goals into account. For fiscal 2023, our annual incentive plan will contain financial performance metrics, which the Committee believes captures the most important aspects of the top and bottom line performance of the Company as well as the Company’s change in strategic direction and transformation efforts. Namely, total net revenue (weighted at 40%), operating profit margin (weighted at 40%) and metrics around performance relating to our transformation efforts, most notably specific targets for costs savings as part of the Company’s operational excellence program (collectively weighted at 20%). For the business area metrics, the Committee determined to use revenue and operating profit margin of the business area, each weighted at 40%, and similarly added metrics around performance against our transformation efforts for the business area (weighted 20%) stressing the importance of the Company’s transformation efforts. The cash flow metric from prior years has been removed as a metric for this year’s annual incentive plan, to focus on the progress of our transformation efforts, as that is a key component to the success of our Blueprint 2.0 strategy.

In 2023, the metrics for the performance contingent stock awards, which represent 50% of total LTI for our NEOs, have also been revised to focus on the metrics which the Committee believes capture the most important aspects of the Company’s long term performance. Namely, Diluted EPS (weighted at 50%) and return on invested capital (ROIC) (weighted at 50%), subject to +/- 25% modifier for the Company’s relative Total Shareholder Return (TSR) performance against the S&P 500 TSR comparator group. The TSR modifier replaces the revenue metric used in prior years to stress the importance of improving our relative TSR.

2022 Financial Results

Adjusted operating profit, adjusted net earnings and adjusted earnings per diluted share are non-GAAP financial measures as defined under SEC rules. A reconciliation of these non-GAAP financial measures to GAAP is provided in Appendix A to this Proxy Statement.

2022 Compensation Payouts Aligned with Performance

Our compensation program is aligned with performance.This alignment is evidenced by our results in 2022. With respect to the 2022 annual incentive plan, the Committee reviewed the performance of the Company and its business areas against the annual incentive plan targets for fiscal year 2022. The Company payout factor for awards under the 2022 annual incentive plan, as shared with the Committee, would have been 70% of target. The Committee reviewed the base incentive awards that would have been received by the NEOs using the Company and business area performance. In addition to the NEO’s individual performance, the Committee also considered the Company’s underperformance, the Company’s transformation efforts, its new strategy and focus areas under Blueprint 2.0 and cost reduction measures taken by the Company intended to position the Company for future success. After this review, the Committee determined to exercise negative discretion and reduce the Company payout factor to 20% of target for senior leaders and 25% for remaining employees. Following this determination, including recommendations from both our CEO and CFO that they receive no bonus for 2022, the Committee considered such recommendation and determined to award no payout for each of Mr. Cocks, Ms. Thomas and Mr. Nyman. Ms. Williams received a modified bonus of 75% of target under her bonus formula, reflecting a reduced payout for all senior executives due to the Company’s overall performance while acknowledging Wizards’ solid performance. Mr. Throop’s bonus was 80.9% of target based on calculations pursuant to the terms of his employment agreement. With respect to our long-term incentive awards, for 2022, a payout of 57% was achieved for the 2020-2022 three metric performance contingent stock award award and a payout of 45% for the 2020-2022 two metric performance contingent stock award. See “Long-Term Incentive Compensation — Performance Contingent Stock Awards” below. These payouts under the annual incentive plan and LTI program further evidence our pay for performance philosophy.

Cash Returned to Shareholders

Providing value and return to our shareholders are fundamental corporate objectives. The table below shows the amounts we have returned to our shareholders since 2018, in the form of both cash dividends and share repurchases. As the table indicates, in 2020, we suspended our share repurchase program as we prioritized our goal of returning our gross debt to EBITDA target of 2 to 2.5x following our borrowing of funds for the acquisition of eOne. In 2022, we reinstated our share repurchase program on a limited basis.

Net Revenues

The graph below charts the Company’s net revenues (in millions of dollars) for every fiscal year since 2018. For fiscal years 2020, 2021 and 2022 net revenues include revenues from eOne, which was acquired in the first fiscal quarter of 2020.

The tables below provide the following for each of the fiscal years 2018-2022: the Company’s GAAP diluted earnings per share (adjusted earnings per share in green); operating cash flow; and operating profit margin (adjusted operating profit margin in green). The results for fiscal years 2020, 2021 and 2022 include the results of eOne. A reconciliation of our GAAP to Non-GAAP financial measures is included in Appendix A to this Proxy Statement.

The table below compares the total return on our shares of common stock over the designated periods to the returns for the S&P 500 Index and Russell 1000 Consumer Discretionary Index.

Our total shareholder return in recent years has been adversely affected by a number of exogenous factors. For example, in 2018, the bankruptcy and restructuring of Toys“R“Us resulted in the loss of one of the most significant customers to our consumer products business. In 2019, the Company’s business was adversely affected by the tariff environment, particularly the imposition or threat of tariffs on our products manufactured in China for import into the U.S. Beginning in 2020 and shortly after our acquisition of eOne in December 2019, the COVID-19 pandemic had a material impact across our businesses, including the shutdown of entertainment operations, retail store closures and supply chain challenges — many of these challenges continued through 2020, 2021 and into parts of 2022. 2022 was also adversely affected due to the high inflation and interest rates and challenged economic conditions experienced in many of our key markets, which has affected consumer discretionary spending.

Shareholder Engagement

We engage with our major shareholders on ESG, governance and compensation matters on a regular basis. We do this as part of our commitment to build relationships, be responsive to shareholders and ensure that our actions are informed by the viewpoints of our investors. Our shareholders supported our Say-on-Pay votes in the last three years, with favorable votes of 94.6%, 81.3% and 88.0% of the shares voted at the 2020, 2021 and 2022 Annual Meetings, respectively. Our average favorable approval of our Say-on-Pay votes over the past five years has been 91.5%.

In 2022 and early 2023, we proactively extended an invitation to our top 30 shareholders (holding in aggregate approximately 53% of our outstanding shares) to meet and we had discussions with those who accepted our invitation. We also spoke with shareholders who reached out to us. The chair of the Board participated in a number of these conversations. During these engagement discussions, as described above in our “Proxy Summary”, we discussed our compensation policies and practices, performance metrics and consideration of ESG measures in compensation decisions. The feedback we received from our shareholders was discussed in detail by our Board and its committees. Shareholders we have spoken to indicated that they were supportive of us having incorporated ESG measures into our annual incentive plan, which we began including in 2021, as well as a relative TSR modifier to our performance contingent stock units, which we did for our 2023 fiscal year. We also removed the revenue metric from our performance contingent stock units for 2023 based on shareholder feedback that including such metric could be viewed as rewarding participants twice for the same metric considering we have the metric in our short term incentive plan as well. Based on our continuing dialogue with our significant shareholders and the strong support we have seen for our compensation programs, we believe our current compensation program reflects the views of our shareholders and strongly drives our pay for performance objectives.

Executive Compensation Program Structure and Alignment with Performance

The Committee has implemented a carefully structured executive compensation program that is tightly linked to long-term shareholder value creation. The program incorporates a combination of short-term and long-term forms of compensation that are structured to incentivize company performance and the achievement of corporate and business unit objectives the Committee believes are critical to driving sustained long-term shareholder value. At the same time, the program incorporates elements that ensure the Company attracts and retains top executive talent with the creativity, innovation, relentless drive and diverse skills in branded-play, digital gaming, consumer products, media and technology, storytelling and entertainment that are critical to the successful execution of our Blueprint 2.0 strategy. As our strategy evolves, the Committee reviews the compensation program to ensure that it supports the underlying strategy of the Company and enables us to attract and retain key talent to execute on our strategy. See above under the heading “Blueprint 2.0 and Impact on 2023 Compensation Decisions” for more information on changes made for 2023.

In support of this linkage to long-term shareholder value creation, a significant portion of the total compensation opportunity for our NEOs is performance-based and at-risk. The chart below shows that, for 2022, 84.3% of our CEO’s total target compensation was at-risk, while 68.1% of his total target compensation was performance-based.

The following chart summarizes the components of our 2022 compensation program for NEOs other than Mr. Stoddart.

Compensation Program Elements

2022 Executive Compensation Program Elements

Type of Annual Cash Compensation

Base Salary	• Fixed compensation • Set at a market competitive level, in light of individual experience and performance

Annual Incentive Awards

•  Performance-based

•  Tied to company, business area and individual achievement against stated annual financial and strategic goals

•  Aligns management behavior with maximizing shareholder value

•  Performance measures evaluated

-  Total Net Revenues

-  Operating Profit Margin

-  Free Cash Flow

•  Individual Performance Adjustment: Designed to enable us to reward for strategic and operating performance not captured by the financial metrics listed by allowing the Committee to adjust the payouts up or down based on individual performance, including, in 2022, performance against ESG goals (which included goals promoting women in leadership and racial and ethnic diversity).

For 2023, we updated these metrics to remove free cash flow and replace it with a metric around performance against our transformation, including specific targets for costs savings as part of the Company’s operational excellence program.

2022 Executive Compensation Program Elements

Type of Long-Term Incentive Compensation

Performance Contingent Stock Awards

•  Represented ~50% of annual target equity award value for our NEOs

•  Earned based on challenging long-term three-year goals requiring sustained strong operating performance

•  Tied to achievement of EPS, Net Revenue and Return on Invested Capital (ROIC) targets over a 3-year performance period.

In 2023, we have updated these metrics to be EPS and ROIC, removing Net Revenue and adding a Relative TSR Modifier.

Stock Options	• Represented ~25% of annual target equity award value for our NEOs • 7-year term • Vest in three equal annual installments over the first three anniversaries of the grant date

Restricted Stock Units	• Represented ~25% of annual target equity award value for CEO and the other NEOs • Vest in three equal annual installments over the first three anniversaries of the grant date

Executive Compensation Philosophy and Objectives

The Committee regularly reviews compensation practices to best align our compensation programs with shareholder interests, company strategy and best practices. The Committee’s fundamental objectives with our executive compensation program are to:

•

Attract, develop and retain talented executives who can contribute significantly to the achievement of the Company’s goals and deliver results in keeping with our mission to entertain and connect generations of fans through the wonder of storytelling and exhilaration of play.

•	Align the interests of the Company’s executives with the medium and long-term goals of the Company and its shareholders and other stakeholders.

•	Instill a pay-for-performance culture; a substantial majority of the compensation opportunity for the NEOs is composed of variable, performance-based compensation elements.

•	Reward superior performance by the Company, and its business units, as well as superior individual performance.

•

Accomplish these objectives effectively while managing the total cost of the Company’s executive compensation program, including by managing reasonable levels of dilution and annual share usage when granting equity-based compensation.

The Committee believes it is critical to have a robust succession planning and management development process and seasoned talent ready to deploy into key executive positions, and our compensation programs are designed to support these objectives.

The Committee structures the Company’s compensation program in a way it believes appropriately aligns pay with performance without encouraging excessive risk taking or other behavior on the part of executive officers that is not in the Company’s best interests.

Our goal is to position total target direct compensation for our NEOs within a competitive range around the peer group median that reflects the individual’s performance, criticality to the business, retention risk and future potential. For more information on the peer group used to benchmark our NEO’s compensation, please see below under the heading “Compensation Process — Peer Group and Benchmarking to the Market.”

All equity and non-equity incentive plan compensation is subject to the Board-approved Clawback Policy. The policy provides that if an accounting restatement is required due to the Company’s material non-compliance with any accounting requirements, then the Company will use reasonable efforts to recover from all of the Company’s executive officers, regardless of whether they were at fault or not in the circumstances leading to the restatement, any excess in the incentive compensation they earned over the prior three years over what they would have earned if there had not been a material non-compliance in the financial statements. In the event the officer’s misconduct, violation of Company policy or fraud contributed to the need for a restatement, then the Company will use reasonable efforts to recover up to 100% of the affected incentive compensation. The Company plans to review and amend, if necessary, its policy to ensure compliance with applicable Nasdaq listing standards that become effective.

Strong Compensation Governance Practices

Compensation Best Practices

   Robust shareholder engagement process

   Program informed by and responsive to shareholder input

   Substantial portion of compensation is variable and performance-based

   Aligned with shareholder value creation

   Significant share ownership and retention requirements

   5x base salary for CEO

   2x base salary for other NEOs

   NEOs must hold 50% of net shares received upon option exercises or award vesting until they achieve the required ownership levels

   Fully independent Compensation Committee

   Independent Compensation Consultant

   Incentive programs do not incentivize excessive risk taking

   Robust anti-hedging and pledging policies prohibiting pledging or hedging of Company stock

   Double-trigger change in control provisions for equity grants

   Maximum payout caps under incentive plans

   No tax gross-ups

   No excessive perquisites

   No repricing of equity incentive awards

   Strong Clawback Policy

Compensation Process

Hasbro’s executive compensation program is structured with input, analysis, review and/or oversight from various sources, including:

•	The Compensation Committee (the “Committee”);

•	The full Board;

•	The Committee’s independent compensation consultant, Meridian Compensation Partners LLC (“Meridian”);

•	The Company’s Executive Vice President & Chief People Officer;

•	The Company’s Chief Executive Officer; and

•	Market studies and other comparative compensation information.

All final decisions regarding the performance and compensation and retention programs for the Company’s executive officers, including the NEOs, are made by the Committee. The performance and compensation package for the Company’s Chief Executive Officer is also reviewed and approved by the full Board, without the Chief Executive Officer being present.

In structuring the various compensation elements, the Company and Committee review each element on both an individual basis and in totality as part of an overall compensation package. This process includes reviewing tally sheets for each of the executive officers that set forth total target direct compensation, and within that total summarize the target level for each element and the portion of total target direct compensation comprised of the various compensation elements.

For NEOs other than the CEO, the CEO makes recommendations to the Committee for each executive’s compensation package. The Committee then discusses these recommendations with the CEO, both with and without the presence of the Company’s EVP & Chief People Officer. The Committee further reviews and discusses all recommendations in executive session and, as part of these discussions, the Committee discusses the recommendations with representatives from Meridian.

Peer Group and Benchmarking to the Market

In designing the fiscal 2022 executive compensation program, the Committee reviewed certain market data as a market check for each of the NEO’s, including: (i) base salary, (ii) total target cash compensation (comprised of base salary and target management incentive plan award) and (iii) total target direct compensation (comprised of base salary, target short-term incentive award and target long-term incentive award). This market information is one element reviewed by the Committee. The Committee does not simply set compensation levels at a certain benchmark level or within a certain benchmark range.

As the Company has developed into a global branded play and entertainment leader, the companies with which Hasbro competes for executive talent have broadened considerably and the skills and expertise required of Hasbro’s executives have greatly increased. The Company competes with a broad range of companies that focus on immersive storytelling across brands, including those operating in the digital gaming, entertainment and media industries, in the hiring and retention of executives.

The Committee, with the assistance of its independent compensation consultant, annually reviews the compensation peer group. The fiscal year 2022 peer group is as follows:

2022 Peer Group

Netflix, Inc.	Discovery*	Electronic Arts, Inc.	Lions Gate Entertainment Corp.

The Estee Lauder Companies Inc.	The Interpublic Group of Companies, Inc.	Under Armour, Inc.	Lululemon Athletica, Inc.

Fox Corporation	Activision Blizzard, Inc.	Skechers USA, Inc.	Take-Two Interactive Software, Inc.**

Live Nation Entertainment, Inc.	Ralph Lauren Corporation	Mattel, Inc.	Zynga, Inc.**

*	Discovery acquired Warner Brothers in April 2022.

**	Take-Two Interactive Software, Inc. acquired Zynga in May 2022.

The Committee reviews market data, including from the peer group, as part of assessing the appropriateness and reasonableness of compensation levels and mix of compensation elements to ensure that the compensation program:

•	is appropriate and effective in furthering Company goals;

•	provides adequate retention incentive for top-performing executives;

•	aligns pay with performance; and

•

fairly rewards executives for their performance and contribution to the achievement of the Company’s goals, rather than in having compensation packages align to a certain range of market data of the Company’s peers.

According to market data reviewed by the Committee, the 2022 total target direct compensation for NEOs was within a reasonable range of the 50th percentile of total target direct compensation for comparable positions at companies in the peer group.

2023 Peer Group

For determining the fiscal year 2023 peer group, the Committee, with assistance from its independent compensation consultant, reviewed the compensation peer group and determined that it would be appropriate to make adjustments that increase the focus on digital gaming companies. Additionally, the Committee reviewed the revenue and market capitalization of each company in the peer group to ensure that such company was an appropriate comparator. Based on this analysis, the Committee approved changes to the peer group that provided for the addition of Roblox and the removal of Warner Bros. Discovery. Roblox was added as they are the only public gaming company with revenues greater than $1.0B not currently part of the peer group and Hasbro is increasingly competing for talent in the gaming industry. Warner Brothers was removed as a result of the acquisition of Warner Brothers by Discovery primarily due to the fact that following the acquisition, Discovery was disproportionately sized from a revenue perspective to Hasbro. For 2023, the compensation peer group reflects a mix of companies with which Hasbro competes with for executive talent.

Role of the Independent Compensation Consultant

In reviewing and establishing the fiscal 2022 compensation program for the Company’s executive officers, the Committee received input and recommendations from representatives from Meridian, which was retained by, and which reports directly to, the Committee. Meridian advised the Committee with respect to the Committee’s review of the Company’s executive compensation programs and provided additional information as to whether the Company’s proposed executive compensation programs were competitive, fair to the Company and the executives, reflected strong alignment between pay and performance, provided appropriate incentive to and retention of the executives and were effective in promoting the performance of the Company’s executives and achievement of the Company’s business and financial goals. Meridian did not provide any other services to Hasbro in 2022.

The Committee recognizes that it is essential to receive objective advice from compensation consultants that are independent. Therefore, the Committee maintains a policy requiring an annual assessment of compensation consultant independence based on the NASDAQ’s requirements. The Committee concluded that Meridian was independent and had no conflicts of interest or other relationships that may impair their independence during their service to the Committee.

Executive Compensation Program Elements

The NEOs receive a mix of fixed and variable compensation. The following discussion summarizes the various elements of the executive compensation program.

Variable and Performance-Based Compensation Elements

A significant portion of the total compensation opportunity for our NEOs is performance-based. When structuring incentive compensation, the Committee identifies the performance metrics it considers most important for driving Company value and return to shareholders. The Committee then ties incentive compensation to performance against those metrics. For 2022, the Committee determined that the following forms of compensation and performance metrics were appropriate for aligning executive compensation with Company performance and shareholder interests.

Component of Incentive Compensation		Performance Metrics	Objectives

Annual Incentive/ Annual Cash Bonus		Total Net Revenue	Measures annual top line growth
		Operating Profit Margin	Measures ability to maximize profitability and drive shareholder value
		Free Cash Flow	Measures ability to convert revenue to cash (Company performance measure)
		Individual Performance Adjustment	Measures performance against individual objectives, including ESG objectives

Long-Term Incentive	• Performance Contingent Stock Awards	Cumulative Net Revenue	Measures ability to deliver top line growth over multi-year period
		Cumulative Diluted Earnings Per Share	Measures long-term profitability
		Average Return on Invested Capital	Measures capital efficiency
	• Restricted Stock Units	Stock Price	Provides alignment with shareholders
	• Stock Options	Stock Price Appreciation	Measures how our stock performs

Annual Incentive Compensation

The annual incentive plan is designed to incentivize our NEOs to achieve critical financial and non-financial goals that drive our financial and operational results and help to enhance shareholder value. The Committee is responsible for approving performance goals and related payout levels, setting each NEO’s target award opportunity and approving payouts under the annual incentive plan, each as more fully described below. The Committee reserves the right to reduce otherwise earned incentive payouts as it deems appropriate.

Target Annual Incentive Opportunity

The Compensation Committee assigned each NEO, other than Mr. Stoddart, a target annual incentive award opportunity (expressed as a percentage of base salary) based on competitive market data and the executive’s position, responsibilities and role. Mr.Stoddart was not eligible for an annual incentive award.

Named Executive Officer	2022 Target Annual Incentive Award Opportunity (% of Base Salary)	2022 Target Annual Incentive Award Opportunity($)(1)

Chris Cocks	150%	$2,059,616

Deborah Thomas	100%	$1,198,462

Cynthia Williams	75%	$380,769

Eric Nyman	100%	$1,032,308

Darren Throop	100%	$1,500,000

(1)	Amounts are calculated based on earnings.

Each eligible named executive officer may earn between 0% and 200% of his or her target annual incentive opportunity based on achieved performance against pre-set performance goals, with 50% of target earned for threshold performance and 100% of target earned for target performance. For performance between threshold and target, and target and maximum, the payout is determined by linear interpolation. Any amounts earned are paid in cash.

Annual Incentive Performance Metrics

For 2022, the Committee selected the following performance measures and assigned the indicated weight based on the Company’s 2022 operating plan and budget.

Performance Measure	Mr. Cocks and Ms. Thomas	Ms. Williams	Mr. Nyman	Mr. Throop

Company Net Revenue	40%	8%	8%	8%

Company Operating Profit Margin	40%	8%	8%	8%

Company Free Cash Flow	20%	4%	4%	4%

Wizards Business Area[1] Net Revenue		40%

Wizards Business Areas Operating Profit		40%

HCP Business Area[2] Net Revenue			40%

HCP Business Area Operating Profit Margin			40%

Entertainment Business Area[3] Net Revenue				40%

Entertainment Business Area Operating Profit Margin				40%

(1)

For Ms. Williams, the Committee established annual incentive performance metrics that were based on both Company performance and Wizards of the Coast performance, including digital gaming relating to Wizards brands (“Wizards Business Area”).

(2)	For Mr. Nyman, the Committee established annual incentive award metrics that were based on both Company performance and the performance of the Hasbro Consumer Products (“HCP”) business.

(3)

For Mr. Throop, the Committee established annual incentive award metrics that were consistent with the terms of his employment agreement and based on both Company performance and the performance of the Entertainment business area (“Entertainment Business Area”).

The Company’s performance goals were set with the objective of achieving strong financial results while continuing with the Company’s transformation to a branded play and entertainment leader, and the business area performance goals were set with the objective of achieving strong profitable revenue growth. The Committee believes these performance metrics capture the most important aspects of the top and bottom-line performance of the Company, the Wizards Business Area, the Hasbro Consumer Products Business Area and the Entertainment Business Area, in the form of revenue, profitability and, solely with respect to Company performance, cash generation. The relative weighting among the performance metrics aligns with the relative importance of those metrics, in the Committee’s view, to the Company and business area’s performance and the strength of the Company’s business.

Calculation of 2022 Annual Incentive Payout

The tables below show the calculation of 2022 annual incentive award for each eligible NEO.

Mr. Cocks and Ms. Thomas 2022 Calculated Annual Incentive Payout

	Goal	Actual	Percentage Achievement	Payout Percentage	Weighted Payout

Company Net Revenue (Weighted 40%)	$6,565,655	$5,856,655	89%	71%	28%

Company Operating Profit Margin (Weighted 40%)	15.6%	15.8%	101%	104%	42%

Company Free Cash Flow (Weighted 20%)	$544,000	$215,022	39%	0%	0%

All numbers are in thousands, except percentages	Total Weighted Payout				70%

Ms. Williams’ 2022 Calculated Annual Incentive Payout

	Goal	Actual	Percentage Achievement	Payout Percentage	Weighted Payout

Wizards Business Area Net Revenue (Weighted 40%)	$1,351,181	$1,347,003	100%	100%	40%

Wizards Business Area Operating Profit Margin (Weighted 40%))	41.27%	40.68%	99%	98%	39.20%

Company Weighted Payout* (Weighted 20%)				70%	14%

All numbers are in thousands, except percentages	Total Weighted Payout				93.20%

Note: For the Business Area to have a payout both Business Area metrics must achieve the minimum threshold.

*	Ms. Williams was subject to the same Company performance goals as Mr. Cocks and Ms. Thomas; however, those goals were weighted, in the aggregate, 20% for Ms. Williams.

Mr. Nyman’s 2022 Calculated Annual Incentive Payout

	Goal	Actual	Percentage Achievement	Payout Percentage	Weighted Payout

HCP Business Area Net Revenue (Weighted 40%)	$4,115,109	$3,745,294	91%	76%	0%

HCP Business Area Operating Profit Margin (Weighted 40%)	10.31%	8.14%	79%	0%	0%

Company Weighted Payout* (Weighted 20%)				70%	14%

All numbers are in thousands, except percentages	Total Weighted Payout				14%

Note: For the Business Area to have a payout both Business Area metrics must achieve the minimum threshold.

*	Ms. Nyman was subject to the same Company performance goals as Mr. Cocks and Ms. Thomas; however, those goals were weighted, in the aggregate, 20% for Mr. Nyman.

Mr. Throop’s 2022 Calculated Annual Incentive Payout

	Goal	Actual	Percentage Achievement	Payout Percentage	Weighted Payout

Entertainment Business Area Net Revenue (Weighted 50%)	$1,118,983	$976,000	87%	65%	33%

Entertainment Business Area Operating Profit Margin (Weighted 50%)	7.93%	8.41%	106%	124%	62%

All numbers are in thousands, except percentages	Total Weighted Payout				95%

Note: Mr. Throop’s employment agreement provides that 90% target achievement against the weighted financial goals results in a 60% of base salary payout percentage and 110% target achievement against the weighted financial goals results in a 200% of base salary payout percentage. Given both the Company Total Weighted Payout (70%) and the Entertainment Business Area Total Weighted Payout (95%), Mr. Throop received a weighted average payout of 80.9% in accordance with the bonus formula noted above and his employment agreement.

The calculation of achieved performance excluded certain pre-determined items including (i) unusual, one-time or other significant unbudgeted costs or expenses (such as restructuring costs, acquisitions or disposition of assets, asset impairment charges, intangible asset amortization, litigation related expenses), (ii) unanticipated one-time operation or tax costs associated with changes in the U.S. tax code, (iii) significant customer bankruptcy, (iv) changes in exchange rates and (v) significant unanticipated or unbudgeted payments outside the normal course of business related to certain other matters approved by the Committee.

Modification of Calculated Annual Incentive Payouts, including Negative Discretion

With respect to the 2022 annual management incentive plan, the Committee reviewed the performance of the Company and its business areas against the annual incentive plan targets for fiscal year 2022. The Company payout factor for awards under the 2022 annual incentive plan, as shared with the Committee, would have been 70% of target. The Committee reviewed the base incentive awards that would have been received by the NEOs using the Company and business area performance. In addition to the NEO’s individual performance, the Committee also considered the Company’s underperformance, the Company’s transformation efforts, its new strategy and focus areas under Blueprint 2.0 and cost reduction measures taken by the Company intended to position the Company for future success. After this review, the Committee determined to exercise negative discretion and reduce the Company payout factor to 20% of target for senior leaders and 25% for remaining employees. Following this determination, including recommendations from both our CEO and CFO that they receive no bonus for 2022, the Committee considered such recommendation and determined to award no payout for each of Mr. Cocks, Ms. Thomas and Mr. Nyman. Ms. Williams received a modified bonus of 75% of target under her bonus formula, reflecting a reduced payout for all senior executives due to the Company’s overall performance while acknowledging Wizards’ solid performance.

Named Executive Officer	Calculated Payout %	Modified Payout %	Rationale for Modification to Calculated Payout
Chris Cocks	70%	0%	Mr. Cocks recommended that his earned annual incentive payout be reduced to zero due to the Company’s overall performance during 2022.
Deb Thomas	70%	0%	Ms. Thomas recommended that her earned annual incentive payout be reduced to zero due to the Company’s overall performance during 2022.
Cynthia Williams	93.2%	75%

Ms. Williams’ calculated annual incentive payout was reduced consistent with the Committee’s philosophy of holding senior executives accountable for the overall performance of the Company, while recognizing Wizards’ solid overall performance.

Eric Nyman	14%	0%	Mr. Nyman’s calculated annual incentive payout was reduced due to the results within the Hasbro Consumer Products Business Area.
Darren Throop	80.9%	80.9%	Mr. Throop’s payout is governed by his employment agreement.

2022 Modified Annual Incentive Payouts

The table below shows each eligible NEO’s calculated and modified 2022 annual incentive payout.

Named Executive Officer	2022 Target Incentive Award Opportunity	Calculated Incentive Award	Modified Incentive Award	Modified Incentive Award as a % of Target

Chris Cocks	$2,059,616	$1,441,731	$0	0%

Deb Thomas	$1,198,462	$838,923	$0	0%

Cynthia Williams	$380,769	$354,877	$285,577	75%

Eric Nyman	$1,032,308	$144,523	$0	0%

Darren Throop	$1,500,000	$1,213,500	$1,213,500	80.9%

Note: Incentive amounts shown above calculated using fiscal year 2022 earnings.

Changes for Fiscal Year 2023. After review of the annual incentive plan design, the Committee made certain changes to the metrics for 2023. For fiscal 2023, the financial performance metrics that will be utilized as Company performance measures, which the Committee believes captures the most important aspects of the top and bottom line performance of the Company as well as the Company’s change in strategic direction and transformation efforts are: total net revenue (weighted at 40%), operating profit margin (weighted at 40%) and metrics around performance relating to our transformation efforts, most notably specific targets for costs savings as part of the Company’s operational excellence program (collectively weighted at 20%). For the business area metrics, the Committee determined to use revenue and operating profit margin of the business area, each weighted at 40%, and similarly added metrics around performance against our transformation efforts for the business area (weighted 20%) stressing the importance of the Company’s transformation efforts.

Long-Term Incentive Compensation

The long-term incentive plan is designed to incent our NEOs to achieve critical sustainable long-term shareholder value and align the NEOs with shareholder interests. The Committee is responsible for approving performance goals and related payout levels, setting each NEO’s target long-term incentive opportunity and approving payouts under the performance contingent stock awards.

Annual Long-Term Incentive Awards

Long-term incentive compensation is provided to our NEOs, other than Mr. Stoddart, in the form of performance contingent stock awards, time-based restricted stock units, and non-qualified stock options. In 2022, the Committee allocated these awards as follows: 50% performance contingent stock awards, 25% restricted stock units and 25% non-qualified stock options for all of our NEOs other than Mr. Stoddart who was not eligible for LTI awards.

The Committee approves target annual equity award values for each of the Company’s executive officers and other eligible employees, which are designed to provide a strong link between pay and performance. Targets are expressed as a percentage of each individual’s base salary, which, for our NEOs other than Mr. Stoddart, were as follows:

Named Executive Officer	2022 LTI Award Target Value

Chris Cocks	500%

Deborah Thomas	400%

Cynthia Williams	200%

Eric Nyman	400%

Darren Throop	400%

The division across award types, and the targeted total award value reflect the Committee’s view:

•	as to the appropriate total award opportunity for each NEO;

•	the optimal weighting of short-term and long-term objectives and drivers of retention value;

•	a total long-term compensation program that drives corporate performance and appropriately rewards executives for delivering a consistently high-level of performance;

•

a belief that over the performance period the realization of equity award values should be balanced among achievement of the Company’s longer-term financial targets and the Company’s stock price appreciation; and

•	the retention of key executive talent.

As noted above, in connection with Mr. Stoddart’s appointment as Interim Chief Executive Officer in October 2021, the Board, upon recommendation of the Committee, awarded to Mr. Stoddart a long-term incentive award with a grant value equal to $2.5 million. Such award was issued in the form of restricted stock units that vested in full on the one-year anniversary of the grant date.

Performance Contingent Stock Awards

Performance contingent stock awards (“PSA Awards”) provide the recipient with the potential to earn shares of the Company’s common stock based on the Company’s achievement against financial performance metrics over a three-year performance period. For 2022, the Committee set the performance metrics and respective weightings for the PSA Awards issued to our NEOs as cumulative diluted earnings per share (“EPS”) (34%), cumulative net revenue (“Net Revenue”) (33%) and average return on invested capital (“ROIC”) (33%). The Committee selected these performance metrics because they are important drivers of long-term sustainable Company performance with respect to top-line growth (Net Revenue), effective profitability and balance sheet management (Diluted EPS), and our ability to generate returns from the capital we have deployed in our operations (ROIC). The Committee believes that these performance metrics are key factors in creating long-term shareholder value and appropriately align the interests of our executives with those of our shareholders.

In fiscal 2022, the Committee reviewed the plan design for our performance contingent stock awards, including feedback from shareholders regarding the use of Revenue as a performance metric in both the annual and long-term incentive plans. After considering the appropriateness of utilizing the same metric across both incentive plans, the respective weighting of such metric in each plan, the significance of top-line growth to the Company’s performance, and the strong alignment between top-line growth and sustainable long-term shareholder value creation, the Committee determined that it was appropriate to maintain Revenue as one of three financial performance measures for the PSA Awards. After such review, the Committee issued PSA Awards as part of our fiscal 2022 annual long-term incentive award that included three financial performance metrics—Diluted EPS (weighted 34%), ROIC (weighted 33%) and Net Revenue (weighted 33%). If the Company achieves less than threshold performance with respect to any performance metric, the payout achieved for that metric is 0%. The minimum payout for achievement against a given metric is set at 50% of target, and that minimum is awarded when actual performance reaches 80% of target performance. The maximum payout for over achievement against a given metric is set at 200% of target, and that maximum is awarded when actual performance reaches 115% of target performance in the case of Net Revenue, and 125% of target performance in the case of Diluted EPS and ROIC. For performance between threshold and target and target and maximum, the payout is determined by linear interpolation.

The Company considers the specific target performance levels for ongoing performance periods to be confidential information that would harm the Company if disclosed as they are based on confidential internal plans and forward-looking expectations concerning the Company’s performance over a three-year period. Retrospective disclosure is provided upon conclusion of each period. As discussed above, the performance targets set forth in the PSA Awards awards align with the Company’s budget, operating plan and strategic plan, and were set at levels the Committee determined will challenge the executive team in working to meet long-term objectives and drive performance and shareholder value creation. Strong performance from the Company and, in turn, its executives, is required to achieve a threshold payout and superior performance in managing the Company’s business will be required to achieve a higher than target payout.

Changes for Fiscal Year 2023. After review of the long-term incentive plan design, the Committee made certain changes to the metrics for the performance contingent stock awards for 2023. For fiscal 2023, the two financial performance metrics that will be utilized as Company performance measures, which the Committee believes captures the most important aspects of the Company’s long-term performance, are Diluted EPS (weighted at 50%) and ROIC (weighted at 50%), subject to +/- 25% modifier for the Company’s relative TSR performance against the S&P 500 TSR comparator group. The TSR modifier replaces the revenue metric used in prior years to stress the importance of improving our relative TSR.

FY20-FY22 Performance Contingent Stock Award

Each year the Committee reviews the PSA Award whose performance period ends during such fiscal year to determine whether the applicable performance criteria have been satisfied. In fiscal 2020, the Committee issued a PSA Award for the three-year performance period that included fiscal 2020, 2021 and 2022 (the “FY20-FY22 PSA Award”). When the Committee issued the FY20-FY22 PSA Award, the Committee issued awards to Mr. Cocks and Mr. Nyman (who each received an award subject to two performance metrics at a time when they were not executive officers) and to Ms. Thomas and Mr. Throop (who received awards subject to three performance metrics). Mr. Stoddart and Ms. Williams were not employed by the Company at the time the Committee granted the FY20-FY22 PSA Award and therefore did not receive such an award. After the end of the performance period, the Committee reviewed and determined that the FY20-FY22 PSA Award, which was subject to two performance metrics achieved 45% of target performance and the FY20-FY22 PSA Award subject to three metrics achieved 57% of target performance.

The following table compares the actual results achieved for the FY20-FY22 PSA Awards against the targeted goals for the three-year performance period.

Performance Period	Net Revenue*			Cumulative Diluted EPS*			Average ROIC			Weighted Payout Percentage
	Target	Results	Achievement	Target	Results	Achievement	Target	Results	Achievement

FY20-FY22 Two-Metric	$20,020	$17,775	88.8%	$14.12	$13.48	95.5%	N/A	N/A	N/A	45%

FY20-FY22 Three-Metric	$20,020	$17,775	88.8%	$14.12	$13.48	95.5%	7.90%	7.83%	99.1%	57%

*

Net Revenue numbers are in millions. Performance for Net Revenue and cumulative Diluted EPS is calculated based on exchange rates in effect at the beginning of the relevant performance period. ROIC target and results included eOne’s results for the fiscal 2020 grants.

Restricted Stock Units

The Company uses restricted stock units as a reward and retention mechanism. The restricted stock units granted as part of our fiscal 2022 annual long-term incentive award to our NEOs, other than Mr. Stoddart, represented approximately 25% of their annual targeted equity award value and vest in three equal installments on the first three anniversaries of the grant date provided the recipient remains employed with the Company through the applicable vesting dates. Pro-rata vesting is provided earlier only in the event of the death, disability, early retirement at age 55 (with at least 10 years of credited service) or retirement at age 65 (with at least 5 years of credited service) of the executive. All other terminations of employment result in forfeiture of the awards.

Stock Options

Stock options granted as part of our fiscal 2022 annual long-term incentive award represented approximately 25% of the targeted equity award value for our NEOs, other than Mr. Stoddart, and vest in three equal installments on the first three anniversaries of the grant date, subject to the recipient’s continued employment with the Company through such vesting dates, and have seven-year terms. Options forward vest upon an executive officer retiring at age 65 or older with at least five years of credited service or upon an officer’s death or permanent disability.

The Company does not manage the timing of equity grants to attempt to give participants the benefit of material non-public information. Annual option grants are made with effective dates in open trading windows following the Company’s release of its financial results. All option grants are made with an exercise price at or above the average of the high and low sales prices of the Company’s common stock on the grant date.

Fixed Compensation and Benefits

Base Salary

The Company’s philosophy is to review base salaries bi-annually or more often if circumstances warrant. Increases in executive base salaries will continue to be considered: (i) in the event of increases in responsibility, (ii) to maintain competitiveness with market compensation offered to executives with similar responsibilities, expertise and experience in other companies the Company considers to be comparable to and/or competitive with the Company and (iii) to recognize continued individual performance and contribution. Mr. Cocks, Ms. Williams and Mr. Nyman’s base salaries were reviewed and set in 2022 upon their appointment to their respective new positions. An increase was made to the base salary of Ms. Thomas in 2022 from $1,150,000 to $1,250,000 to remain competitive with companies in our peer group for similar positions.

Benefits

The Company’s executive officers also participate in certain employee benefit programs provided by the Company that are offered to the Company’s other full-time employees.

The executive officers of the Company are eligible for life insurance benefits on the terms applicable to the Company’s other employees. Pursuant to the terms of his employment agreement, Mr. Throop was entitled to the following additional Company-paid benefits: a life insurance policy with a death benefit equal to four times his base salary and an annual physical. The Company’s executive officers participate in the same medical and dental benefit plans as are provided to the Company’s other employees. Pursuant to the plan design for our medical plan provided to employees in our Wizards business, Mr. Cocks received an additional subsidy towards the applicable premium cost of his medical plan coverage that is equal to the employee premium for employee-only coverage prior to his appointment to CEO. This subsidy ended once Mr. Cocks was appointed to the Chief Executive Officer role.

Company-Sponsored Retirement Plans

The Company provides retirement benefits to employees of the Company’s U.S. operations primarily through the Hasbro, Inc. Retirement Savings Plan (the “401(k) Plan”) and the Supplemental Benefit Retirement Plan (the “Supplemental Plan”). The 401(k) Plan and Supplemental Plan provide for Company matching contributions and an annual Company contribution equal to 3% of aggregate salary and bonus. Executive officers are eligible to participate in the 401(k) Plan and Supplemental Plan on the same basis as all other U.S. Hasbro employees. The Supplemental Plan is intended to provide a competitive benefit for employees whose employer-provided retirement contributions would otherwise be limited. However, the Supplemental Plan is designed only to provide the benefit which the executive would have accrued under the Company’s 401(k) Plan if the Code limits had not applied. It does not further enhance those benefits. The amount of the Company’s contributions to our NEOs under both the 401(k) Plan and Supplemental Plan are included in the “All Other Compensation” column of the Summary Compensation Table that follows this report.

Mr. Throop was not eligible to participate in the 401(k) Plan or Supplemental Plan, as he is not employed by the Company’s U.S. operations. Mr. Throop participated in a Registered Retirement Savings Plan (the “RRSP”), which he has retained individually and not in connection with any company-sponsored benefit plan. The Company contributed to the RRSP, on behalf of Mr. Throop, an amount equal to the maximum permitted by applicable law each year. Mr. Throop does not participate in any Company-sponsored retirement plan.

The Hasbro, Inc. Pension Plan (the “Pension Plan”), a defined benefit pension plan for eligible Company employees in the United States, and the pension portion of the Supplemental Plan, were frozen effective December 31, 2007. Executive officers hired prior to December 31, 2007, continued to participate in the Pension Plan and the pension portion of the Supplemental Plan, but did not accrue additional benefits thereunder subsequent to the plan freeze on December 31, 2007. The Pension Plan subsequently was annuitized and terminated.

Non-Qualified Deferred Compensation Plan

Executive officers who are employees of the Company’s U.S. operations are also eligible to participate in the Company’s Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”), which is available to all the Company’s employees based in the United States at or above selected management levels and whose annual base salary is equal to or greater than $135,000 in 2022. The Deferred Compensation Plan allows participants to defer compensation into various measurement funds, the performance of which determines the return on compensation deferred under the plan. Potential investment choices include a fixed rate option, a choice that tracks the performance of the Company’s Common Stock, and other equity indices. Earnings recorded on compensation deferred by the executive officers do not exceed the returns on the relevant investments earned by other non-executive officer employees deferring compensation into the applicable investment vehicles. Mr. Throop was not eligible to participate in the Deferred Compensation Plan, as he was employed by a non-U.S. Company subsidiary.

Perquisites

The Company offers perquisites that the Committee believes are reasonable yet competitive for attracting, retaining and compensating the Company’s executives. The Company reimburses designated executive officers for the cost of certain financial planning services they obtain from third parties provided that such costs are within the annual limits established by the Company. The 2022 annual limit on these costs for Messrs. Cocks and Stoddart was $25,000 and for each of Ms. Thomas, Ms. Williams and Mr. Nyman was $5,000. In connection with Mr. Cocks’s employment agreement and relocation to the Company’s headquarters in Rhode island, the Company has reimbursed Mr. Cocks with certain relocation and travel expenses. For Mr. Nyman, he received payment for certain tax services relating to his repatriation from Canada. For Mr. Throop, the Company provided him with a Company car and non-exclusive use of a Company leased apartment when traveling to the Company’s Los Angeles, California office, as required under his employment agreement. The cost to the Company for these perquisites is included in the “All Other Compensation” column of the Summary Compensation Table.

Severance and Change in Control Benefits

Beginning on page 61 of this Proxy Statement there is a discussion of the severance and change in control benefits that may be payable to the NEOs in certain situations, as well as the plans under which those benefits are payable.

Other Compensation Considerations

Stock Ownership Guidelines

Our stock ownership and retention guidelines are rigorous.

Stock Ownership Guidelines*

CEO	5X Base Salary

NEOs (other than CEO)	2X Base Salary

* Base salary, through termination of employment with the Company

An executive has five years to achieve the stock ownership requirement level. Thereafter, during the executive’s employment with the Company they must maintain the required stock ownership. All NEOs other than Mr. Stoddart were either in compliance with the stock ownership guidelines or were within the five years they had to achieve the requisite ownership level, as of December 25, 2022. Mr. Stoddart is subject to the stock ownership guidelines attributable to our non-employee directors, and is in compliance with those ownership requirements.

Stock Retention Requirement

The Hasbro, Inc. Executive Stock Ownership Policy includes a requirement that executives retain 50% of any net shares realized from stock vesting or option exercises until the executive’s required ownership level is satisfied.

Anti-Hedging and Pledging Policies

The Company has had a long-standing policy in place that prohibits all directors, executive officers and other employees from hedging or pledging any Company securities.

Compensation and Risk Management

As part of structuring the Company’s executive compensation programs, the Committee (i) evaluates the connection between such programs and the risk-taking incentives they engender, to ensure that the Company is incenting its executives to take an appropriate level of business risk, but not excessive risk, and (ii) considers any changes in the Company’s risk profile and whether those changes should impact the compensation structure. To achieve this appropriate level of risk-taking, and avoid excessive risk, the Committee structures the compensation program to:

•

link the performance objectives under all incentive-based compensation to the strategic and operating plans of the Company which are approved by the full Board, with the Board ensuring that the goals set forth in such plans require significant performance to achieve, but are not so out of reach that they require excessively aggressive behavior to be met;

•

provide for a balance of shorter-term objectives or exercise periods (such as the annual cash incentive plan objectives) and longer-term objectives or exercise periods (such as the three-year performance period under the contingent stock performance awards and seven-year option terms) to mitigate the risk that short-term performance would be driven at the expense of longer-term performance and shareholder value creation; and

•

include stock ownership guidelines which require executives to maintain significant equity ownership during their entire career with the Company, thus linking personal financial results for the executives with the investment performance experienced by the Company’s shareholders over a significant period of time.

In addition to the analysis performed by the Committee, the Committee also had Meridian perform a risk assessment of the Company’s executive compensation programs and advise on the appropriateness of the levels of risk presented by those programs and the effectiveness of their design to mitigate risk. As a result of its analysis and the work performed by Meridian, the Committee believes the Company’s compensation programs promote appropriate, but not excessive, risk-taking and are designed to best further the interests of the Company while mitigating risk.

Tax Considerations

For years prior to 2018, Section 162(m) of the Internal Revenue Code (as implemented by IRS guidance) limited companies’ deduction for compensation paid to the CEO and the other three most highly paid executives (excluding the CEO and CFO) to $1 million, but allowed for the deduction for performance-based compensation costs/expenses for amounts even in excess of the $1 million limit. As such, we structured our Restated 2003 Stock Incentive Performance Plan, as amended, (the “2003 Plan”) with the intention of meeting the requirements for performance-based compensation under Section 162(m). Effective January 1, 2018, the Tax Cut and Jobs Act (the “TCJA”) repealed this exclusion for performance-based compensation, and expanded the class of affected executives, which means that all compensation paid to persons who in 2017, or any year following, were the CEO, CFO (in 2018 or later) or one of the other three most highly paid executives (excluding our CEO and CFO) will be subject to the per-person annual cap of $1 million. For long-term incentive plan awards made on or prior to November 2, 2017, but not yet vested and/or paid out (other than time-based restricted stock units (including unexercised stock options), which are not qualified under Section 162(m) and therefore are not deductible, unless paid after the executive terminates), we expect that the Company will still be able to deduct those amounts, provided that the Company meets the requirements in the TCJA protecting grandfathered performance-based awards and certain other grandfathered compensation paid after termination of service.

The Committee believes that shareholder interests are best served by not restricting the Committee’s discretion and flexibility in crafting compensation programs, even if such programs may result in certain non-deductible compensation expenses. Accordingly, the Committee may provide compensation that is not deductible.

Executive Compensation

The following table summarizes compensation paid by the Company for services rendered during fiscal 2022, 2021 and 2020 by the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary(a)	Bonus(b)	Stock Awards(c)	Option Awards(c)	Non-Equity Incentive Plan Compensation (a)(d)	Change in Pension Value and Non-Qualified Deferred Compensation(e)	All Other Compensation (f)	Total

Richard S. Stoddart	2022	$259,615	$0	$0	$0	$0	$0	$10,385	$270,000
Chair of the Board; Former Interim Chief Executive Officer	2021	$336,986	$0	$2,660,077	$0	$0	$0	$133,170	$3,130,233

Christian P. Cocks	2022	$1,257,692	$0	$5,625,079	$2,246,689	$0	$1,121	$312,466	$9,443,047
Chief Executive Officer	2021	$702,885	$0	$1,144,267	$463,476	$1,300,000	$4,189	$137,585	$3,752,402

Deborah Thomas	2022	$1,192,308	$0	$3,450,106	$1,377,976	$0	$7,236	$32,450	$6,060,076
Executive Vice President, Chief Financial Officer	2021	$1,005,769	$0	$2,250,091	$893,640	$1,600,000	$33,512	$227,394	$6,010,406
	2020	$900,000	$0	$2,475,571	$737,686	$1,500,000	$54,315	$199,600	$5,867,172

Cynthia Williams	2022	$507,692	$500,000	$4,900,214	$337,954	$285,577	$0	$19,857	$6,551,294
President and Chief Operating Officer, Wizards of the Coast and Digital Gaming

Eric Nyman	2022	$1,032,308	$0	$4,050,095	$1,239,228	$0	$2,340	$39,311	$6,363,282
Former President & Chief Operating Officer

Darren Throop	2022	$1,500,000	$1,500,000	$4,500,063	$1,797,347	$1,213,500	$0	$294,006	$10,804,916
Former Chief Executive Officer, eOne	2021	$1,500,000	$0	$4,500,091	$1,787,259	$3,000,000	$0	$332,577	$11,119,927
	2020	$1,500,000	$2,523,500	$15,250,983	$1,475,372	$2,521,163	$0	$275,315	$23,546,333

(a)	For all NEOs except Mr. Stoddart and Mr. Throop, includes amounts deferred pursuant to the Company’s 401(k) Plan and Deferred Compensation Plan.

(b)

For Mr. Throop, reflects the value of retention bonuses paid in fiscal 2020 and 2022 pursuant to a retention program implemented by eOne prior to the date Hasbro acquired the eOne business. For Ms. Williams, reflects the first payment of a sign-on bonus; the remaining portion of the award will be paid on the one year anniversary of the start of her employment at Hasbro.

(c)

Reflects the grant date fair value for stock and option awards to the Named Executive Officers. Please see note 15 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 25, 2022, for a detailed discussion of assumptions used in valuing options and stock awards generally and see footnote (g) to the following Grants of Plan-Based Awards table for a discussion of certain assumptions used in valuing equity awards made to the Named Executive Officers.

In each of the years shown, executives other than Mr. Stoddart were granted non-qualified stock options and contingent stock performance awards. These executives, were also granted restricted stock awards in each of the years shown.

The grant date fair values included in the table for the PSA awards have been calculated based on the probable outcomes under such awards (assumed to be realization of the target values of such awards). If it were assumed that the maximum amount payable under each of the PSA awards were paid, which maximum is 200% of the target value, then the grant date fair values included under the stock award column for each of the named executive officers for performance shares would have been as follows: Mr. Cocks — $7,500,106; Ms. Thomas — $4,600,077; Ms. Williams — $1,200,169; Mr. Nyman — $4,400,049; and Mr. Throop — $6,000,084. This is in addition to the grant date fair value of the annual grant of restricted stock units for each Named Executive Officer other than Mr. Stoddart.

(d)

These amounts consist entirely of the management incentive awards earned by such executives under the Company’s Senior Management Annual Performance Plan for the applicable year, with the exception of the amount listed for Mr. Throop for fiscal year 2020, which consists of the management incentive award earned by him under the Company’s Senior Management Annual Performance Plan ($1,700,000) and the bonus payable to him under a bonus plan sponsored by eOne for the performance period from April 1, 2019 through December 31, 2019 ($821,163), with such period being prior to the date Hasbro acquired the eOne business.

(e)

The amounts reflected in this column include the change in pension value during fiscal 2022, 2021, and 2020. The change in pension value in 2022 was a decrease of $35,477 for Ms. Thomas, and a decrease of $373 for Mr. Nyman. The change in pension value in 2021 was an increase of $8,395 for Ms. Thomas. The change in pension value in 2020 was an increase of $28,728 for Ms. Thomas.

The amounts reflected in this table also include the following amounts which were earned on balances under the Supplemental Plan and are considered above market, as the Company paid interest on account balances at a rate of 3.5%, when 120% of the applicable long-term rate was 2.18%.

Above-Market Earnings on Supplemental Plan Balances	2022

Richard Stoddart	—

Chris Cocks	$1,121

Deborah Thomas	$7,236

Cynthia Williams	—

Eric Nyman	$2,340

Darren Throop	—

Does not include the following aggregate amounts, in fiscal 2022, 2021 and 2020, respectively, which were earned by the executives on the balance of (i) compensation previously deferred by them under the Deferred Compensation Plan and (ii) amounts previously contributed by the Company to the executive’s account under the Supplemental Plan (401(k)):

Earnings on Deferred Compensation under Deferred Compensation Plan and Amounts contributed under Supplemental Plan	2022	2021	2020

Richard Stoddart	$5	—	—

Chris Cocks	$(101,587)	$68,625	—

Deborah Thomas	$(137,530)	$195,347	$164,300

Cynthia Williams	$(7,521)	—	—

Eric Nyman	$13,884	—	—

Darren Throop	—	—	—

Earnings on compensation previously deferred by the executive officers and on the Company’s prior contributions to the Supplemental Plan do not exceed the market returns on the relevant investments which are earned by other participants selecting the same investment options.

(f)

Includes the following amounts for fiscal 2022, 2021 and 2020, respectively, paid by the Company for each Named Executive Officer in connection with a program whereby certain financial planning, legal and tax preparation services provided to the individual are paid for by the Company:

Financial Planning, Legal and Tax Preparation Services	2022	2021	2020

Richard Stoddart	—	—	—

Chris Cocks	$1,235	$1,235	—

Deborah Thomas	$5,000	$1,875	$1,600

Cynthia Williams	—	—	—

Eric Nyman	$11,861	—	—

Darren Throop	—	—	—

For Mr. Cocks, the amounts in 2022 include $161,242 in payments related to his relocation, as well as $122,539 in additional gross-up payments intended to negate the impact of taxes on the relocation benefits. The amounts in 2021 include matching charitable contributions made in the name of Mr. Cocks for $1,000 in 2021.

For Mr. Throop, the amounts in 2022, 2021 and 2020 include $267,280, $203,340 and $204,380, respectively, representing the aggregate amount of lease payments made by the Company on an apartment that the Company made available to Mr. Throop and other Company employees while traveling to the Los Angeles, CA offices, and lease payments on a company provided automobile that were made by the Company on behalf of Mr. Throop in the aggregate amount of $4,263, $14,428, and $45,161 for 2022, 2021 and 2020, respectively. The amounts for 2021 also include the cost of a parking pass provided by the Company for use at the Company’s offices in Toronto, Ontario, the cost of an annual physical paid by the Company on Mr. Throop’s behalf, and unused vacation payout in the amount of $73,543. For Mr. Throop, the amounts in 2020 include the cost of a parking pass provided by the Company for use at the Company’s offices in Toronto, Ontario and the cost of an annual physical paid by the Company on Mr. Throop’s behalf.

Any payments to Mr. Throop that were made by the Company in Canadian dollars in 2022 have been converted to United States dollars using an average exchange rate over the fiscal year of 1 CAD equals 0.769 USD. Any payments to Mr. Throop that were made by the Company in Canadian dollars in 2021 have been converted to United States dollars using an average exchange rate over the fiscal year of 1 CAD equals 0.798 USD. Payments for the Canadian car lease, parking pass and annual physical were made by the Company in Canadian dollars in 2020 have been converted to United States dollars using an average exchange rate over the fiscal year of 1 CAD equals 0.746 USD.

For NEOs other than Mr. Throop, the amounts include the Company’s matching contribution to each executive’s savings account and the annual company contribution for each executive under the 401(k) Plan and the Supplemental Plan and, for Mr. Throop, the amounts include the Company’s contribution to his individual RRSP, with such amounts as follows:

Matching Contributions	2022	2021	2020

Richard Stoddart	$10,385	$19,039	—

Chris Cocks	$27,450	$135,350	—

Deborah Thomas	$27,450	$225,519	$198,000

Cynthia Williams	$19,857	—	—

Eric Nyman	$27,450	—	—

Darren Throop	$22,462	$22,208	$20,381

For NEO’s other than Mr. Throop, these amounts are in part contributed to the individual’s account in the 401(k) Plan and, to the extent in excess of certain Code maximums, deemed allocated to the individual’s account in the Supplemental Plan (401(k)).

The following table sets forth certain information regarding grants of plan-based awards for fiscal 2022 to the Named Executive Officers.

Grants of Plan-Based Awards

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(g)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Richard Stoddart	6/8/2022	(h)							1,975			$174,926

Chris Cocks	2/3/2022	(a)		$2,250,000
	3/10/2022	(b)				19,760	39,520	79,040				$3,750,053
	2/25/2022	(c)							19,760			$1,875,026
	2/25/2022	(d)								98,799	$94.89	$2,246,689

Deborah Thomas	2/3/2022	(a)		$1,250,000
	3/10/2022	(b)				12,120	24,239	48,478				$2,300,039
	2/25/2022	(c)							12,120			$1,150,067
	2/25/2022	(d)								60,597	$94.89	$1,377,976

Cynthia Williams	2/3/2022	(a)		$450,000
	3/10/2022	(b)				3,162	6,324	12,648				$600,084
	2/25/2022	(c)							3,162			$300,042
	2/25/2022	(f)							42,155			$4,000,088
	2/25/2022	(d)								15,807	$94.89	$337,954

Eric Nyman	2/3/2022	(a)		$1,100,000
	3/10/2022	(b)			11,593		23,185	46,370				$2,200,025
	2/25/2022	(c)							11,593			$1,100,060
	2/25/2022	(e)							7,904			$750,011
	2/25/2022	(d)								57,962	$94.89	$1,239,228

Darren Throop	2/3/2022	(a)		$1,500,000
	3/10/2022	(b)			15,808		31,616	63,232				$3,000,042
	2/25/2022	(c)							15,808			$1,500,021
	2/25/2022	(d)								79,039	$94.89	$1,797,347

(a)	These management incentive awards were made pursuant to the Company’s Senior Management Annual Performance Plan.

(b)

All of these contingent stock performance awards were granted pursuant to the 2003 Plan. These awards provide the recipients with the ability to earn shares of the Company’s Common Stock based on the Company’s achievement of stated cumulative diluted earnings per share (“EPS”), cumulative net revenue (“Revenues”) and average return on invested capital (“ROIC”) targets over a three-year period beginning at the beginning of fiscal 2022 and ending December 2024 (the “Performance Period”). Each Stock Performance Award has a target number of shares of Common Stock associated with such award which may be earned by the recipient if the Company achieves the stated EPS, Revenue, and ROIC targets set for the Performance Period.

(c)

All of these restricted share units were granted pursuant to the 2003 Plan. These units vest in equal annual installments over the first three anniversaries of the date of grant. Awards may be eligible for accelerated vesting in connection with a change-in-control or certain termination scenarios, as described more fully below under “Potential Payments Upon Termination or Change in Control; Agreements and Arrangements Providing Post-Employment and Change in Control Benefits”.

(d)

All of these options were granted pursuant to the 2003 Plan. These options are non-qualified, were granted with an exercise price equal to the average of the high and low sales prices of the Company’s common stock on the date of grant, and vest in equal annual installments over the first three anniversaries of the date of grant. Awards may be eligible for accelerated vesting in connection with a change-in-control or certain termination scenarios, as described more fully below under “Potential Payments Upon Termination or Change in Control; Agreements and Arrangements Providing Post-Employment and Change in Control Benefits”.

(e)	All of these restricted share units were granted pursuant to the 2003 plan. These units were scheduled to fully vest on December 31, 2023.

(f)

All of these restricted share units were granted pursuant to the 2003 plan. 16,071 of these units vested on August 25, 2022 and the remaining units vest in equal installments on February 25, 2023 and February 25, 2024.

(g)

The Grant Date Fair Values for options for the Named Executive Officers were determined using the standard application of the Black-Scholes option pricing model using the following weighted average assumptions: The Grant Date Fair Values for options for the Named Executive Officers were determined using the standard application of the Black-Scholes option pricing model. The following weighted average assumptions were used for executive officer awards: volatility 36.59%, dividend yield 2.95% and a risk-free interest rate of 1.81% based on the options being outstanding for approximately 4 years. Please see note 15 to the financial statements included in the Company’s Annual Report on Form 10-K, for the year ended December 25, 2022, for a detailed discussion of the assumptions used in valuing these options and stock awards.

(h)

These shares were granted pursuant to the 2003 Plan and were fully vested on the grant date. The Company issued these shares to Mr. Stoddart for his service as a director during 2022. For a description of our director compensation program, see “Director Compensation” in this Proxy Statement.

The following table sets forth information for equity awards held by the named individuals as of the end of the 2022 fiscal year. Mr. Stoddart did not have any outstanding equity awards as of the end of the 2022 fiscal year.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options (# Exercisable)		Number of Securities Underlying Unexercised Options (# Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)

Chris Cocks
										2,325	(f)	$135,338
										10,332	(g)	$601,426
										2,603	(h)	$151,521
										1,302	(i)	$75,789
										40,650	(j)	$2,366,237
							5,178	(k)	$301,411
							860	(l)	$50,061
							3,443	(l)	$200,417
							3,696	(m)	$215,144
							1,848	(o)	$107,572
							20,325	(p)	$1,183,118
	1,686		0	—	$98.80	2/20/2024
	3,396		0	—	$98.10	2/19/2025
	10,279		0	—	$86.66	2/18/2026
	8,611	(a)	4,304	—	$96.79	2/17/2027
	4,622	(b)	9,240	—	$90.18	2/17/2028
	2,311	(c)	4,620	—	$96.73	3/23/2028
	0	(e)	98,799	—	$94.89	2/25/2029

Deborah Thomas
										8,834	(f)	$514,227
										7,808	(h)	$454,504
										24,932	(j)	$1,451,292
							2,582	(l)	$150,298
							11,088	(m)	$645,432
							12,466	(p)	$725,646
	11,754		0	—	$98.80	2/20/2024
	28,033		0	—	$98.10	2/19/2025
	31,737		0	—	$86.66	2/18/2026
	25,831	(a)	12,913	—	$96.79	2/17/2027
	13,866	(b)	27,718	—	$90.18	2/17/2028
	0	(e)	60,597	—	$94.89	2/25/2029

Cynthia Williams
										6,505	(j)	$378,656
							3,252	(p)	$189,299
							27,096	(r)	$1,577,258
	0	(e)	15,807	—	$94.89	2/25/2029

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options (# Exercisable)		Number of Securities Underlying Unexercised Options (# Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)

Eric Nyman
										1,918	(f)	$111,647
										3,644	(h)	$212,117
										23,847	(j)	$1,388,134
							710	(l)	$41,329
							3,696	(m)	$215,144
							1,478	(n)	$86,034
							11,924	(p)	$694,096
							8,130	(q)	$473,247
	4,981		0	—	$98.80	2/20/2024
	5,167		0	—	$98.10	2/19/2025
	2,855		0	—	$86.66	2/18/2026
	7,104	(a)	3,551	—	$96.79	2/17/2027
	4,622	(b)	9,240	—	$90.18	2/17/2028
	1,849	(d)	3,696	—	$96.06	3/11/2028
	0	(e)	57,962	—	$94.89	2/25/2029

Darren Throop
										17,668	(f)	$1,028,454
										15,616	(h)	$909,007
										32,135	(j)	$1,870,578
							61,990	(l)	$3,608,438
							5,165	(l)	$300,655
							22,174	(m)	$1,290,749
							16,067	(p)	$935,260
	51,662	(a)	25,826	—	$96.79	2/17/2027
	27,729	(b)	55,438	—	$90.18	2/17/2028
	0	(e)	79,039	—	$94.89	2/25/2029

(a)

One-third of these options vested on February 18, 2021, one third vested on February 18, 2022, and the remaining options will vest on February 18, 2023, provided the recipient continues employment with the Company through the applicable vesting dates.

(b)

One-third of these options vested on February 17, 2022, and the remaining options will vest in equal installments on February 17, 2023 and February 17, 2024, provided the recipient continues employment with the Company through the applicable vesting dates.

(c)

One-third of these options vested on March 23, 2022, and the remaining options will vest in equal installments on March 23, 2023 and March 23, 2024, provided the recipient continues employment with the Company through the applicable vesting dates.

(d)

One-third of these options vested on March 11, 2022, and the remaining options will vest in equal installments on March 11, 2023 and March 11, 2024, provided the recipient continues employment with the Company through the applicable vesting dates.

(e)

One-third of these options will vest on each of February 25, 2023, February 25, 2024 and February 25, 2025, provided the recipient continues employment with the Company through the applicable vesting dates.

(f)

These contingent stock performance awards granted in February 2020 with a trailing three-year performance period ending at the end of fiscal 2022 are reflected at 45% of the target number of shares subject to such awards for the two-metric awards issued to Messrs. Cocks and Nyman and at 57% of the target number of shares subject to such awards for the three-metric award issued to Ms. Thomas and Mr. Throop, following affirmation by the Committee of the Company’s financial performance under these awards at the payout level set forth above.

(g)

These contingent stock performance awards granted to Mr. Cocks in February 2020 with a trailing three-year performance period ending at the end of fiscal 2022 are reflected at 100%, following affirmation by the Committee of the Company’s financial performance under these awards at the payout level set forth above.

(h)

These contingent stock performance awards granted in March 2021 are reflected at the target number of shares for such awards, even though the performance period will not end until December 2023 and there is no assurance that the target amounts, or even the threshold amounts, will be earned under these awards.

(i)

These contingent stock performance awards granted to Mr. Cocks in March 2021 are reflected at the target number of shares for such awards, even though the performance period will not end until December 2023 and there is no assurance that the target amounts, or even the threshold amounts, will be earned under these awards.

(j)

These contingent stock performance awards granted in March 2022 are reflected at the target number of shares for such awards, even though the performance period will not end until December 2024 and there is no assurance that the target amounts, or even the threshold amounts, will be earned under these awards.

(k)

Comprised of restricted stock units granted on March 14, 2019, of which 3,453 units vested on March 14, 2022, and the remaining 5,178 units will vest on March 14, 2024 provided the recipient continues employment with the Company through the applicable vesting date.

(l)

Comprised of restricted stock units granted on February 18, 2020, of which one-third vested on February 18, 2021, one-third vested on February 18, 2022, and the remaining third will vest on February 18, 2023 provided the recipient continues employment with the Company through the applicable vesting date.

(m)

Comprised of restricted stock units granted on February 17, 2021 of which one-third vested on February 17, 2022, and the remaining units will vest in equal installments on February 17, 2023 and February 17, 2024, provided the recipient continues employment with the Company through the applicable vesting date.

(n)

Comprised of restricted stock units granted on March 11, 2021 of which one-third vested on March 11, 2022, and the remaining units will vest in equal installments on March 11, 2023 and March 11, 2024 provided the recipient continues employment with the Company through the applicable vesting date.

(o)

Comprised of restricted stock units granted on March 23, 2021 of which one-third vested on March 23, 2022, and the remaining units will vest in equal installments on March 23, 2023 and March 23, 2024 provided the recipient continues employment with the Company through the applicable vesting date.

(p)

Comprised of restricted stock units granted on February 25, 2022 which vest in three equal installments on February 25, 2023, February 25, 2024, and February 25, 2025 provided the recipient continues employment with the Company through the applicable vesting date.

(q)	Comprised of restricted stock units granted on February 25, 2022, which will fully vest on December 31, 2023.

(r)

Comprised of restricted stock units granted on February 25, 2022 of which 16,071 units vested on August 25, 2022 and the remaining will vest in equal installments on February 25, 2023 and February 25, 2024 provided the recipient continues employment with the Company through the applicable vesting date.

The amounts reported in the above table were computed by multiplying the number of shares by the closing share price of $58.21 on December 23, 2022, the last trading day of the Company’s 2022 fiscal year.

The following table sets forth information concerning aggregate option exercises and vesting of restricted stock units earned during the 2022 fiscal year for the Named Executive Officers.

Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)

Richard Stoddart	0	$0	26,220	$1,716,361

Chris Cocks	0	$0	18,599	$1,657,192

Deborah Thomas	0	$0	26,821	$2,424,042

Cynthia Williams	0	$0	15,809	$1,318,945

Eric Nyman	0	$0	10,239	$889,054

Darren Throop	0	$0	47,253	$4,679,793

The following table sets forth information regarding each of our NEOs’ years of credited service and accrued pension benefits with the Company under plans providing specified retirement payments and benefits, including tax-qualified defined benefit plans and supplemental executive retirement plans, but excluding tax-qualified defined contribution plans and non-qualified defined contribution plans. Information is provided as of the plans’ measurement dates used for financial reporting purposes for the Company’s 2022 fiscal year.

Retirement Plan Annual Benefits and Payments

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit Payable at Normal Retirement ($)(a)	Payments During the Last Fiscal Year($)

Richard Stoddart(b)	n/a	n/a	n/a	n/a

Chris Cocks(b)	n/a	n/a	n/a	n/a

Deborah Thomas	Supplemental Plan	9.00	$133,754	$0

Cynthia Williams(b)	n/a	n/a	n/a	n/a

Eric Nyman	Supplemental Plan	4.00	$2,104	n/a

Darren Throop(c)	n/a	n/a	n/a	n/a

(a)

The Supplemental Plan is the lump-sum value as of December 25, 2022 of the benefit earned as of December 25, 2022, reflecting credited service and five-year average compensation as of the plan freeze date of December 31, 2007, and current statutory benefit and pay limits as applicable. Certain assumptions were used to determine the lump-sum values and are outlined below. These assumptions are consistent with those used for financial statement purposes, except that the Named Executive Officer is assumed to continue to be employed until the assumed retirement age (i.e., there will be no assumed termination for any reason, including death or disability). The assumptions are as follows: (i) measurement date is December 25, 2022 (ii) the Supplemental Plan benefits lump sum amounts are based on interest rates as prescribed in Code Section 417(e)(3)(C) for August, 2022 and the mortality table as prescribed by Code Section 417(e)(3)(C) as prescribed by the Secretary of the Treasury for payments made in 2023, and (iii) all values are estimates only; actual benefits will be based on the selected retirement date.

(b)	The Pension Plan was frozen prior to Mr. Cocks, Mr. Stoddart, Mr. Throop, and Ms. Williams joining the Company.

(c)

As an employee of a non-United States subsidiary of the Company, Mr. Throop is not eligible to participate in any of the Company’s United States benefit plans, including the Supplemental Plan. Mr. Throop participates in a Registered Retirement Savings Plan, which he has retained individually and not in connection with any company-sponsored benefit plan.

The following table provides information with respect to fiscal 2022 for each Named Executive Officer regarding defined contribution plans and other plans which provide for the deferral of compensation on a basis that is not tax-qualified. As an employee of a non-United States subsidiary of the Company, Mr. Throop is not eligible to participate in any of the Company’s United States benefits plans, including the Pension Plan and Supplemental Plan. Mr. Throop participates in the RRSP, which he has retained individually and not in connection with any company-sponsored benefit plan.

Non-Qualified Deferred Compensation and Other Deferred Compensation

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)(a)	Aggregate Earnings in Last Fiscal Year ($)(b)	Aggregate Withdrawals/ Distributions ($)(b)	Aggregate Balance at Last Fiscal Year End ($)(c)

Richard Stoddart	Non-Qualified Deferred Compensation Plan	—	—	—	—	—

	Supplemental Savings Plan	—	—	$5	$4,312	—

Chris Cocks	Non-Qualified Deferred Compensation Plan	$1,289,423	—	($108,823)	—	$3,103,315

	Supplemental Savings Plan	—	$202,743	$7,236	—	$511,337

Deborah Thomas	Non-Qualified Deferred Compensation Plan	—	—	($180,220)	—	$758,690

	Supplemental Savings Plan	—	$224,412	$42,690	—	$1,931,471

Cynthia Williams	Non-Qualified Deferred Compensation Plan	$145,385	—	($7,521)	—	$137,842

	Supplemental Savings Plan	—	$25,836	—	—	$25,836

Eric Nyman	Non-Qualified Deferred Compensation Plan	—	—	—	—	—

	Supplemental Savings Plan	—	$146,457	$13,884	—	$704,102

Darren Throop	Non-Qualified Deferred Compensation Plan	—	—	—	—	—

	Supplemental Savings Plan	—	—	—	—	—

(a)

Both the executive and registrant contributions above are also disclosed in the preceding Summary Compensation Table as either salary, non-equity incentive plan compensation or under all other compensation, as applicable. Registrant contributions earned during 2022 and credited to the account during 2022 as well as executive contributions on amounts earned during 2022 but paid in 2023 are included in the table above.

(b)	The aggregate earnings in the last fiscal year include earnings on amounts deferred by the individual in years prior to fiscal 2022.

(c)

Includes registrant and executive contributions on amounts earned during 2022 but credited during 2023. In addition to the amounts contributed for 2022, the amounts below were reported as compensation in prior Summary Compensation Tables (Mr. Cocks had his compensation for fiscal 2021 forward reported as a Named Executive Officer in the Company’s proxy statement, Mr. Stoddart had his compensation for fiscal 2021 forward reported as a Named Executive Officer in the Company’s proxy statement, and Ms. Thomas had her compensation for fiscal 2009 forward reported as a Named Executive Officer in the Company’s proxy statements) except for Mr. Nyman and Ms. Williams as they were not included in prior year Summary Compensation Table disclosures.

Richard Stoddart	—

Chris Cocks	$1,061,443

Deborah Thomas	$1,422,461

Cynthia Williams	—

Eric Nyman	—

Darren Throop	—

Amounts included in the “Non-Qualified Deferred Compensation” table above consist of executive deferrals and registrant contributions under the Supplemental Plan and the Non-Qualified Deferred Compensation Plan, each of which are described below.

Supplemental Plan

Each of our NEOs other than Mr. Throop participated in the Supplemental Plan. All registrant contributions reflected in the preceding table were allocated to the Supplemental Plan. Elective deferrals are not permitted under the Supplemental Plan. Account balances received interest at the rate of 3.5% per year for 2022. This rate reflects the 2022 return, less an allowance for certain expenses, paid by the insurance companies providing this corporate owned life insurance product to Hasbro. Matching contributions are fully vested at all times while the annual Company and transition contributions are subject to a 3-year vesting requirement, however remaining benefits are subject to forfeiture for violations of non-competition or confidentiality obligations or for termination due to certain criminal acts involving Company property. Benefits under the Supplemental Plan are payable as a lump sum upon termination of employment (including retirement and death), subject to a six-month waiting period under Code Section 409A, as applicable. Effective January 1, 2008, this plan was expanded to include new employer contributions in excess of IRS limits.

Non-Qualified Deferred Compensation Plan

The Deferred Compensation Plan is available to all of the Company’s U.S. based employees who are at or above job level 7 and whose base compensation is equal to or greater than $135,000 for 2022, including our NEOs. Participants may defer up to 75% of their base salary and 85% of the awards they are paid under the Company’s non-equity incentive plans. Participant account balances are credited with earnings based on the participant’s selection from the list of measurement funds offered in the plan, including a fixed rate option. The allocation of investments may be changed as often as daily, with the exception of the Hasbro Stock Fund and the fixed rate option. Selection of the Hasbro Stock Fund and the fixed rate option is made once per year and becomes effective the following January.

Rates of return earned (lost) by our NEOs are the same as the rates of return earned (lost) by other participants selecting the same investment choices. As such, the Company does not consider these rates of return to be “above-market” within the meaning of the rules of the SEC.

Generally, account balances under the plan may be paid as a lump sum or in installments over a five, ten or fifteen-year period following the termination of employment, except amounts designated as short-term payouts which are payable at a pre-selected date in the future. Account balances may be distributed prior to retirement in the event of a financial hardship, but not in excess of the amount needed to meet the hardship.

Potential Payments Upon Termination or Change in Control

The following table provides information as to the value of incremental payments and other benefits that would have been received by our NEOs, other than Mr. Stoddart, upon a termination of their employment with the Company due to various types of situations, including upon a change in control of the Company, assuming such termination and change in control had taken place on December 23, 2022 (the last trading day of the Company’s 2022 fiscal year), and based on any agreements with our NEOs in place as of December 25, 2022. The benefits reflect the closing price of the Company’s Common Stock of $58.21 on December 23, 2022, where appropriate. Following these tables is a narrative description of the plans and agreements pursuant to which these payments and benefits are payable. Mr. Stoddart is not eligible for any payments upon termination or change in control.

In addition to the benefits detailed in the following tables, our NEOs are eligible to receive vested benefits under the Company’s pension plans and deferred compensation plans, to the extent applicable, which are quantified in the preceding tables in this Proxy Statement, as well as benefits under stock options held by such executive officers which are vested and exercisable as of the date of their termination. In addition, our NEOs, other than Messrs. Stoddart and Throop and Ms. Williams, are eligible to participate in the Company’s post-retirement life insurance program, which is available to all salaried employees employed by the Company on December 31, 2019, who at such time met the eligibility requirements for early or normal retirement.

Our NEOs would not receive any incremental payments or other benefits if they voluntarily resigned from the Company (except resignation for Good Reason, where noted) or were involuntarily terminated by the Company for cause.

	No Change in Control			Change in Control

Name	Involuntary Termination(a)	Death or Disability	Retirement(b)	No Termination	Involuntary Termination in connection with a change in control(c)

Chris Cocks

Cash Severance	$7,500,000	$0	$0	$0	$7,500,000

FY 2022 Bonus	$0	$0	$0	$0	$0

Pension	$0	$0	$0	$0	$0

Other Benefits(d)	$39,410	$0	$0	$0	$39,410

Accelerated Equity(e)	$3,727,273	$3,727,273	$0	$0	$5,388,034

Total Incremental Benefits	$11,266,683	$3,727,273	$0	$0	$12,927,444

Deborah Thomas

Cash Severance	$1,250,000	$0	$0	$0	$5,000,000

FY 2022 Bonus	$0	$0	$0	$0	$0

Pension	$0	$0	$0	$0	$0

Other Benefits(d)	$25,934	$0	$0	$0	$25,934

Accelerated Equity(e)	$0	$2,036,605	$2,036,605	$0	$3,941,399

Total Incremental Benefits	$1,275,934	$2,036,605	$2,036,605	$0	$8,967,333

Cynthia Williams

Cash Severance	$600,000	$0	$0	$0	$2,100,000

FY 2022 Bonus	$0	$0	$0	$0	$0

Pension	$0	$0	$0	$0	$0

Other Benefits(d)	$38,602	$0	$0	$0	$38,602

Accelerated Equity(e)	$0	$614,012	$0	$0	$2,145,213

Total Incremental Benefits	$638,602	$614,012	$0	$0	$4,283,815

Eric Nyman

Cash Severance	$1,650,000	$0	$0	$0	$4,400,000

FY 2022 Bonus	$0	$0	$0	$0	$0

Pension	$0	$0	$0	$0	$0

Other Benefits(d)	$50,224	$0	$0	$0	$41,816

Accelerated Equity(e)	$1,599,439	$1,599,439	$0	$0	$3,221,749

Total Incremental Benefits	$3,299,663	$1,599,439	$0	$0	$7,663,565

	No Change in Control			Change in Control

Name	Involuntary Termination(a)	Death or Disability	Retirement(b)	No Termination	Involuntary Termination in connection with a change in control(c)

Darren Throop

Cash Severance	$6,000,000	$0	$0	$0	$6,000,000

FY 2022 Bonus	$0	$1,213,500	$1,213,500	$0	$0

Pension	$0	$0	$0	$0	$0

Other Benefits(d)	$31,526	$0	$0	$0	$31,526

Accelerated Equity(e)	$3,608,438	$6,897,298	$0	$0	$9,943,141

Total Incremental Benefits	$9,639,964	$8,110,798	$3,288,860	$0	$15,974,667

(a)	“Involuntary Termination” not in a change in control scenario means termination by the Company without Cause, and for Mr. Throop, termination by the executive for Good Reason.

(b)	As of December 25, 2022, Ms. Thomas qualifies for early retirement and accelerated vesting of a portion of her equity awards.

(c)	“Involuntary Termination” in a change of control scenario means termination by the Company without Cause or termination by the executive for Good Reason.

(d)

In a change of control scenario, other benefits include the Company’s cost of continued health and welfare benefits coverage and outplacement services. For Mr. Nyman, other benefits also include the payment of financial planning, legal and tax preparation services.

(e)

Includes the value of accelerated equity awards pursuant to the terms of the plan, award agreement or individual employment or change in control agreement, as applicable, and summarized below. For awards whose vesting is based on actual performance, the calculations assume a target level of performance is achieved.

Agreements and Arrangements Providing Post-Employment and Change in Control Benefits

The Company provides post-employment benefits through broad-based programs as well as individual agreements for certain executives. Benefits provided through each of the following programs are summarized below and the value of these benefits in various situations is included in the preceding tables.

•	Hasbro Equity Incentive Plans

•	Hasbro Severance Benefits Plan

•	Employment Agreement with Chris Cocks

•	Transitional Advisory Services Agreement with Deborah Thomas

•	Employment Agreement with Eric Nyman

•	Employment Agreement with Darren Throop

•	Change in Control Severance Plan for Designated Senior Executives

Benefits Under Hasbro Equity Incentive Plans

The executive officers of the Company and certain of the Company’s other employees have received outstanding equity awards, in the form of stock options, restricted stock units and/or contingent stock performance awards, under the 2003 Plan.

Unless modified by the individual employment agreements or equity grant agreements entered into between the Company and an executive officer, all equity awards (including stock options, restricted stock grants, deferred restricted stock units and contingent stock performance awards) under all of the Company’s equity incentive plans are subject to the post-termination provisions which are summarized below, based on the type of termination or the occurrence of a change of control.

Effect of a Change of Control

Option awards, shares of restricted stock, restricted stock units and the target number of shares subject to contingent stock performance awards, will vest upon a change in control only if the executive officer’s employment is terminated by the Company without Cause, or by the executive for Good Reason, each as defined under the 2003 Plan within twenty-four (24) months following a Change of Control, as defined under the 2003 Plan. If an award should vest in accordance with these terms, it is settled in a similar manner as described above for the respective award, but calculated as of the date of the executive’s termination of employment based on the then fair market value of the stock.

Disability Termination

If an executive officer’s employment with the Company is terminated due to a permanent disability of such officer, then, except to the extent this treatment is modified in an individual officer’s employment agreement, for such officer’s outstanding equity awards: (i) all unvested stock option awards immediately vest and become exercisable for a period of one year following the date of such disability, (ii) a pro-rata portion, reflecting the portion of the total vesting period which has elapsed, of restricted stock unit awards immediately vest and (iii) outstanding contingent stock performance awards remain outstanding for the remainder of the performance period and at the end of the performance period the number of shares which would have been earned under the award is pro-rated based on the portion of the performance period prior to the officer’s termination due to disability and such pro-rated number of shares is paid to the officer.

Termination due to Death of an Officer

If an executive officer’s employment with the Company terminates due to the officer’s death, then, except to the extent this treatment is modified in an individual officer’s employment agreement, for such officer’s outstanding equity awards (i) all unvested stock option awards immediately vest and become exercisable for a period of one year following the date of death or the appointment of the executor of such officer’s estate, (ii) a pro-rata portion, reflecting the portion of the total vesting period which has elapsed, of restricted stock unit awards immediately vest and (iii) outstanding contingent stock performance awards are paid out based on the pro-rated portion of the performance period completed prior to the officer’s death, with such pro-rated period applied to the target number of shares subject to such awards.

Retirement

Upon retirement of an executive officer, except to the extent this treatment is modified in an individual officer’s employment agreement, outstanding equity awards are treated in the following manner: (i) if the retirement qualifies as normal retirement, where the officer is 65 or older and has five or more years of service with the Company, all stock option awards vest and become exercisable for a period of one year following retirement and (ii) if it qualifies as normal retirement or early retirement, a pro-rata portion, reflecting the portion of the total vesting period which has elapsed, of restricted stock unit awards immediately vest and unearned performance share awards remain outstanding for the remainder of the performance period and at the end of the period the number of shares which are actually earned are pro-rated for the portion of the performance period during which the officer was employed and such pro-rated portion is paid to the retired executive.

Other Voluntary or Involuntary Terminations

For all other terminations of employment of an executive officer, either voluntary or involuntary, except to the extent this treatment is modified in an individual officer’s employment agreement or by action of the Committee, no additional vesting of equity awards occurs as a result of termination but (i) stock options that were currently exercisable prior to termination remain exercisable for a period of three months following the date of termination and (ii) all unvested restricted shares and stock units, and unearned contingent stock performance awards, are forfeited.

Hasbro Severance Benefits Plan

The Company’s Severance Benefits Plan provides for a basic level of severance benefits and a more substantial level of benefits, subject to the individual signing a severance agreement acceptable to the Company. These benefits are provided if the executive is terminated by the Company without cause, unless such benefits are superseded by the benefits provided under the terms of an officer’s employment agreement. The benefits shown for Ms. Thomas and Ms. Williams in the preceding tables assume that the individual signs an acceptable severance agreement. For each of Ms. Thomas and Ms. Williams the tables reflect the following benefits under the Company’s Severance Benefits Plan: (i) continuation of base salary for a period equal to the greater of 2 weeks for each complete year of service with the Company or one year, (ii) continuation of Health & Welfare benefits for the same period including medical, dental, vision and life insurance, with the Company sharing the cost at the same rate as a similarly situated active employee and (iii) participation in an outplacement program. The amount shown in the tables above assumes one year of participation for each of these executives. However, benefits under the Company’s Severance Benefits Plan cease upon re-employment of an executive, provided that if the individual notifies the Company of the new employment, the Company will provide a lump sum equal to 50% of the remaining severance pay as of the date of new employment.

Employment Agreement with Chris Cocks

On January 5, 2022, we announced the appointment of Chris Cocks as our Chief Executive Officer, effective February 25, 2022. The Company entered into an employment agreement with Mr. Cocks (the “CEO Employment Agreement”), with a term that runs through December 31, 2024, unless earlier terminated or extended in accordance with the provisions of the Employment Agreement.

Mr. Cocks is paid an annual base salary of $1,500,000. He is also entitled to receive an annual management incentive plan bonus, beginning with the Company’s 2022 fiscal year, with a target equal to 150% of his earned base salary. Mr. Cocks is eligible to receive awards under the Company’s long-term equity incentive program with an initial annual target equal to 500% of his annualized base salary.For each fiscal year after 2022, Mr. Cocks’s target annual management incentive plan bonus and target long-term equity incentive plan award shall be reviewed periodically in accordance with the Company’s compensation philosophy, market conditions and other factors deemed relevant by the Committee. Following review in fiscal 2023, Mr. Cocks’s long-term equity incentive plan target was increased to 700% to align with the median for long-term incentives of the Company’s compensation peer group.

Treatment Following Various Terminations of Employment

Mr. Cocks is eligible for severance in the event Hasbro terminates his employment without Cause (as defined in the CEO Employment Agreement) or if Mr. Cocks resigns for Good Reason (as defined in the CEO Employment Agreement).

•

Upon Termination by Hasbro Without Cause, or by Mr. Cocks for Good Reason, Within 24 Months Following a Change in Control. Mr. Cocks is eligible to receive a lump sum payment equal to two times his then-current base salary, a lump sum payment equal to two times his annual management incentive plan target bonus, certain premium payments by Hasbro for continued medical and dental insurance under COBRA for up to 24 months from the effective date of termination, and accelerated vesting of (and lapse of restrictions on) all unexpired, unvested stock options, performance share awards and time-based restricted stock units, with performance share awards vesting at target for the full performance period and a one-year exercise period for stock options.

•

Upon Termination by Hasbro Without Cause, or by Mr. Cocks for Good Reason, Prior to, or More than 24 Months Following, a Change in Control. Mr. Cocks is eligible to receive (i) payment of an amount equal to his then-current base salary for a period of 24 months, (ii) two times his then-current annual management incentive plan target bonus payable in equal installments over a period of 24 months, (iii) a pro-rated annual management incentive plan bonus for the year in which the termination occurs, based on actual company performance (a “Pro-Rata Bonus”), (iv) certain premium payments by Hasbro for continued medical and dental insurance under COBRA for up to 24 months from the effective date of termination, (v) accelerated vesting of (and lapse of restrictions on) all unexpired, unvested stock options and time-based restricted stock units and a one-year exercise period for stock options, and (vi) pro-rated vesting of performance share awards, which will remain outstanding for their performance periods and at the end of the applicable periods Mr. Cocks will receive a pro-rata share (based on the portion of the performance periods that had elapsed as of the date of termination of employment) of the actual number of shares earned under such awards based on company performance (“Pro-Rata PSA Vesting”), payable at the end of the performance periods (“Pro-Rata PSA Vesting Schedule”).

•

Following expiration of the term of the CEO Employment Agreement, if Hasbro does not offer to extend the term for at least an additional year on comparable terms and conditions as those set forth in the CEO Employment Agreement or the parties cannot otherwise mutually agree upon the terms of an agreement for Mr. Cocks to remain employed with Hasbro, then Mr. Cocks is eligible to receive (i) payment of his then-current base salary for a period of 18 months following the date of termination of employment, (ii) an amount equal to 1.5 times his target bonus, payable in equal installments over an 18 month period from the effective date of termination, (iii) certain premium payments by Hasbro for continued medical and dental insurance under COBRA for up to 18 months from the effective date of termination, (iv) a Pro-Rata Bonus for the year in which the date of termination occurs, and (v) Pro-Rata PSA Vesting of performance share awards in accordance with the Pro-Rata PSA Vesting Schedule. All outstanding equity awards other than the performance share awards shall be treated in accordance with their terms, without any forward vesting.

•

If Mr. Cocks’s employment terminates by reason of his death or Disability (as defined in the CEO Employment Agreement), Mr. Cocks (or his estate) is entitled to receive the Pro-Rata Bonus, as well as accelerated vesting of (and lapse of restrictions on) all unexpired, unvested stock options and time-based restricted stock units and a one-year exercise period for stock options. In addition, if the termination of employment is due to Disability, he will be entitled to Pro-Rated PSA vesting pursuant to the Pro-Rata PSA Vesting Schedule based on actual company performance over the periods. If the termination of employment is due to death, Mr. Cocks’s estate or beneficiaries shall be issued the number of shares of common stock that is computed by multiplying: (i) the target number of shares corresponding to 100% achievement of the performance metrics multiplied by (ii) a fraction, the numerator of which is the number of days from the start of the applicable performance period to the date of termination and the denominator of which is the total number of days in the applicable performance period.

The Employment Agreement contains certain post-employment restrictions on Mr. Cocks, including non-competition and non-solicitation provisions.

Transitional Advisory Services Agreement with Deborah Thomas

On March 10, 2023, the Company and Deborah Thomas, the Company’s Executive Vice President and Chief Financial Officer, entered into a Transitional Advisory Services Agreement (the “Transition Agreement”), relating to her planned retirement and ongoing services.

Pursuant to the Transition Agreement, Ms. Thomas will continue to serve as the Company’s Executive Vice President and Chief Financial Officer on her current employment terms and conditions through the effective date of the Company’s appointment of a successor Chief Financial Officer (the “Transition Date”). Commencing on the Transition Date until her retirement date on December 31, 2023 (the “Retirement Date”) or such earlier date if her employment is terminated in accordance with the Transition Agreement (referred to as the “Term”), Ms. Thomas will continue employment with the Company in the position of Advisor where she will report to the CEO of the Company, and have such duties and responsibilities as are reasonably assigned by the CEO from time to time, including assisting with transitional efforts and the successful onboarding of a successor Chief Financial Officer for the Company.

During the Term, Ms. Thomas’s base salary will remain at its current annualized rate. Ms. Thomas will receive an annual cash bonus award for fiscal year 2023 (the “2023 Bonus”) equal to 100% of her fiscal year 2023 base salary earnings. In fiscal 2023, and provided she remains an employee through the applicable grant dates, Ms. Thomas will be entitled to long-term equity awards to be granted in the same form as other senior management team members at her current target award level. Ms. Thomas’s outstanding long-term incentive awards will continue to vest in accordance with their terms, through the earlier of the Retirement Date or date of termination.

Subject to certain limited exceptions in the Transition Agreement, if Ms. Thomas’s employment with the Company terminates for any reason between March 10, 2023 and the Retirement Date, then Ms. Thomas (or her estate, beneficiary or legal representative in the case of termination due to death or disability) would be entitled to any payments or benefits under the Transition Agreement or applicable benefit plans or arrangements that have accrued through the date of termination. If Ms. Thomas’s employment terminates due to her death or disability or if she is terminated by the Company without cause, she, or her estate, beneficiary or legal representative (as applicable), will continue to be paid her base salary and fiscal year 2023 bonus through the Retirement Date. If Ms. Thomas’s employment is terminated voluntarily by Ms. Thomas or is terminated by the Company for cause prior to the Retirement Date she will not be entitled to any severance payments or benefits described above other than payments for accrued and unpaid amounts as of the termination date.

Employment Agreement with Eric Nyman

Effective February 25, 2022, the Company entered into an employment agreement (the “Letter Agreement”) with Eric Nyman, former President and Chief Operating Officer of the Company. The term of Mr. Nyman’s employment as President and Chief Operating Officer commenced February 25, 2022 (the “Effective Date”) and was scheduled to extend until December 31, 2023 (“Term”), unless earlier terminated or extended in accordance with the provisions of the Letter Agreement. Mr. Nyman’s employment with the Company ended March 31, 2023.

Beginning on the Effective Date, Mr. Nyman was paid an annual base salary of $1,100,000, and became entitled to receive an annual management incentive plan bonus, beginning with the Company’s 2022 fiscal year, with a target equal to 100% of his earned base salary. with the Company’s 2022 fiscal year, Mr. Nyman was eligible to receive awards under the Company’s long-term equity incentive program with an annual target equal to 400% of his annualized base salary. In addition to the annual long-term incentive grant, in 2022, Mr. Nyman received an additional grant in the form of a restricted stock unit grant with a grant date value of $750,000, which vested in full upon his employment termination.

Upon his departure from the Company, Mr. Nyman also became eligible to receive payment of his then-current base salary for a period of 18 months following the date of termination, a pro-rated annual management incentive plan bonus, pro-rata vesting of any restricted stock units and a pro-rata portion of any shares earned under outstanding performance share awards, a one-year stock option exercise period for vested options, and certain premium payments by Hasbro for continued medical and dental insurance under COBRA for up to 18 months from the effective date of termination.

The Letter Agreement contains certain post-employment restrictions on Mr. Nyman, including non-competition and non-solicitation provisions.

Employment Agreement with Darren Throop

In connection with the acquisition of eOne, we entered into an amended employment agreement with Darren Throop effective December 30, 2019, which amended his prior employment agreement with eOne (as amended, the “Throop Employment Agreement”). Pursuant to the Throop Employment Agreement, the term of Mr. Throop’s employment continued until December 30, 2022, at which time he retired from the Company.

Mr. Throop was employed in the position of Chief Executive Officer of eOne, and had overall responsibility for the business, strategy and operations of eOne and its subsidiaries. Mr. Throop reported exclusively to the Chief Executive Officer of Hasbro.

Pursuant to the Throop Employment Agreement, Mr. Throop’s annual base salary was $1,500,000. He was eligible to receive an annual management incentive plan bonus based on a target of 100% of his earned base salary. In addition to the annual management incentive plan participation, Mr. Throop was eligible to participate in Hasbro’s long-term incentive programs with an initial annual long-term equity grant target level equal to 400% of his annualized base salary. Mr. Throop was entitled to receive a one-time cash bonus of $1,500,000, which became payable on December 30, 2021. All incentive compensation to which Mr. Throop was entitled is subject to Hasbro’s Clawback Policy. Mr. Throop was entitled to certain additional benefits under the Throop Employment Agreement, including the non-exclusive use of an apartment in Los Angeles, CA, which was available for use by certain other employees, the use of an automobile and parking pass, life insurance coverage with a death benefit equal to four times his base salary, an annual physical and certain reimbursements for travel expenses. At the end of the term of the Throop Employment Agreement, his employment terminated automatically, and he became eligible to receive 18 months of base salary and 18 months of bonus payment equal to 100% of his target.

Upon Mr. Throop’s retirement, he was not entitled to receive any further compensation or benefits other than those that accrued up to the date of retirement. All unvested, unexpired stock options, restricted stock units, and contingent stock performance awards granted to Mr. Throop were governed strictly by the rules of the 2003 Plan and applicable grant agreements.

Subject to the terms of the Throop Employment Agreement, Mr. Throop is subject to post-employment restrictions, including non-competition and non-solicitation provisions.

Change in Control Severance Plan for Designated Senior Executives

The Company maintains the Hasbro, Inc. Change in Control Severance Plan for Designated Senior Executives (the “Change in Control Plan”). In fiscal 2022, participants in the Change in Control Plan included Mr. Cocks, Mr. Nyman, Ms. Thomas, and Ms. Williams. Under the Plan, if a Change in Control (as defined in the Change in Control Plan) occurs and the covered executive’s employment is terminated by the Company without Cause (as defined in the Change in Control Plan) or the covered executive resigns from the Company with Good Reason (as defined in the Change in Control Plan) in the 24 month period following the Change in Control, the covered executive will be entitled to the following payments and benefits: (A) two times (i) the sum of the covered executive’s annual base salary in effect on the date of termination (or, if higher, immediately preceding the Change in Control) and (ii) the percentage of earned salary, which constitutes the target bonus for the covered executive assuming target Company performance under the annual incentive plan in place at the time of termination, and (B) payment by the Company of the employer and employee premiums for continued health coverage for the covered executive and his/her covered dependents for the shorter of 12 months following cessation of employment and the period for which the individuals are eligible for and elect such coverage.

The annual base salary and target bonus payouts will be reduced by an amount equal to the total severance payments to which the covered executive is entitled to receive or will receive under any other severance plan, policy or individual agreement applicable to the covered executive’s employment termination. The severance payments and benefits above are subject to the covered executive complying with a non-competition covenant, which is effective while the covered executive is employed by the Company and for a period of 18 months after the covered executive’s employment ends, regardless of the reason for the termination of employment. The Change in Control Plan does not provide for any tax gross-ups and does not provide benefits to the executive unless their employment with the Company is terminated.

CEO Pay Ratio

We are providing the following disclosure in accordance with the requirement of Section 402(u) of Regulation S-K promulgated by the SEC (the “SEC rules”). As is permitted under the SEC rules, in fiscal 2022, to determine our median employee, we chose “base salary” as our consistently applied compensation measure.

We determined that the median employee’s total compensation (as would be computed for purposes of the Summary Compensation Table) was $85,959. The 2022 total compensation for our CEO, Mr. Cocks, is shown in our Summary Compensation Table above, is $9,443,047. As a result, our estimate of the ratio of CEO pay to median employee pay, As a result, our estimate of the ratio of CEO pay to median employee pay, with our CEO, is 110:1.

This ratio is a reasonable estimate calculated using a methodology consistent with the SEC rules, as described above. As the SEC rules allow for companies to adopt a wide range of methodologies, to apply country exclusions and to make reasonable estimates and assumptions that reflect their compensation practices to identify the median employee and calculate the CEO pay ratio, the pay ratios reported by other companies may not be comparable to the pay ratio reported above.

Pay Versus Performance
The following table provides information regarding compensation paid to the Company’s Chief Executive Officer and other Named Executive Officers along with the cumulative total shareholder return of the Company and the Total Shareholder Return of the Russell 1000 Consumer Discretionary Index, the Company’s net income and the Company’s revenue, which is the Company’s most important financial performance measure used by the Company to link compensation actually paid to the Company’s named executive officers, for 2022, to Company performance.

	Cocks		Stoddart		Goldner

Year (1)	Summary Compensation Table (SCT) For CEO	Compensation Actually Paid (CAP) to CEO	Summary Compensation Table (SCT) For CEO	Compensation Actually Paid (CAP) to CEO	Summary Compensation Table (SCT) For CEO	Compensation Actually Paid (CAP) to CEO (2)	Average SCT Total for Other NEOs (4)	Average CAP to Other NEOs (4)	Value of Initial Fixed $100 Investment Based on (5) :		Net Income (GAAP)	Company Selected Measure
									TSR (HAS)	TSR (Russell 1000 Consumer Discretionary Index)		Revenue

2022	$9,443,047	$3,460,022	$270,000	($574,022)	n/a	n/a	$7,444,885	$2,209,062	$60.60	$108.23	$203,500,000	$5,856,700,000

2021	n/a	n/a	$3,130,233	$3,198,778	$23,714,681	$29,079,175	$6,265,507	$7,724,029	$38.45	$164.69	$428,700,000	$6,420,400,000

2020	n/a	n/a	n/a	n/a	$16,668,010	$6,508,847	$9,964,919	$7,610,559	$91.07	$138.64	$222,500,000	$5,465,400,000

	2022 (3)			2021 (3)			2020 (3)

Adjustments	CEO (Cocks)	CEO (Stoddart)	Other NEOs (4)	CEO (Stoddart)	CEO (Goldner)	Other NEOs (4)	CEO (Goldner)	Other NEOs (4)

Total from Summary Compensation Table	$9,443,047	$270,000	$7,444,885	$3,130,233	$23,714,681	$6,265,507	$16,668,010	$9,964,919

Adjustments for defined benefit and actuarial plans

Subtract: Pension Value Reported in SCT	($1,121)	$0	($2,394)	$0	($140,367)	($19,737)	($354,447)	($36,909)

Add: Pension value attributable to current year’s service and any change in pension value attributable to plan amendments made in the current year	$0	$0	$0	$0	$0	$0	$0	$0

Total Impact: Adjustments for defined benefit and actuarial plans	($1,121)	$0	($2,394)	$0	($140,367)	($19,737)	($354,447)	($36,909)

Adjustments for stock and options awards

Subtract: SCT Amounts	($7,871,541)	$0	($5,413,134)	($2,660,077)	($6,872,319)	($3,419,074)	($10,030,160)	($6,432,778)

Add: Fair value at year-end of any equity awards granted in the covered FY that are outstanding and unvested as of the end of the covered FY	$4,216,348	$0	$2,804,299	$2,567,462	$764,559	$3,946,937	$6,769,907	$6,896,721

+/-: Year-over-year change in fair value of awards granted in any prior fiscal year that are outstanding and unvested at year end	($2,088,044)	$0	($2,829,032)	$0	$1,325,727	$1,016,013	($5,058,029)	($2,494,125)

	2022 (3)			2021 (3)			2020 (3)

Adjustments	CEO (Cocks)	CEO (Stoddart)	Other NEOs (4)	CEO (Stoddart)	CEO (Goldner)	Other NEOs (4)	CEO (Goldner)	Other NEOs (4)

Add: Vesting date fair value of awards granted and vesting during such year	$0	$0	$340,380	$161,160	$11,692,035	$0	$0	$0

+/-: Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during such year	($238,667)	($844,022)	($135,942)	$0	($1,405,142)	($65,617)	($1,486,435)	($287,268)

Total Impact: Adjustments for stock and option awards	($5,981,904)	($844,022)	($5,233,428)	$68,545	$5,504,861	$1,478,259	($9,804,716)	($2,317,450)

Compensation Actually Paid (as calculated)	$3,460,022	($574,022)	$2,209,062	$3,198,778	$29,079,175	$7,724,029	$6,508,847	$7,610,559
Footnotes:

(1)	The other NEOs were Mr. Cocks (2021), Ms. Thomas (all years), Messrs. Frascotti, Throop & Johnson (2020 and 2021), Ms. Williams and Messrs. Nyman and Throop (2022).

(2)	The 2021 amounts for Mr. Golder are primarily a result of increased compensation as a result of his untimely passing.

(3)
The following detailed breakdown table describes the adjustments, each of which is prescribed by SEC rule, to calculate the CAP Amount from the SCT Amount. The SCT Amount and the CAP Amount do not reflect the actual amount of compensation earned by or paid during the applicable year, but rather are amounts determined in accordance with SEC rules contained in item 402 of Regulation
S-K
under the Exchange Act

(4)	Amounts presented are averages for the entire group of other NEOS.

(5)
Total Shareholder Return (TSR) data is calculated based on an initial measurement date of December 29, 2019 and reflects: For 2022
-
3 year (December 29, 2019 - December 25, 2022); for 2021
-
2 year (December 29, 2019 - December 25, 2021); and for 2020 - 1 year (December 29, 2019 - December 27, 2020).

Financial Performance Measures
The following table lists the most important financial performance measures used
to link compensation actually paid to our NEOs for 2022 to Company performance.

Performance Measure	Primary Measure	Short-Term Incentive Measure	Performance Share Award Performance Measure

Net Revenue	X	X	X

Operating Margin		X

Free Cash Flow		X

EPS			X

ROIC			X

Relationship Between Pay and Financial
Performance
The charts below describe the relationship
between
compensation actually
paid
to our
CEO
and
other
NEOs (as
calculated
above) and
our
financial and stock performance. Generally, compensation actually paid is directionally aligned with the Company’s Revenue and Net income for all years shown. For Cumulative TSR, compensation actually paid is directionally aligned with the exce ption
of 2021 when CEO
compe
nsation was above Hasbro’s TSR performance. CEO compensation was, however
, aligned with the TSR
of
Hasbro’s compensation peer group. The significant
increa
se in the CEO compensation for 2021 was due primarily to increased payments to the estate of the former CEO following the untimely passing of our former
CEO.

Compensation Committee Interlocks and Insider Participation

The members of the Committee as of the 2022 fiscal year end were Lisa Gersh (Chair), Kenneth Bronfin, Elizabeth Hamren, Edward Philip and Laurel Richie. None of the members of the Compensation Committee during fiscal 2022 had at any time been an officer or employee of the Company or of any of its subsidiaries. No executive officer of the Company served as a member of the Committee or Board of any other entity which had an executive officer serving as a member of the Company’s Board or the Committee during fiscal 2022. There were no transactions in 2022 between the Company and any member of the Committee for any part of 2022 that would require disclosure under Item 404 of Regulation S-K of the rules and regulations of the SEC.

Shareholder Advisory Vote on Compensation for Named Executive Officers (Proposal 2)

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADVISORY APPROVAL OF THE COMPANY’S COMPENSATION FOR ITS NAMED EXECUTIVE OFFICERS.

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are seeking shareholder approval for the compensation of our Named Executive Officers, as such compensation is described in this Proxy Statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation”. Shareholders are urged to carefully review the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement.

Shareholders are being asked to vote on the following advisory resolution:

RESOLVED, that the shareholders of Hasbro, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as such compensation is disclosed pursuant to the rules of the Securities and Exchange Commission in this Proxy Statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

At our 2017 Annual Meeting we recommended to our shareholders that we have an annual advisory vote on the compensation of our Named Executive Officers. The recommendation of having this vote annually was overwhelmingly supported by our shareholders, with 91% of the shares voted on that proposal indicating they supported an annual vote. In keeping with the expressed interests of our shareholders, we are recommending to our shareholders that we continue to have annual advisory votes on the compensation of our Named Executive Officers in Proposal 3 of this Proxy Statement.

Hasbro has engaged regularly with our shareholders on ESG, compensation and corporate governance matters for years. We do this as part of our commitment to be responsive to shareholders and to ensure that our actions are informed by the viewpoints of you, our investors. The views expressed by our shareholders on our executive compensation programs are carefully considered by the Compensation Committee and the full Board of Directors as they design our compensation programs. Feedback from our investors is taken into account by our Committee in structuring our executive compensation program. At our 2020, 2021 and 2022 Annual Meetings approximately 94.6%, 81.3% and 88.0%, respectively, of the shares voting approved the compensation of our Named Executive Officers. Our average favorable approval of our Say-on-Pay votes over the past five years has been 91.5%.

We have designed our compensation programs for our Named Executive Officers in the way we believe enables the Company to attract and retain top executive talent, maximizes the performance of those executives in furthering the objectives of the Company, aligns our realized executive compensation with the Company’s performance in meeting its financial and strategic objectives and with the delivery of total shareholder return, and promotes the creation of long-term shareholder value, all while containing the cost of the executive compensation program to a level the Compensation Committee believes is reasonable and appropriate. To further these objectives, the vast majority of the compensation opportunity for our Named Executive Officers is tied to achievement of Company and/or business unit performance targets which are based upon the Board-approved operating and strategic plans and/or to increases in the value of our stock. We design our executive compensation program in the way we believe best promotes the interests of you, our shareholders, and we are committed to being responsive to the views of our shareholders on our compensation programs and governance practices.

Approval

Although the vote is non-binding, the Board of Directors and Compensation Committee of the Company will carefully consider the results of this vote in connection with their ongoing evaluation, and establishment, of the Company’s compensation arrangements and programs for the Company’s Named Executive Officers.

The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Annual Meeting on this shareholder advisory vote is required for approval of the resolution. Abstentions are considered shares entitled to vote on the proposal, and as such, abstentions are the equivalent of a vote against the proposal. In contrast, broker non-votes are not counted as present and entitled to vote on the proposal for purposes of determining if the proposal receives an affirmative vote of a majority of the shares present and entitled to vote.

Shareholder Advisory Vote on the Frequency of the Vote on Compensation for Named Executive Officers (Proposal No. 3)

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE “FOR” THE ONE (1) YEAR OPTION (MEANING ADVISORY
VOTES WOULD BE HELD EVERY YEAR) AS TO THE FREQUENCY OF AN
ADVISORY VOTE ON THE COMPANY’S COMPENSATION FOR ITS NAMED
EXECUTIVE OFFICERS.

Pursuant to Section 14A of the Exchange Act, the Board is asking shareholders to submit a non-binding, advisory vote to express whether they prefer that shareholder advisory votes on the compensation of our Named Executive Officers, such as the one set forth above under Proposal No. 2, be held every one, two or three years. Shareholders will be able to mark the proxy card or voting instruction card for the Meeting to indicate whether they want the Company to hold these say-on-pay advisory votes every one, two or three years, in response to the resolution set forth below. Alternatively, shareholders may indicate that they are abstaining from voting.

Shareholders are being asked to vote on the following advisory resolution:

RESOLVED, that the shareholders of Hasbro, Inc. advise that an advisory resolution with respect to approval of the Company’s compensation for its Named Executive Officers be proposed every one, two or three years, as is reflected on the shareholders’ votes of each of these alternatives in connection with this resolution.

In voting on this resolution, you should mark your proxy for one (1) year, two (2) years or three (3) years based on your preference for how frequently (being every one, two or three years) an advisory vote on executive compensation should be held. If you have no preference you may abstain from voting.

In the Company’s opinion, the optimal frequency of the advisory vote on executive compensation depends on a balancing of the benefits and burdens of more or less frequent votes. Some people believe less frequent votes are best as they enable shareholders to focus on the Company’s overall compensation program design, as opposed to short-term decisions, and allow for a window of time sufficient to determine how well the compensation program design drives the Company’s performance over the longer-term and the creation of longer-term shareholder value. These less frequent votes also avoid the burden that annual votes impose on shareholders and prevent distraction to the Company from trying to react to short-term impacts to its compensation programs.

Others believe more frequent shareholder votes are optimal as they provide shareholders with the opportunity to react promptly to emerging trends in compensation and to provide rapid feedback to the Company with respect to their views on the effectiveness and appropriateness of the Company’s executive compensation programs. This provides the Board and the Compensation Committee with the opportunity to evaluate individual compensation decisions each year in light of the shareholder feedback and to better incorporate current shareholder views into the Company’s compensation programs.

Based on the shareholders votes in 2011 and 2017, as well as our Board’s view, the Board believes that the most appropriate outcome at this time is to continue to have an annual (every year) shareholder advisory vote on the compensation of our Named Executive Officers, as the Company has done since 2011. We believe an annual vote best enables the Board and the Compensation Committee to understand and incorporate the views of the shareholders in structuring the Company’s executive compensation programs. As time progresses the Board may alter this view, but currently the Board is interested in obtaining more frequent feedback from shareholders to assist in evaluating and structuring the Company’s compensation programs.

In 2017 we last asked shareholders how frequently they wanted to have an advisory votes on the compensation of our Named Executive Officers and we recommended an annual advisory vote. At that annual meeting as well our annual meeting in 2011, our shareholders overwhelmingly expressed the desire to have an annual vote. In recognition of that, we have submitted a vote on the compensation of our Named Executive Officers to the shareholders on an annual basis since 2011.

Approval

Although the vote on the desired frequency of shareholder votes on executive compensation is non-binding, the Board of Directors and Compensation Committee of the Company will carefully consider the results of this vote in connection with their ongoing evaluation, and establishment, of the frequency with which the Company seeks an advisory shareholder vote on executive compensation.

The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Meeting on this shareholder advisory vote is required for approval of a desired frequency under the resolution. Abstentions are considered shares entitled to vote on the proposal and as such abstentions are the equivalent of a vote against the proposed frequencies. In contrast, broker non-votes are not counted as present and entitled to vote on the proposal for purposes of determining if the proposal receives an affirmative vote of a majority of the shares present and entitled to vote.

Proposal to Approve Amendments to the Restated 2003 Stock Incentive Performance Plan (Proposal 4)

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENTS TO THE 2003 PLAN.

In March 2023, upon the recommendation of the Compensation Committee of the Board, the Board of Directors adopted, subject to shareholder approval, the Third Amendment (the “Third Amendment”) to the Company’s Restated 2003 Stock Incentive Performance Plan, as amended (the “2003 Plan”). A copy of the Third Amendment is attached to this Proxy Statement as Appendix C. The Board further directed that the Third Amendment be submitted to the shareholders of the Company for their consideration at the Annual Meeting and the Board recommends that shareholders approve the Third Amendment.

Specifically, you are being asked to approve amendments to the 2003 Plan to increase the number of shares available for issuance under the 2003 Plan by 1,100,000 shares and extend the term of the 2003 Plan to December 31, 2028 (collectively, the “Amendments”). If the Amendments are not approved, the Company will not have any plan in place allowing for equity grants after December 31, 2025.

Our Board believes that it is critical that the shareholders approve the Third Amendment, so that the Company will continue to have the ability to grant equity awards under the 2003 Plan to attract and retain key officers, employees and directors, and to utilize awards under the 2003 Plan to provide variable performance-based compensation that aligns the interests of those persons with shareholders and appropriately rewards those persons for contributing to the success of the Company and the delivery of strong performance to you, the Company’s owners. This is particularly important as the Company continues its transformation efforts and executes on its Blueprint 2.0 strategy. It is possible that the Company will need to seek authorization for additional shares at annual meetings in the near term as we evolve as a company and seek to incentivize new and existing talent necessary to fill leadership roles in a competitive employment environment.

Our Board unanimously recommends that the shareholders approve the Amendments to the 2003 Plan because it believes that providing equity incentives and a proprietary interest in the growth and performance of the Company to key personnel will advance the interests of the Company by further aligning the interests of award recipients with those of shareholders, and by tying the realization of key compensation elements for individuals who contribute significantly to the Company’s performance with the performance of the Company and increases in the value of the Company’s stock.

Summary of Proposed Amendments

The Amendments make the following changes to the 2003 Plan:

•	Extend the Term. The Amendments extend the term of the 2003 Plan to December 31, 2028, from the currently scheduled expiration date of December 31, 2025.

•

Add Authorized Shares. The Amendments increase the maximum number of total shares of common stock that may be delivered pursuant to all awards under the 2003 Plan by 1,100,000 shares. With the addition of these 1,100,000 shares, and based upon the Company’s equity grants made as of December 25, 2022 the Company would have approximately 6,837,153 total shares of common stock available for future awards under the 2003 Plan through December 31, 2028 (assuming that outstanding contingent stock performance awards are earned at their target level), which constitutes approximately 4.9% of the Company’s outstanding stock as of December 25, 2022.

Equity incentives are critical to attract and retain key officers, employees and directors. Without an equity plan allowing for equity incentive grants, the Company will be at a significant disadvantage in attracting and retaining personnel. As of December 25, 2022, there were approximately 1,140 officers, employees and directors of the Company holding equity awards under the 2003 Plan.

Key Shareholder Friendly Provisions of the 2003 Plan

The Company has designed the 2003 Plan, inclusive of the Amendments, to include the provisions that the Company believes promote best practices and reinforce the alignment between compensation payable to or realizable by participating officers, other key employees and directors, and shareholders’ interests. These provisions include, but are not limited to, the following:

•	No Evergreen Provision. There is no “evergreen” feature pursuant to which the shares authorized for issuance under the 2003 Plan can be automatically replenished.

•

No Automatic Grants. The 2003 Plan does not provide for “reload” or automatic grants to participants and all grants must be approved by the Compensation Committee, which is composed entirely of independent directors.

•

Double Trigger Acceleration Following a Change in Control. The 2003 Plan provides a double trigger change in control provision, such that awards will only forward vest if there is both (i) a change in control, as defined under the 2003 Plan and (2) the award holder’s employment is terminated by the Company without Cause, or by the employee for Good Reason (each as defined in the 2003 Plan) within twenty-four (24) months following the change in control.

•

No Liberal Share Recycling of Awards. Shares tendered in payment of an award’s exercise price, shares withheld to pay taxes due on an award, and shares purchased by the Company using proceeds from awards will not increase the total number of remaining shares authorized to be delivered pursuant to awards under the 2003 Plan, and the gross number of shares covered by SARs count against the shares remaining available for grant under the 2003 Plan.

•

Minimum Vesting Requirements. Stock options, SARs, restricted stock and deferred stock units granted under the 2003 Plan cannot fully vest over a period of less than three years, and performance awards must have a minimum performance period of at least one year, subject to a limited exception set forth in Section 10 of the 2003 Plan. The 2003 Plan provides that options, SARs, restricted stock and deferred stock granted under the 2003 Plan also cannot begin to vest until one year after the date of the award, again subject to the limited exception in Section 10 of the 2003 Plan.

•

No Dividends on Unearned or Unvested Awards. The 2003 Plan prohibits the payment or accrual of dividends on (i) outstanding options or SARs or (ii) other awards subject to performance criteria or time vesting criteria that have not yet been met.

•	No Tax Gross-Ups. The 2003 Plan does not provide for any tax gross-ups.

•

No Repricing Stock Options or SARs, or Substituting Cash, without Shareholder Approval. The 2003 Plan does not allow for the repricing of stock options or SARs, or substitution of cash for underwater options or SARs, without shareholder approval.

•

Stock Options and SARs cannot be Granted at Less Than Fair Market Value. The 2003 Plan prohibits granting stock options at an exercise price less than fair market value or granting SARs with a strike price less than the fair market value on the date of grant.

•	Annual Award Limits. The 2003 Plan sets limits on awards that can be made to any individual in any calendar year.

•	Term Limits. No award under the 2003 Plan can be outstanding for more than ten years.

Key Burn-Rate Data

The following table provides information regarding the Company’s unadjusted annual burn rate for the past five years. All equity award grants during this period have been made under the 2003 Plan.

Fiscal Year	Shares Subject to Options Granted(a)	Shares Subject to Full-Value Awards Granted(b)	Full- Value Shares Actually Earned(c)	Weighted Average Basic Common Shares Outstanding	Burn Rate

2022	644,323	733,932	231,311	138,700,000	1.08%

2021	617,839	672,601	—	138,000,000	0.94%

2020	829,135	840,611	—	137,300,000	1.22%

2019	740,277	277,120	5,128	127,895,889	0.80%

2018	537,771	276,967	239,292	126,132,020	0.84%

(a)	Hasbro did not grant any SARs in any of the prior five fiscal years.

(b)

Consists of restricted stock units or other restricted stock awards with a time-based vesting component which are granted in that year, and shares that are vested upon grant. Does not include share awards subject to future performance criteria.

(c)

Consists of contingent stock performance awards or other awards subject to performance criteria earned for the three-year performance period ending in December of that year (so for example, the 2022 figure includes any contingent stock performance awards earned for the three-year performance period ending December 2022).

The Company’s average unadjusted burn rate for the prior three years, as derived from the table above, was 0.78%.

Awards Granted Under the 2003 Plan and Existing Plan Benefits

The Company believes that the Amendments will provide enough shares to cover annual equity grants by the Company for approximately the next year based upon projected grant practices. The potential divestiture of our eOne film and television business, together with changing strategy and our ongoing review our plan design, may impact our current modeling, which is a reason for requesting a limited number of shares at this time. However, the period of time for which the shares available for future awards under the 2003 Plan will be sufficient may vary from the foregoing based on our stock price, participation rates in the plan, award sizes, award mix, payout levels for performance awards, or equity program plan design changes, among other factors.

By way of updating the information regarding outstanding awards under the 2003 Plan which the Company reported in its Annual Report on Form 10-K for the year ended December 25, 2022, from December 26, 2022 through March 13, 2023, the Company granted options, restricted stock units, and contingent stock performance awards under the 2003 Plan covering an aggregate of 2,900,000 shares of Common Stock. These grants comprised the Company’s discretionary long-term incentive awards and annual grants of contingent stock performance awards, restricted stock units and stock options for fiscal 2023 to the Company’s officers and selected other employees.

The awards that will be made and the amounts that will be paid pursuant to the 2003 Plan in the future are discretionary and are therefore not currently determinable. However, the following table sets forth the number of shares subject to options, restricted stock units, deferred stock awards and contingent stock performance awards (outstanding contingent stock performance awards for which the performance period has not ended are included at the target number of shares for such awards) granted under the 2003 Plan during the Company’s 2022 fiscal year, which began on December 27, 2021 and ended on December 25, 2022, to the named individuals, all current executive officers as a group, all current directors who are not executive officers and were not executive officers at the time of grant, as a group, and all employees, excluding executive officers.

Name and Position	Granted Under the Plan During the Company’s 2022 Fiscal Year

Richard Stoddart Chairman of the Board; Former Interim Chief Executive Officer	0

Chris Cocks Chief Executive Officer	158,079

Deborah Thomas Executive Vice President and Chief Financial Officer	96,956

Cynthia Williams President, Wizards of the Coast and Digital Gaming	51,641

Eric Nyman Former President and Chief Operating Officer	100,644

Darren Throop Former CEO of eOne	126,463

All current executive officers as a group (including the named people above)	472,636

All current directors who were not executive officers at the time of grant, as a group	23,700

All employees and officers, excluding current executive officers and directors, as a group	1,107,164

Summary of 2003 Plan, as Amended by the Amendments

The following is a summary of the 2003 Plan, as amended by the Amendments, and is therefore not complete. A complete copy of the Amendments being considered by shareholders is attached to this Proxy Statement as Appendix C, and a complete copy of the 2003 Plan, as it existed prior to the Amendments, is attached to this Proxy Statement as Appendix D.

Background

The 2003 Plan is intended to attract and retain talented officers, employees and directors for the Company and its affiliates who are in a position to make significant contributions to the success of the Company, to reward such persons for making these contributions and to encourage such persons to take into account the long-term interests of the Company and enhancement of the Company’s value for its shareholders.

The 2003 Plan was originally adopted by the Board on February 12, 2003 and was approved by the Company’s shareholders at the 2003 Annual Meeting of Shareholders. The Plan was amended by the Board and the shareholders in 2005, 2007, 2009, 2010, 2013, 2017 and 2020.

Administration

The 2003 Plan is administered by the Compensation Committee of the Board (the “Committee”), comprised entirely of independent directors. The Committee has the authority to establish rules for the administration of the 2003 Plan; to select the officers, employees and directors of the Company and its affiliates to whom awards are granted; to determine the types of awards to be granted and the number of shares covered by such awards; and to set the terms and conditions of such awards.

The Committee may also determine whether the payment of any proceeds of any award shall or may be deferred. The Committee may provide that awards denominated in stock earn dividends or dividend equivalents, except that dividends and dividend equivalents may not be paid or accrued with respect to (i) outstanding options or SARs or (ii) other Awards subject to performance criteria or time vesting criteria that have not yet been met. Determinations and interpretations of the Committee will be binding on all parties.

Eligibility

Officers, employees and directors of the Company and of any other entity, including a subsidiary or joint venture, that is directly or indirectly controlled by the Company (collectively “affiliates”) are eligible to receive awards under the 2003 Plan, as are other persons who have service relationships with the Company which are covered by the 2003 Plan’s definition of “Employment.” At December 25, 2022, the Company employed approximately 6,490 persons worldwide. As of December 25, 2022 there are an aggregate of approximately 1,140 individuals, consisting of 6 executive officers, 1,022 employees and 12 non-employee directors holding equity awards granted under the 2003 Plan.

Incentive stock options (“ISOs”) may only be granted to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

Awards

The 2003 Plan permits granting awards for: (1) stock options, including ISOs meeting the requirements of Section 422 of the Code; (2) SARs; (3) stock awards, including restricted and unrestricted stock, restricted stock units and other deferred stock awards; (4) performance awards; and (5) cash awards.

Shares Available and Limits on Awards

If the Amendments are approved, 1,100,000 shares will be added to the authorized shares under the 2003 Plan. Based on the number of outstanding awards as of December 25, 2022, approximately 6,837,153 shares of Common Stock would be available for future awards under the 2003 Plan (assuming that outstanding contingent stock performance awards are earned at their target level). These 6,837,153 available shares represent only approximately 4.9% of the outstanding Common Stock as of December 25, 2022. After the Amendments are adopted, 5,650,000 shares will be available for future Full-Value Awards to be made under the 2003 Plan.

The number of shares that may be subject to options or SARs granted to any one individual may not exceed 2,000,000 in any calendar year. The maximum benefit that may be paid to any person under other awards which are granted in any calendar year will be: (i) to the extent paid in shares, 1,000,000 shares, (ii) to the extent such awards are denominated in shares but paid in cash, 1,000,000 shares multiplied by the fair market value of the shares on the date of payment under such awards, and (iii) to the extent otherwise paid in cash, $10 million.

If any shares subject to an option or award under the 2003 Plan are forfeited or if any such option or award terminates, the shares previously covered by such option or award will be available for future grant or award under the plan. If another company is acquired by the Company or an affiliate in the future, any grants or awards made and any of the Company’s shares delivered upon the assumption of or in substitution for outstanding grants made by the acquired company may be deemed to be granted or awarded under the 2003 Plan, but will not decrease the number of shares available for grant or award under the 2003 Plan.

In the event of any stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the Company’s capital structure, the Committee will make appropriate adjustments to reflect such change with respect to (i) the aggregate number of shares that may be issued under the 2003 Plan and the limits on certain types of awards under the 2003 Plan; (ii) the number of shares subject to awards under the 2003 Plan; and/or (iii) the price per share for any outstanding stock options, SARs and other awards under the 2003 Plan. To the extent consistent with applicable rules, the Committee may make adjustments of the type described in the preceding sentence to take into account other events and circumstances if the Committee determines such adjustments are appropriate to preserve the value of awards under the 2003 Plan.

Additional Terms of Awards

Options. The Committee establishes the exercise price per share for options, the term of options (which cannot exceed ten years), the time at which they may be exercised and such other terms as the Committee deems appropriate, except that the exercise price of each option shall be not less than the Fair Market Value (as defined below) of the Common Stock on the date of grant.

“Fair Market Value” for purposes of the 2003 Plan is the average of the high and low sales prices of the Common Stock, or, if no sales of Common Stock were made on that date, the average of the high and low prices of Common Stock as reported for the preceding day on which sales of Common Stock were made. On December 25, 2022, the average of the high and low sales prices of the Common Stock, as reported in the Wall Street Journal, was $57.86.

Subject to the limitations described below, options will become exercisable at such time or times, and on and subject to such conditions, as the Committee may specify. Except for a total of 5% of the shares authorized under the 2003 Plan which may be granted pursuant to shorter vesting periods, stock options shall vest in one or more installments over a total vesting period of not less than three years, and options, SARS, restricted stock and deferred stock cannot begin to vest until one year from the date of grant. Notwithstanding the foregoing, the Committee may provide for the acceleration of vesting of stock options upon the death, disability, retirement or other termination of employment or service of the participant. Unless the Committee determines otherwise, payment of the purchase price in full in cash is required upon option exercise.

Stock Appreciation Rights. The holder of a SAR will be entitled to receive the excess of the fair market value, calculated as of the exercise date, of a specified number of shares over the grant price of the SAR. The strike price of a SAR must be no less than the fair market value of the stock on the date of grant. SARs need not be granted in tandem with stock options. SARs are also subject to the same minimum vesting period requirements set forth above for stock options.

Stock Awards, Restricted Stock Awards and Restricted Stock Units. The 2003 Plan provides for the award of restricted stock subject to forfeiture, restricted stock units and other forms of deferred stock providing for the delivery of stock in the future subject to specified conditions, and unrestricted stock which is immediately vested. A stock award may provide the recipient with all of the rights of a shareholder of the Company, including the right to vote and receive any dividends, subject to the limitations set forth in the 2003 Plan.

Stock awards and awards of restricted stock units or other forms of deferred stock generally will be subject to certain conditions established by the Committee, including continuous service with the Company, achievement of specific business objectives, and other measurements of individual, business unit or Company performance. Except for 5% of the shares authorized under the 2003 Plan which may be granted subject to shorter vesting periods or may be vested upon grant (which is what the Company currently does for its annual stock grants to non-employee directors, which are vested upon grant), stock awards and restricted stock units shall vest in one or more installments over a total vesting period of not less than three years from the date of grant, and may not begin to vest until one year from the date of grant. Notwithstanding the foregoing, the Committee may provide for the acceleration of vesting of stock awards or restricted stock units upon the death, disability, retirement or other termination of employment or service of the participant or as otherwise described herein.

Performance Awards. The Committee may grant awards under the 2003 Plan other than options and SARs which are designed to qualify as performance-based compensation. The performance goals for each participant under a performance award shall be objectively determinable measures of performance based on any one or a combination of the following criteria: cash net earnings; core brands growth; core brands net revenues; cost control; earnings before income taxes; earnings before interest and taxes; earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; economic value added; free cash flow; gross profit; net cash provided by operating activities; net earnings; earnings per share; net earnings per share; net revenues; operating margin; operating profit; return on assets; return on capital; return on capital investment; return on net revenues; return on shareholders’ equity; sales; stock price; total shareholder return on common stock relative to S&P 500 Index; total shareholder return on common stock relative to Russell 1000 Consumer Discretionary Index; total shareholder return on common stock relative to any index of companies or groups of companies or one or more specific companies; and working capital. These business criteria may be measured on a consolidated basis or on a segment, divisional, sector or other business unit basis (herein collectively “business unit”), all as selected by the Committee in each individual case. Satisfaction of performance criteria may, in the Administrator’s discretion, be determined to the extent applicable, (i) in accordance with generally accepted accounting principles applied on a consistent basis and/or (ii) exclusive of designated (a) changes in accounting principles, (b) extraordinary items, (c) material restructurings, (d) material nonrecurring items, (e) material non-budgeted items and (f) results of operations of acquisitions or divestitures consummated during the fiscal year; each of the items in this section (ii) being excluded to the extent authorized by the Administrator.

The percentage vesting of any stock award and/or cash award shall in each case be based on the percentage of the performance goal achieved, as determined by the Committee, although the Committee generally has the discretion to reduce, or refuse to make (but not to increase), payments under stock or cash awards otherwise payable as a result of the achievement of a designated percentage of a performance goal.

Cash Awards. Cash awards generally will be subject to certain conditions established by the Committee, including continuous service with the Company, achievement of specific business objectives, or other measurements of individual, business unit or Company performance.

General. Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. Awards may provide that upon their exercise or vesting the holder will receive cash, Common Stock or any combination thereof as the Committee shall determine. Any shares of stock deliverable under the 2003 Plan may consist in whole or in part of authorized and unissued shares or treasury shares.

Neither ISOs, nor, except as the Committee otherwise expressly provides in compliance with the following sentence, other awards may be transferred other than by will, by the laws of descent and distribution, or pursuant to a qualified domestic relations order or other domestic relations order, and during a participant’s lifetime ISOs (and, except as the Committee otherwise expressly provides, other non-transferable awards requiring exercise) may be exercised only by the participant. In no case will the Administrator allow awards under the 2003 Plan to be transferred for value to persons who are not related or previously related to the award recipient. The intent of this prohibition is to prohibit programs pursuant to which award recipients would be able to sell awards in the open market to unrelated parties.

Change in Control. The 2003 Plan provides that if a participant’s employment by the Company is terminated by the Company without Cause during the twenty-four (24) month period following a Change in Control, or a participant resigns from the Company for Good Reason during the twenty-four (24) month period following a Change in Control, all of such participant’s awards outstanding on such date become 100% vested and the value will be paid in either cash or shares of the Company’s Common Stock, in the discretion of the Committee, as soon as practicable.

The 2003 Plan provides following a Reorganization Event, the Administrator may generally take any one or more of the following actions as to all (or any portion of) outstanding Awards on such terms as the Administrator determines in its sole discretion: (i) provide that such Awards shall be assumed, or other Awards shall be substituted, by the acquiring or succeeding entity (or an affiliate thereof), (ii) upon written notice to a participant, provide that all of the participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event (but only in connection with a termination of the participant’s employment), (iv) in the event of a Reorganization Event under the terms of which holders of stock will receive upon consummation thereof a cash payment for each share of stock surrendered, make or provide for a cash payment to participants with respect to each Award held by a participant equal to (A) the number of shares of stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event in connection with the termination of the participant’s employment) multiplied by (B) the excess, if any, of (I) the acquisition price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards that are vested shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted the Administrator is not be obligated by the 2003 Plan to treat all Awards, all Awards held by a participant, or all Awards of the same type, identically.

Amendment or Termination

The Board or the Committee may terminate the 2003 Plan at any time, and shall have the right to amend or modify the 2003 Plan at any time, and from time to time, provided, however, that no material amendment to the terms of the 2003 Plan, including an amendment to reprice options or SARs granted under the 2003 Plan, shall become effective without shareholder approval. If shareholders approve the proposed Amendments, the 2003 Plan will terminate on December 31, 2028, unless terminated earlier by the Board or the Committee. Absent shareholder approval of the Amendments, the 2003 Plan expires on December 31, 2025.

United States Federal Income Tax Consequences of Certain Awards

The following is a summary of the principal United States federal income tax consequences generally applicable to certain awards under the 2003 Plan. Note that there may be state, local, foreign and other taxes applicable to participants in the 2003 Plan.

The grant of a stock option or SAR under the 2003 Plan will generally create no immediate tax consequences for the recipient or for the Company or an affiliate employing such individual (the “employer”). An employee exercising an ISO has no taxable income for regular income tax purposes (but the alternative minimum tax may apply) in connection with the exercise, and no tax deduction is available to the employer. In general, an ISO that is exercised by the recipient more than three months following termination of employment is treated as a non-ISO for federal income tax purposes, as are stock options granted to an employee and otherwise qualifying as ISOs to the extent that in the aggregate they first become exercisable in any calendar year for stock having a grant-date value in excess of $100,000.

Upon exercising a stock option other than an ISO, the optionee has ordinary income equal to the excess of the fair market value of the shares acquired on the date of exercise over the option exercise price, and a corresponding tax deduction is available to the employer. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares or other property received are taxable to the recipient as ordinary income and a corresponding deduction is available to the employer.

The tax consequence to an optionee of a disposition of shares acquired through the exercise of a SAR or a stock option will depend on how long the shares have been held and upon whether the shares were acquired by exercising an ISO or by exercising a SAR or a stock option other than an ISO. An employee who disposes of shares acquired upon exercise of an ISO, if the disposition occurs within one year following the date of exercise or within two years from the date of grant of the ISO, will have income, taxable at ordinary income rates, equal in general to the spread at exercise (or, with limited exceptions, to the gain on disposition, if less), and a corresponding deduction will be available to the employer. Any additional gain recognized in the disposition will be taxed as a capital gain, either at long-term or at short-term gain rates depending on the employee’s tax holding period in the shares. If the employee does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized on a subsequent sale or exchange is treated as a long-term capital gain or loss, and no corresponding tax deduction is available to the employer. Any gain or loss recognized upon a sale or exchange of shares acquired upon exercise of a stock option other than an ISO or a SAR will be taxed as a capital gain or loss, long-term or short-term depending on the holder’s tax holding period in the shares. No deduction is available to the employer in respect of these capital gains or losses.

If cash, shares of Common Stock or other property is transferred under or in settlement of other awards under the 2003 Plan, including if shares are earned by a recipient pursuant to a contingent stock performance award which provides the opportunity to earn shares if the Company meets certain performance targets over a stated performance period, or if a recipient earns shares under a restricted stock unit grant, the recipient will generally recognize ordinary income at the time the property or shares are transferred to or earned by the recipient equal to the excess of (a) the cash (if any) transferred, plus the fair market value of the vested shares or other vested property (if any) transferred over (b) the amount (if any) paid for such shares or other property by the participant, and a corresponding deduction will be available to the employer. If any of the transferred shares or other property is unvested (subject to a substantial risk of forfeiture), the ordinary income associated with the transfer will be includible and measured only when the property vests (and the associated deduction will be similarly delayed), unless the award recipient makes a special election to take the awarded shares or other property into income at the time of transfer.

Some awards under the 2003 Plan could constitute or give rise to “nonqualified deferred compensation” subject to Section 409A of the Code. Where applicable, Section 409A regulates, among other things, both the deferral of compensation and the time and manner in which previously deferred amounts may be paid. The summary above assumes that the awards are exempt from, or comply with, the requirements of Section 409A.

Approval

The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Meeting on the Amendments to the 2003 Plan is required for approval of the Amendments. Abstentions are considered shares entitled to vote on the proposal and as such abstentions are the equivalent of a vote against the proposal. In contrast, broker non-votes are not counted as present and entitled to vote on the proposal for purposes of determining if the proposal receives an affirmative vote of a majority of the shares present and entitled to vote.

Proposal to Ratify the Selection of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the 2023 Fiscal Year (Proposal 5)

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2023.

The Audit Committee has selected KPMG LLP (“KPMG”), independent registered public accounting firm, to perform the integrated audit of the consolidated financial statements and effectiveness of internal control over financial reporting of the Company for the fiscal year ending December 31, 2023 (“Fiscal 2023”), and the Company’s Board has ratified this selection. A representative of KPMG is expected to be present at the Annual Meeting, will have the opportunity to make a statement if so desired, and will be available to respond to appropriate questions.

The Board is submitting the selection of KPMG as the Company’s independent registered public accounting firm for Fiscal 2023 to the shareholders for their ratification. The Audit Committee of the Board bears the ultimate responsibility for selecting the Company’s independent registered public accounting firm and makes the selection it deems best for the Company and the Company’s shareholders. As such, the failure by the shareholders to ratify the selection of the independent registered public accounting firm made by the Audit Committee will not require the Audit Committee to alter its decision. Similarly, ratification of the selection of KPMG as the independent registered public accounting firm does not limit the Committee’s ability to change this selection in the future if it deems appropriate. The Report of the Audit Committee following this proposal contains a discussion of the factors considered by the Audit Committee in selecting the independent registered public accounting firm.

In connection with submitting the selection of KPMG as the Company’s independent registered public accounting firm for Fiscal 2023 to the shareholders for their ratification the Audit Committee notes:

•

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has appointed KPMG LLP as the Company’s independent external auditor for Fiscal 2023.

•

Peat, Marwick, Mitchell & Co. was retained by the Company as its external auditor and issued an auditors’ report in connection with the Company’s initial public offering of stock in 1968. KPMG was formed in 1987 when Peat Marwick International and Klynveld Main Goerdeler merged along with their respective member firms. As such, KPMG, or a predecessor firm of KPMG, has been retained as the Company’s external auditor since at least 1968.

•

In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm. Among other things, the Audit Committee considers the importance of the external audit firm’s understanding our business, the firm’s expertise and qualifications, external audit firms we retain for other company purposes, such as M&A, tax and other advisory services, and firms retained by our competitors.

•

In conjunction with the mandated rotation of KPMG’s lead engagement partner for the Company, the Audit Committee and its Chair are involved in reviewing and considering the selection of the replacement lead engagement partner, which occurred most recently in fiscal 2022.

•	The members of the Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as the Company’s external auditor is in the best interests of the Company and its investors.

Approval

The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Annual Meeting on the ratification of the selection of KPMG is required for approval. Abstentions are considered shares entitled to vote on the proposal and as such abstentions are the equivalent of a vote against the proposal.

Report of the Audit Committee of the Board of Directors

The Audit Committee is comprised solely of non-employee directors, each of whom has been determined by the Board to be independent under the Company’s Standards for Director Independence and the requirements of The NASDAQ Stock Market’s corporate governance listing standards.

All six of the Audit Committee members possess significant financial, business and accounting expertise.

•

Ms. Cochran, Chair of the Committee, joined the Madrona Venture Group as a partner in 2017 and became Managing Director in 2018. Prior to that, Ms. Cochran served in senior finance positions with several companies, most recently as Chief Financial Officer of King Digital Entertainment plc from 2013 to 2016, and as Chief Financial Officer of Clearwire, Inc. prior to that.

•

Mr. Bronfin has served as Senior Managing Director of Hearst Ventures, a strategic investment division of diversified media, information and services company Hearst Corporation, since 2013. Prior to that, he was President of Hearst Interactive Media.

•

Ms. Gersh has served in senior operating and executive positions with several media and brand-driven companies. Most recently Ms. Gersh was Chief Executive Officer of Alexander Wang. Prior to that Ms. Gersh served as President and Chief Executive Officer of Goop, Inc., and prior thereto as President and Chief Executive Officer of Martha Stewart Living Omnimedia, Inc.

•

Mr. Jorgensen has served in senior executive positions with leading digital gaming and technology companies, including as Chief Financial Officer of Electronic Arts Inc. and PayPal Holdings, Inc., and has over 20 years of experience in finance across other industries.

•

Ms. Leinbach served as Executive Vice President and Chief Financial Officer of Ryder System, Inc. from 2003 to 2006. Prior thereto her twenty-one year career with Ryder included multiple senior operating and financial roles, including service as controller and chief financial officer of several of Ryder’s subsidiaries.

•

Ms. Zecher Higgins has over thirty-five years of business and operating experience across a number of companies and industries, including in her role as President and Chief Executive Officer of Houghton Mifflin Harcourt Company from 2011 to 2016, and currently as Chief Executive Officer and Managing Partner of the Barkley Group.

The Audit Committee operates under a written charter, which is available on the Company’s website at https://hasbro.gcs-web.com/corporate-governance. Under the charter, the Audit Committee’s primary purpose is to:

•	Appoint the independent registered public accounting firm (hereafter referred to as the independent auditors) and oversee the independent auditors’ work; and

•	Assist the Board in its oversight of the:

○	Integrity of the Company’s consolidated financial statements and financial reporting;

○	Company’s compliance with legal and regulatory requirements;

○	Company’s system of internal controls;

○	Company’s significant financial and other risks and exposures;

○	Independent auditors’ qualifications and independence; and

○	Performance of the Company’s internal audit function and independent auditors.

In carrying out these responsibilities the Audit Committee reviews all earnings releases and quarterly and annual financial reports prepared by management, and discusses such releases and reports with management, prior to their issuance and filing with the SEC. The Audit Committee supervises the relationship between the Company and the independent auditors and has direct responsibility for the appointment and compensation of the independent auditors, as well as for reviewing and approving the scope of the audit and all audit and permitted non-audit services.

The Committee met eleven (11) times during 2022. Many of the Committee’s meetings include executive sessions in which the Committee meets separately with the independent auditors, the Company’s head of internal audit and with other members of the Company’s management.

As part of its oversight function, the Audit Committee discusses with the Company’s internal auditor and independent auditors, with and without management present, the overall scope and plans for their respective audits, and the Committee approves such audit plans. The Audit Committee reviews the Company’s programs and key initiatives to implement and maintain effective internal controls over financial reporting and disclosure controls, including the Company’s code of conduct. The Audit Committee maintains procedures for receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, as well as a policy regarding the hiring of former employees of the independent auditor.

The Audit Committee assists the Board in risk oversight for the Company by reviewing and discussing with management, internal auditors, internal legal and compliance personnel and the independent auditors the Company’s significant financial and other risks and exposures, and guidelines and policies relating to enterprise risk assessment and risk management, including the Company’s procedures for monitoring and controlling such risks.

The Audit Committee meets with the Company’s head of internal audit, and with the independent auditors, with and without management present, to discuss the results of their audits, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee reviews and discusses with management and the independent auditors all annual and quarterly consolidated financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to their filing with the SEC. The Audit Committee also discusses with management, on a quarterly basis, management’s evaluation of the Company’s internal controls over financial reporting and disclosure controls.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. In selecting the independent auditor the Audit Committee reviews the recent and historical performance of the current independent auditors and their expertise and capability in handling the types and breadth of issues facing the Company and the geographic reach of the Company’s business, discusses with management their view on the performance of the auditor, reviews and discusses the results of the most recent Public Company Accounting Oversight Board (United States) (PCAOB) and peer reviews of the current independent auditor, as well as any significant regulatory or legal proceedings involving the independent auditor, considers the tenure of the independent auditors, including the benefits from knowledge gained by the auditors of the Company’s business over time, reviews the reasonableness of the independent auditors’ fees, discusses alternate potential choices for independent auditor and considers the relative merits of retaining the current independent auditor as compared to appointing another independent auditor. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent audit firm. Among other things, the Audit Committee considers the importance of the external audit firm’s understanding of our business, the firm’s expertise and qualifications, external audit firms we retain for other company purposes, such as M&A, tax and other advisory services, and firms retained by our competitors.

The Audit Committee is directly responsible for approving the fees of the independent auditors and in doing so they review fee benchmarking information regarding audit and non-audit fees paid by multinational companies which are comparable in terms of size, complexity, and type of financial and accounting issues to the Company. When the audit engagement partner is due to rotate off the Company’s audit team following five years of service, such as was the case for fiscal year 2022, the Audit Committee and its Chair will meet with the potential candidates within the independent auditors to replace the audit engagement partner and the Committee is involved in reviewing and considering the selection of the audit engagement partner to ensure the Company receives the highest quality replacement.

While the Audit Committee selects the independent auditors and oversees their work, the independent auditors are responsible for performing an independent integrated audit of the Company’s consolidated financial statements and effectiveness of internal control over financial reporting and issuing an opinion as to whether the consolidated financial statements conform with accounting principles generally accepted in the United States of America and an opinion as to the effectiveness of internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited consolidated financial statements for the fiscal year ended December 25, 2022 and the Company’s report on the effectiveness of internal controls over financial reporting as of December 25, 2022, as well as the independent auditors’ audit of those financial statements and the Company’s internal controls over financial reporting. The Audit Committee has also reviewed and discussed with the independent auditors the matters required to be discussed by the PCAOB and the SEC. In addition, the Audit Committee discussed with the independent auditors the audit and permitted non-audit services they provide to the Company and any other matters that might impact their independence from management, the Audit Committee has determined that the approved non-audit services being provided by the independent auditor do not impact the auditor’s independence, and the Audit Committee has received from the independent auditors the written disclosures and letters required by the applicable requirements of the PCAOB.

Based on its review and discussions with management and the independent auditors referred to in the preceding paragraph and the other oversight actions discussed above, the Audit Committee recommended to the Board and the Board approved the inclusion of the audited consolidated financial statements for the fiscal year ended December 25, 2022 in the Company’s Annual Report on Form 10-K for filing with the SEC. The Audit Committee has also selected, and the Board has approved the selection of, KPMG LLP as the independent auditor for fiscal 2023.

Report issued by the members of the Audit Committee as of the 2022 fiscal year end.

Hope F. Cochran (Chair)

Kenneth A. Bronfin

Lisa Gersh

Blake Jorgensen

Tracy A. Leinbach

Linda Zecher Higgins

Additional Information Regarding Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by KPMG LLP for the integrated audits of the Company’s annual consolidated financial statements and effectiveness of internal control over financial reporting for fiscal 2022 and 2021, as well as fees for other services rendered by KPMG to the Company during fiscal 2022 and 2021.

	2022	2021

Audit Fees(1)	$7,556,000	$8,270,000

Audit-Related Fees(2)	$162,000	$166,000

Tax Fees(3)	$1,238,000	$1,198,000

All Other Fees	—	—

Total Fees	$8,956,000	$9,634,000

(1)

Audit Fees consist of services related to the integrated audit of the Company’s consolidated financial statements and effectiveness of internal control over financial reporting. Audit fees also include consultations on accounting and reporting matters, as well as services generally only the independent auditor can reasonably be expected to provide, such as statutory audits and services in connection with filings with the SEC.

(2)	Audit-Related Fees consist of fees for audits of financial statements of employee benefit plans, accounting and reporting consultations, and agreed upon procedures reports.

(3)

Tax Fees consist primarily of fees for tax compliance services, such as assistance with the preparation and/or review of tax returns and other required filings, advice in connection with tax examinations, as well as fees for other tax consultations rendered to the Company.

Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

Consistent with the rules and regulations of the SEC regarding auditor independence, the Audit Committee has responsibility for appointing, approving compensation for and overseeing the services of the independent registered public accounting firm (hereafter referred to as the independent auditors). In fulfilling this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services to be provided by the independent auditors.

Prior to engagement of the independent auditor for the fiscal year, management of the Company submits to the Audit Committee for the Audit Committee’s pre-approval:

•	A description of, and estimated costs for, the proposed audit services to be provided by the independent auditors for that fiscal year.

•

A description of, and estimated costs for, the proposed non-audit services to be provided by the independent auditors for that fiscal year. These non-audit services are comprised of permissible audit-related, tax and other services, and descriptions and estimated costs are proposed for these permissible non-audit services.

Audit and permissible non-audit services which are pre-approved by the Audit Committee pursuant to this review may be performed by KPMG during the fiscal year. During the course of the year, management periodically reports to the Audit Committee on the audit and non-audit services which are being provided to the Company pursuant to these pre-approvals.

In addition to pre-approving all audit and permissible non-audit services at the beginning of the fiscal year, the Audit Committee has also instituted a procedure for the consideration of additional services that arise during the course of the year for which the Company desires to retain KPMG. Pre-approval of such services can be made either pursuant to a policies and procedures approach, or pursuant to specific approval. Under a policies and procedures approach, the Audit Committee has specified that additional services in the following categories can be undertaken by KPMG if they fall within the individual dollar limits per project and aggregate dollar limits for all projects of that type per year set forth below and are reported to the Audit Committee at its next meeting:

Category of Service	Individual Limit	Aggregate Limit

Accounting/Reporting Advice	$5,000	$15,000

Other Audit-related services	$5,000	$15,000

Tax Compliance	$20,000	$50,000

Tax Advice	$25,000	$50,000

Customs and VAT	$10,000	$25,000

For additional projects that do not fall within the policies and procedures limits set forth above, those projects can be specifically pre-approved by the Audit Committee in the following manner. For individual projects with estimated fees of $75,000 or less which have not previously been pre-approved by the Audit Committee, the Chair of the Audit Committee is authorized to pre-approve such services. The Chair of the Committee reports any services which are pre-approved in this manner to the full Audit Committee at its next meeting. Any proposed additional projects with an estimated cost of more than $75,000 must be pre-approved by the full Audit Committee prior to the engagement of KPMG.

Voting Securities and Principal Holders Thereof

Security Ownership of Certain Beneficial Owners

The following table sets forth information, as of March 13, 2023 (except as noted), with respect to the ownership of the Common Stock (the only class of outstanding equity securities of the Company) by certain persons known by the Company to be the beneficial owners of more than 5% of such stock. There were 138,586,351 shares of Common Stock outstanding on March 13, 2023.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

The Vanguard Group (“Vanguard”)(1) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	15,295,506	11.1%

BlackRock, Inc. (“BlackRock”)(2) 55 East 52nd Street New York, New York 10055	12,934,376	9.3%

Alan G. Hassenfeld(3) Hassenfeld Family Initiatives LLC 101 Dyer Street, Suite 401 Providence, Rhode Island 02903	7,558,726	5.5%

(1)

Includes 179,922 shares over which Vanguard shares voting power, 14,746,780 shares over which Vanguard has sole power to dispose or direct the disposition, and 548,726 shares over which Vanguard shares the power to dispose or direct the disposition. This information is based solely upon a review of the Schedule 13G reports or related amendments filed with the SEC with respect to holdings of the Company’s Common Stock as of December 31, 2022.

(2)

BlackRock has sole power to vote or to direct the vote of 11,829,873 shares and sole power to dispose or direct the disposition of all 12,934,376 shares. This information is based solely upon a review of the Schedule 13G reports or related amendments filed with the SEC with respect to holdings of the Company’s Common Stock as of December 31, 2022.

(3)

Includes 2,157,831 shares held as one of the trustees of trusts for the benefit of family members and/or Mr. Hassenfeld, 5,023,585 shares held as sole trustee of trusts for Mr. Hassenfeld’s benefit and 4,619 shares held directly by Mr. Hassenfeld. Also includes 372,691 shares owned by The Hassenfeld Foundation, of which Mr. Hassenfeld is an officer and one of the directors. Mr. Hassenfeld disclaims beneficial ownership of all shares except to the extent of his proportionate pecuniary interest therein. This information is based upon information furnished by the shareholder or contained in filings made with the SEC.

Ownership of Management

The following table sets forth information, as of March 13, 2023, with respect to the ownership of the Common Stock (the only class of outstanding equity securities of the Company) by each current director of the Company or nominee proposed by the Board for election to the Board, each Named Executive Officer and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

Name of Director, Nominee or Executive Officer(1)	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)

Kenneth A. Bronfin(2)	39,263	*

Michael R. Burns	18,373	*

Hope F. Cochran	12,730	*

Christian P. Cocks(3)	170,056	*

Lisa Gersh(4)	63,960	*

Elizabeth Hamren	2,264	*

Blake Jorgensen	2,264	*

Tracy A. Leinbach(5)	37,022	*

Eric Nyman (6)	94,423	*

Edward M. Philip(7)	102,449	*

Laurel J. Richie(8)	4,715	*

Richard S. Stoddart(9)	48,441	*

Deborah M. Thomas(10)	303,020	*

Darren Throop(11)	164,147	*

Mary Beth West(12)	12,730	*

Cynthia Williams (13)	37,384	*

Linda Zecher Higgins(14)	24,576	*

All Current Directors and Executive Officers as a Group (includes 19 persons)(15)	1,261,461	*

*	Less than one percent.

(1)	Information in this table is based upon information furnished by each director and executive officer. There were 138,586,351 shares of Common Stock outstanding on March 13, 2023.

(2)

Comprised of 29,379 shares the receipt of which is deferred until Mr. Bronfin retires from the Board as well as 5,184 shares deemed to be held in Mr. Bronfin’s stock unit account under the Deferred Plan.

(3)	Includes currently exercisable options and options exercisable within sixty days of March 13, 2023 to purchase 72,766 shares.

(4)	Includes 29,349 shares the receipt of which is deferred until Ms. Gersh retires from the Board and 32,194 shares deemed to be held in Ms. Gersh’s stock unit account under the Deferred Plan.

(5)	Includes 10,369 shares the receipt of which is deferred until Ms. Leinbach retires from the Board.

(6)	Includes currently exercisable options and options exercisable within sixty days of March 13, 2023 to purchase 54,073 shares.

(7)	Comprised of 44,623 shares the receipt of which is deferred until Mr. Philip retires from the Board and 57,826 shares deemed to be held in Mr. Philip’s stock unit account under the Deferred Plan.

(8)	Comprised of 4,715 shares the receipt of which is deferred until Ms. Richie retires from the Board.

(9)	Comprised of 17,273 shares the receipt of which is deferred until Mr. Stoddart retires from the Board and 14,697 shares deemed to be held in Mr. Stoddart’s stock unit account under the Deferred Plan.

(10)	Includes currently exercisable options and options exercisable within sixty days of March 13, 2023 to purchase 158,196 shares.

(11)	Includes currently exercisable options and options exercisable within sixty days of March 13, 2023 to purchase 79,391 shares.

(12)	Comprised of 5,895 shares the receipt of which is deferred until Ms. West retires from the Board.

(13)	Includes currently exercisable options and options exercisable within sixty days of March 13, 2023 to purchase 5,271 shares.

(14)	Comprised of 14,797 shares the receipt of which is deferred until Ms. Higgins retires from the Board and 8,961 shares deemed to be held in Ms. Higgins’ stock unit account under the Deferred Plan.

(15)

Of these shares, all current directors and executive officers as a group have sole voting and dispositive power with respect to 1,261,461 shares. Includes 429,817 shares purchasable by directors and executive officers upon exercise of currently exercisable options or options exercisable within sixty days of March 13, 2023; 156,400 shares deemed to be held in director stock unit accounts under the Deferred Plan; and 118,862 shares the receipt of which has been deferred by directors until they retire from the Board.

Equity Compensation Plans

The following table summarizes information, as of December 25, 2022, relating to equity compensation plans of the Company pursuant to which grants of options, restricted stock, restricted stock units, performance shares or other rights to acquire shares may be granted from time to time.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)

Equity compensation plans approved by shareholders(1)	3,895,240	(2)	$93.62	5,737,153	(4)

Equity compensation plans not approved by shareholders	0		—	0

Total	3,895,240	(2)	$93.62	5,737,153	(4)

(1)	The only shareholder approved plan which was in effect as of December 25, 2022 was the 2003 Plan.

Included in shares which may be issued pursuant to outstanding awards is the target number of shares subject to outstanding contingent stock performance awards under the 2003 Plan. The actual number of shares, if any, which will be issued pursuant to these awards may be higher or lower than this target number based upon the Company’s achievement of the applicable performance goals over the performance periods specified in these awards. Also included in shares to be issued pursuant to outstanding awards are shares granted to outside directors to the extent that such directors deferred receipt of those shares until they retire from the Board.

(2)

Comprised of 1,756,680 shares subject to outstanding option awards, 734,590 shares subject to outstanding contingent stock performance awards (reflecting such awards at their actual payout percentage for those awards where the performance period has been completed and target numbers for those awards where the performance period has not been completed), and 1,247,570 shares subject to outstanding restricted stock unit awards and 156,400 shares subject to deferred stock awards.

(3)	The weighted average exercise price of outstanding options, warrants and rights excludes restricted stock units and performance-based stock awards, which do not have an exercise price.

(4)	All such shares are eligible for issuance as contingent stock performance awards, restricted stock or deferred restricted stock, or other stock awards under the 2003 Plan.

Certain Relationships and Related Person Transactions

The Company has a policy that any transaction which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC, with respect to a director or nominee for election as a director, must be reviewed and approved or ratified by the Company’s full Board, excluding any director interested in such transaction. All other related person transactions which would require disclosure under Item 404(a), including, without limitation, those involving executive officers of the Company, must be reviewed and approved or ratified by either the Company’s full Board or a committee of the Board which has been delegated with such duty. Any such related person transactions will only be approved or ratified if the Board, or the applicable committee of the Board, determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the Company, or otherwise create a conflict of interest which would be detrimental to the Company. This policy is contained in Section 21, entitled “Code of Conduct; Conflicts of Interest” of the Company’s Corporate Governance Principles.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires Hasbro’s executive officers and directors and persons who beneficially own more than 10% of our Common Stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish Hasbro with copies of all Section 16(a) reports that they file. Based solely on our review of such reports received or written representations from certain Reporting Persons, we believe that during fiscal 2022 all Reporting Persons complied with all applicable reporting requirements under Section 16(a).

Questions and Answers about the Proxy Materials and the Annual Meeting

Q:	Why am I receiving this proxy statement?

A:

You are receiving this Proxy Statement and the accompanying proxy materials because you were a shareholder of record of the Company’s common stock at the close of business on March 22, 2023 (the “Record Date”) and you otherwise are entitled to notice of, and to vote at, the 2023 Annual Meeting of Shareholders (the “Meeting” or the “Annual Meeting”). Your Board of Directors is delivering this Proxy Statement and the accompanying proxy materials, including a proxy card, to you in connection with the solicitation of proxies by and on behalf of your Board, for use at the Annual Meeting, which will take place on May 18, 2023, and at any adjournments and postponements thereof. This Proxy Statement is intended to assist you in making an informed vote on the proposals described in this Proxy Statement. This Proxy Statement and the accompanying proxy card and other materials are first being mailed on or about April 3, 2023 in connection with the solicitation of proxies on behalf of your Board.

Q:	What matters will be voted on at the Annual Meeting?

A:

Proposal 1 — Election of eleven (11) directors to your Board of Directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. Your Board unanimously recommends that you vote “FOR ALL” of your Board’s nominees: Michael R. Burns, Hope F. Cochran, Christian P. Cocks, Lisa Gersh, Elizabeth Hamren, Blake Jorgensen, Tracy A. Leinbach, Laurel J. Richie, Richard S. Stoddart, Mary Beth West, and Linda Zecher Higgins.

Proposal 2 — An advisory vote to approve the compensation of the Company’s Named Executive Officers.

Proposal 3 — An advisory vote on the Frequency of the Vote on the Compensation of the Company’s Named Executive Officers.

Proposal 4 — Approval of amendments to the Restated 2003 Stock Incentive Performance Plan.

Proposal 5 — Ratification of the selection of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for fiscal 2023.
Q:	What are the recommendations of the Board of Directors?

A:	Your Board of Directors unanimously recommends that you vote your shares as follows:

•	“FOR ALL” the nominees proposed by your Board of Directors.

•	“FOR” the approval, on a non-binding advisory basis, of the compensation of the Company’s Named Executive Officers.

•	“In support” of having an annual advisory vote (a vote every year) on the Company’s compensation for its Named Executive Officers.

•	“FOR” the amendments to the Restated 2003 Stock Incentive Performance Plan.

•	“FOR” the ratification of the selection of KPMG as the Company’s independent registered public accounting firm for fiscal 2023.

Q:	Who may vote at the Annual Meeting?

A:

Shareholders of Hasbro at the close of business on the Record Date are entitled to vote on all items being voted on at the Annual Meeting and any adjournments or postponements thereof. As of the Record Date, there were 138,598,376 shares of Hasbro common stock, par value $0.50 per share (“Common Stock”), outstanding. Each share of Hasbro Common Stock is entitled to one vote.

Q:	Who can attend the Annual Meeting?

A:

Attendance at the Annual Meeting through the website www.meetnow.global/MPL92M4 or any adjournment or postponement thereof will be limited to shareholders of the Company as of the close of business on the Record Date and guests. You will not be able to attend the Annual Meeting in person at a physical location.

Q:	How can I attend the Annual Meeting?

A:	Registered Holders.

As a registered holder, you will be able to attend the Annual Meeting online, ask a question and vote by visiting www.meetnow.global/MPL92M4 and following the instructions on your Notice, proxy card, or on the instructions that accompanied your proxy materials.

Beneficial Holders.

If you hold your shares in street name as a beneficial holder and wish to attend the Annual Meeting, you have two options:

•	Option 1 - Register in Advance. You may register in advance by submitting proof of your proxy power by submitting a “legal proxy” form that you can obtain from your broker by following the instructions on their voting instructions. Upon receipt, send the legal proxy reflecting your holdings in Hasbro along with your name and email address to Computershare Trust Company (“Computershare”) by email or mail as set forth below. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 15, 2023.

By email: Forward the email from your broker and attach an image of your legal proxy, to legalproxy@computershare.com.

By mail: Computershare

Hasbro Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

•	Option 2 - Register at the Annual Meeting. For the 2023 proxy season, an industry solution has been agreed upon to allow beneficial holders to register online at the Annual Meeting to attend, ask questions and vote. We expect that the vast majority of beneficial holders will be able to fully participate using the control number received with their voting instruction form. Please note, however, that this option is intended to be provided as a convenience to beneficial holders only, and there is no guarantee this option will be available for every type of beneficial holder voting control number. The inability to provide this option to any or all beneficial holders shall in no way impact the validity of the Annual Meeting. Beneficial holders may choose the Register in Advance of the Annual Meeting option above, if they prefer to use this traditional, paper-based option.

In any event, please go www.meetnow.global/MPL92M4 for more information on the available options and registration instructions. The online meeting will begin promptly at 10:00 A.M. Eastern Time. We encourage you to access the Annual Meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

Q:	How can I attend the Annual Meeting as a guest?

A:

Guests will be allowed to attend the Annual Meeting by accessing the website, www.meetnow.global/MPL92M4 beginning 15 minutes prior to the Annual Meeting’s scheduled start time and following the instructions provided to attend. Guests at the Annual Meeting will be able to listen to the Annual Meeting but will not be able to vote nor submit a comment or question during the Annual Meeting.

Q:	Do I need to register to attend the Annual Meeting virtually?

A:

Registration is only required if you are a Beneficial Holder choosing to use the “Register in Advance” option set forth above. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting. Shareholders attending the meeting virtually will be able to submit questions before or during the Meeting using the Q&A tab. To submit questions in advance of the Annual Meeting, visit www.meetnow.global/MPL92M4 before 10:00 A.M. Eastern Time on May 18, 2023.

Stockholders who attend the Meeting virtually via the Internet will have the opportunity to participate fully in the Meeting.

Q:	What shares are included on the enclosed proxy card?

A:

If you are a Registered shareholder of Hasbro as of the Record Date, the enclosed proxy card represents all shares of Hasbro Common Stock that are registered in your name, including shares purchased through the Computershare CIP, a Direct Stock Purchase and Dividend Reinvestment Plan for Hasbro.

If your shares are held through a broker, bank or other nominee, your broker, bank or other nominee has enclosed a voting instruction form for you to use to direct it how to vote the shares held by such broker, bank or other nominee. Please return your completed voting instruction form to your broker, bank or other nominee. If your broker, bank or other nominee permits you to provide voting instructions via the Internet or by telephone, you may vote that way as well.

If you hold shares in the Hasbro Retirement Savings Plan, you will receive paper proxy materials together with a proxy card reflecting your shares held in the Plan, along with any shares you may hold as a registered holder, if applicable. If you consented to receive proxy materials electronically, you will receive an email notification with links to the proxy materials and the Internet site to vote your shares.

Q:	What does it mean if I receive more than one proxy card on or about the same time?

A:

It generally means that you hold shares registered in more than one account. In order to vote all of your shares, please sign, date and return each proxy card or voting instruction form in the postage-paid envelope provided or, if you vote via the Internet or telephone, please be sure to vote using each proxy card or voting instruction form you receive. The latest-dated, validly executed proxy you submit will be counted, and, if you wish to vote as recommended by your Board of Directors, then you should only submit proxy cards.

Q:	How do I vote my shares?

A:

We encourage all shareholders to submit proxies in advance of the Annual Meeting by telephone, by Internet or by mail. Sending your proxy by any of these methods will not affect your right to virtually attend and vote at the Annual Meeting or by executing a proxy designating a representative to vote for you at the Annual Meeting.

If you are a Registered shareholder as of the Record Date, you can vote (i) by following the instructions on the enclosed proxy card to vote by telephone or Internet, (ii) by completing, signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided or (iii) by attending the Annual Meeting virtually and voting during the meeting as described below under the heading “How do I vote my shares during the Annual Meeting?”

If you hold shares through a broker, bank or other nominee, that institution has enclosed a voting instruction form for you to use to direct it how to vote those shares held by such broker, bank or other nominee. Your ability to vote by telephone or over the Internet depends upon your broker, bank or other nominee’s voting process. Please follow the instructions on your voting instruction form carefully.

Even if you plan to attend the Annual Meeting virtually, we encourage you to vote your shares by submitting your proxy card or voting instruction form in advance of the Annual Meeting.
Q:	How do I vote my shares during the Annual Meeting?

A:

If you are a registered shareholder you can vote during the meeting by following the instructions on the notice, email or proxy card you received. If you are a beneficial shareholder, you may vote by following the instructions on your voting information form or instructions from Computershare if you submitted a valid legal proxy and registered in advance as described in Option #1 of the Beneficial Holder instructions above. During the annual meeting click on the “Vote” tab on the Annual Meeting site to vote your shares. Under Article II, Section 2.6 of Hasbro’s By-laws, the affirmative vote of a majority of votes cast with respect to each director nominee will be required for the nominee to be elected. A majority of the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee. For each of the nominees you may voted “FOR” such nominee, “AGAINST” such nominee or you may “ABSTAIN” with respect to each nominee.

Q:	What vote is required for approval of each other matter to be considered at the Annual Meeting?

A:

Proposal 2 — Advisory Vote on Compensation. The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Annual Meeting on this shareholder advisory vote is required for approval of this proposal.

Proposal 3 — Frequency Vote on Compensation. The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Annual Meeting on this shareholder advisory vote is required for approval of a desired frequency under the resolution.

Proposal 4 - Approve Amendments to the 2003 Plan. The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Meeting on the amendments to the 2003 Plan is required for approval this proposal.

Proposal 5 — Ratification of the Selection of KPMG. The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Annual Meeting on the ratification of the selection of KPMG is required for approval of this proposal.

For proposals 2, 4 and 5, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you “ABSTAIN” for proposal 2, 4 or 5, it has the same effect as a vote “AGAINST” that proposal. For proposal 3, you may indicate a preference to have the advisory vote on the compensation for the Company’s named executive officers every one year, every two years, every three years, or you can abstain from expressing a preference.

Q:	What happens if I hold shares in street name and do not submit voting instructions? What is a broker non-vote?

A:

A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under applicable rules that govern brokers or other nominees who are voting with respect to shares held in street name, brokers or other nominees ordinarily have the discretion to vote on “routine” matters but not on non-routine matters.

If you are a beneficial shareholder and do not vote via the Internet, telephone, during the Meeting or by returning a signed voting instruction card, your shares may only be voted in situations where brokers have discretionary voting authority over the shares. Discretionary voting authority is only permitted on the proposal for the ratification of the selection of KPMG as the Company’s independent registered public accounting firm for 2023, which is a “routine” matter.

Q:	How will my shares be voted if I submit a proxy card but do not specify how I want to vote?

A:

If you submit a validly executed proxy card or voting instruction form but do not specify how you want to vote your shares with respect to a particular proposal, then your shares will be voted in line with the Board’s recommendations with respect to any such proposal, i.e., (i) “FOR ALL” your Board’s eleven (11) director nominees, (ii) “FOR” the approval, on a non-binding advisory basis, of the compensation of the Company’s Named Executive Officers, (iii) “in support” of having an annual advisory vote (a vote every year) on the Company’s compensation for its Named Executive Officers, (iv) “FOR” the amendments to the Restated 2003 Stock Incentive Performance Plan, and (v) “FOR” the ratification of the selection of KPMG as the Company’s independent registered public accounting firm for fiscal 2023.

As of the date of this Proxy Statement, your Board of Directors knows of no business other than that set forth above to be transacted at the Annual Meeting, but if other matters requiring a vote do arise, it is the intention of Mr. Chris Cocks and Ms. Deborah Thomas, as the individuals to whom you are granting your proxy on the proxy card, to vote in accordance with their best judgment on such matters.

Your Board urges you to mark your proxy card in accordance with your Board’s recommendations.

Q:	What if I have trouble accessing the Annual Meeting virtually?

A:

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer not a supported browser. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. For further assistance should you need it you may call 1-888-724-2416, Monday through Friday between the hours of 7:30 a.m. and 8 p.m.

Q:	Where can I find the voting results of the meeting?

A:	We expect to report results based on the report of the Independent Inspector of Elections on a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

Q:	Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Annual Meeting?

A:	No. Rhode Island law does not provide shareholders any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Annual Meeting.

Q:	Who can I contact if I have questions or need assistance in voting my shares, or if I need additional copies of the proxy materials?

A:	Please contact Morrow Sodali, the firm assisting us in the solicitation of proxies, toll-free at (800) 662-5200.

Additional Information

Deadlines for 2024 Shareholder Proposals

To Be Considered at the Annual Meeting and Considered for Inclusion in the Proxy Materials. Any proposal which a shareholder of the Company wishes to have considered for inclusion in the proxy statement and proxy relating to the Company’s 2024 Annual Meeting of Shareholders pursuant to Rule 14a-8 must be received by the Secretary of the Company at the Company’s executive offices no later than December 5, 2023 (the date that is 120 calendar days before the anniversary of the release date of the proxy statement relating to the 2024 Annual Meeting of Shareholders). The address of the Company’s executive offices is 1011 Newport Avenue, Pawtucket, Rhode Island 02861. Such proposals should be sent to the attention of the Chief Legal Officer and Corporate Secretary and must also comply with the other requirements of the rules of the SEC relating to shareholder proposals.

To Be Considered at the Annual Meeting But Not Included in the Proxy Materials. With the exception of the submission of director nominations for consideration by the Nominating, Governance and Social Responsibility Committee, which must be submitted to the Company in the manner described below, any new business proposed by any shareholder to be taken up at the 2024 Annual Meeting, but not included in the proxy statement or proxy relating to that meeting, must be stated in writing and filed with the Secretary of the Company not less than 90 days nor more than 120 days prior to the one-year anniversary date of the immediately preceding annual meeting of shareholders (provided that if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 30 days before or after such anniversary date, notice by the shareholder must be delivered not earlier than 120 days prior to the annual meeting and not later than (i) the ninetieth (90th) day prior to the date of such annual meeting or (ii) the tenth (10th) day following the day on which the notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. To be in proper form the notice must provide specified information regarding the proposed nominee and each shareholder proposing such nomination, as set forth in the Company’s By-Laws. As such, shareholder proposals to be considered for the Company’s 2024 Annual Meeting of Shareholders must be submitted no earlier than January 19, 2024, and no later than February 18, 2024.

Deadlines for 2024 Director Nominations

The Nominating, Governance and Social Responsibility Committee is responsible for identifying individuals qualified to be members of your Board of Directors and reviewing candidates recommended by our shareholders. In making its nominations for election to the Board, the Nominating, Governance and Social Responsibility Committee seeks candidates who meet the current challenges and needs of the Board and the Company. As part of this process the Committee considers a number of factors, including:

•	a candidate’s:

○	employment and other experience and qualifications;

○	gender, diversity and other attributes, skills, expertise and involvement in areas that are of importance to the Company’s business;

○	business ethics and professional reputation;

○	other board service; and

○	business, financial and strategic judgment;

•	the Board’s and the Company’s needs at that time; and

•	the Company’s desire to have a well-balanced Board that represents a diverse mix of backgrounds, perspectives and expertise.

The Nominating, Governance and Social Responsibility Committee will consider and evaluate nominees recommended by shareholders for election to the Board on the same basis as candidates from other sources if such nominations are made in accordance with the processes set forth below. The Nominating, Governance and Social Responsibility Committee uses multiple sources for identifying and evaluating nominees for director, including referrals from current directors, recommendations by shareholders and input from third-party executive search firms.

Director Nominations to be made at the Annual Meeting. The Company’s By-Laws provide that shareholders may themselves nominate directors for consideration at an annual meeting provided they give timely written notice to the Secretary of the Company. Notice must be received at the principal executive office of the Company not less than 90 days nor more than 120 days prior to the one-year anniversary date of the immediately preceding annual meeting of shareholders (provided that if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 30 days before or after such anniversary date, notice by the shareholder must be delivered not earlier than 120 days prior to the annual meeting and not later than (i) the ninetieth (90th) day prior to the date of such annual meeting or (ii) the tenth (10th) day following the day on which the notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs). To be in proper form the notice must provide specified information regarding the proposed nominee and each shareholder proposing such nomination, as set forth in the Company’s By-Laws. As such, director nominations to be considered for the Company’s 2024 Annual Meeting of Shareholders must be submitted no earlier than January 19, 2024, and no later than February 18, 2024. Nominations made by shareholders in this manner are eligible to be presented by the shareholder to the meeting, but such nominees will not have been considered by the Nominating, Governance and Social Responsibility Committee as a nominee to be potentially supported by the Company and will not have been included in the Company’s proxy materials.

In addition to satisfying the foregoing requirements under Hasbro’s By-laws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

Director Nominations to be Considered by the Company’s Nominating, Governance and Social Responsibility Committee. To be considered by the Nominating, Governance and Social Responsibility Committee, director nominations must be submitted to the Chief Legal Officer and Corporate Secretary of the Company at the Company’s executive offices, 1011 Newport Avenue, Pawtucket, Rhode Island 02861 not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting. As such, director nominations to be considered for the Company’s 2024 Annual Meeting of Shareholders must be submitted no earlier than January 19, 2024 and no later than February 18, 2024. The Nominating, Governance and Social Responsibility Committee is only required to consider recommendations made by shareholders, or groups of shareholders, that have beneficially owned at least 1% of the Company’s Common Stock for at least one year prior to the date the shareholder(s) submit such candidate to the Nominating, Governance and Social Responsibility Committee and who undertake to continue to hold at least 1% of the Company’s Common Stock through the date of the next annual meeting. In addition, a nominating shareholder(s) may only submit one candidate to the Nominating, Governance and Social Responsibility Committee for consideration.

Submissions to the Nominating, Governance and Social Responsibility Committee should include:

•	as to each person whom the shareholder proposes to nominate for election or re-election as a director:

○	the name, age, business address and residence address of the person;

○	the principal occupation or employment of the person;

○	the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the person;

○

any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and

○

confirmation that the candidate is independent under the Company’s Independence Standards and Nasdaq rules, or if the candidate is not independent under all such criteria, a description of the reasons why the candidate is not independent.

•	as to the shareholder(s) giving the notice:

○	the name and record address of such shareholder(s) and each participant in any group of which such shareholder is a member;

○

the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such shareholder(s) and each participant in any group of which such shareholder is a member;

○	if the nominating shareholder is not a record holder of the shares of capital stock of the Company, evidence of ownership as provided in Rule 14a-8(b)(2) under the Exchange Act;

○

a description of all arrangements or understandings between such shareholder(s) and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder(s); and

○

any other information relating to such shareholder(s) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

The Nominating, Governance and Social Responsibility Committee may require that any proposed nominee for election to the Board furnish such other information as may reasonably be required by the Nominating, Governance and Social Responsibility Committee and the Company’s By-Laws to determine the eligibility of such proposed nominee to serve as director of the Company. The written notice from the nominating shareholder specifying a candidate to be considered as a nominee for election as a director must be accompanied by a written consent of each proposed nominee for director. In this written consent the nominee must consent to (i) being named as a nominee for director, (ii) serve as a director and represent all shareholders of the Company in accordance with applicable laws and the Company’s Articles of Incorporation, By-Laws and other policies if such nominee is elected, (iii) comply with all rules, policies or requirements generally applicable to non- employee directors of the Company, and (iv) complete and sign customary information requests upon the request of the Company.

Director Nominations Under Proxy Access Bylaw. Under our proxy access bylaw, under certain circumstances, a shareholder or group of shareholders may include director candidates that they have nominated in the Company’s proxy statement. Shareholders are referred to the By-Laws for the full details related to this procedure.

The proxy access By-Law allows a shareholder or a group of up to twenty (20) shareholders, who has maintained continuous ownership of at least 3% of the voting power of the Company’s outstanding voting stock for at least 3 years, to include nominees for election to the Board of Directors in the Company’s proxy statement. Subject to compliance with the requirements of the proxy access By-Law provisions, the shareholder or group of shareholders may include director nominees for up to the greater of (i) 20% of the Board, rounded down to the nearest whole number, or (ii) 2 nominees. The nominating shareholder or group of shareholders must timely deliver notice to the Secretary of the shareholder nominee together with the other information required by our By-Laws, and each nominee must meet the qualifications required by our By-Laws.

To be timely, the notice to include shareholder-nominated candidates in the Company’s proxy materials to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the one-year anniversary date of the immediately preceding annual meeting of shareholders (provided that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the later of (x) the ninetieth (90th) day prior to the date of such annual meeting or (y) the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs). As such, requests to include shareholder-nominated candidates in our proxy materials for the 2024 annual meeting must be received by our Secretary no earlier than January 19, 2024 and no later than February 18, 2024.

Other Business

Management knows of no other matters that may be presented to the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

Important Notice Regarding Delivery of Shareholder Documents

In accordance with a notice sent to certain street name shareholders of our Common Stock who share a single address, only one copy of the Notice of Internet Availability of Proxy Materials or proxy materials for the year ended December 25, 2022 is being sent to that address unless we received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs and environmental footprint. However, if any shareholder residing at such an address wishes to receive a separate copy of the Notice of Internet Availability of the Proxy Materials, the Proxy Statement or our Annual Report on Form 10-K for the year ended December 25, 2022, he or she may contact Debbie Hancock, Senior Vice President of Investor Relations, Hasbro, Inc., 1011 Newport Avenue, Pawtucket, Rhode Island 02861, phone (401) 727-5401, and we will deliver those documents to such shareholder promptly upon receiving the request. Any such shareholder may also contact our Investor Relations Department using the above contact information if he or she would like to receive separate Notices of the Internet Availability of Proxy Materials or proxy statements and annual reports in the future. If you are receiving multiple copies of our Notice of Internet Availability of the Proxy Materials, annual report or proxy statement at the same address, and would like to only receive one copy, you may request householding in the future by contacting the Investor Relations Department using the above contact information.

Shareholder Communications

We always welcome constructive engagement and feedback from our shareholders. Shareholders or interested parties desiring to communicate directly with the Board, a Board committee or any such other individual director or directors may do so confidentially by sending correspondence, c/o Chair of the Board, Hasbro, Inc., P.O. Box 497, Pawtucket, Rhode Island 02861. All such communications will be reviewed and forwarded to the designated recipient or recipients in a timely manner.

Cost and Manner of Solicitation

The cost of soliciting proxies in the accompanying form has been or will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company will reimburse them for any reasonable expenses incurred in connection therewith. The Company has also retained Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, Stamford CT 06902 to aid in the solicitation of proxies at an estimated cost of $12,500 plus reimbursement of reasonable out-of-pocket expenses. In addition to use of mail, proxies may be solicited by officers and employees of the Company or of Morrow Sodali LLC in person or by telephone.

By Order of the Board of Directors

Tarrant Sibley

Executive Vice President, Chief Legal Officer & Corporate Secretary

Dated: April 3, 2023

Pawtucket, Rhode Island

Appendix A — GAAP to Non-GAAP Reconciliation

The Company has used non-GAAP financial measures as defined under SEC rules, specifically adjusted operating profit, adjusted net earnings, and adjusted net earnings per diluted share. We caution investors that our definition and use of these non-GAAP financial measures may not be the same as similar measures used by other companies.

As required by SEC rules, the Company has provided reconciliations of these measures to the most directly comparable GAAP measure. Management believes that adjusted net earnings, adjusted net earnings per diluted share and adjusted operating profit provides investors with an understanding of the underlying performance of our business absent unusual events. These non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in our consolidated financial statements and filings with the SEC. As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America.

Reconciliation of as Reported to Adjusted Operating Results

(Unaudited)

(Thousands of Dollars)

Non-GAAP Adjustments Impacting Operating Profit

	Year Ended

	December 25, 2022		December 26, 2021		December 27, 2020

	Pre-tax adjustments	Post-tax adjustments	Pre-tax adjustments	Post-tax adjustments	Pre-tax adjustments	Post-tax adjustments

eOne Acquisition and Related Costs(1)	$14,603	$12,945	$7,688	$6,662	$218,566	$188,557

Acquired Intangible Amortization(2)	71,416	59,411	84,983	70,370	97,856	80,731

Severance(3)	—	—	—	—	8,470	7,422

Loss on disposal of business and related costs(4)	—	—	118,293	116,114	—	—

Stock Acceleration(5)	—	—	20,859	20,859	—	—

Blueprint 2.0 implementation charges(6)	322,421	253,008	—	—	—	—

Operational Excellence charges(7)	106,369	89,217	—	—	—	—

	$514,809	$414,581	$231,823	$214,005	$324,892	$276,710

(1)

In association with the Company’s acquisition of eOne, the Company incurred related expenses of $14,603, $7,688 and $218,566 in the years ended December 25, 2022, December 26, 2021 and December 27, 2020, respectively.

a.

The expenses of $14,603 and $7,688 in the years ended December 25, 2022 and December 26, 2021, respectively, were included in Selling, Distribution and Administrative costs and comprised of expenses related to the acceleration of eOne stock-based compensation associated with acquisition-related grants.

b.	The expenses of $218,566 in the year ended December 27, 2020 were included in Acquisition and Related Costs, and comprised the following:

i.

Acquisition and integration costs of $145,169, including expense associated with the acceleration of eOne stock-based compensation and advisor fees settled at the closing of the acquisition, integration costs and impairment charges in the fourth quarter of 2020 for certain definite-lived intangible and other assets; and

ii.

Restructuring and related costs of $73,397, including severance and retention costs, as well as impairment charges in the first quarter of 2020 for certain definite-lived intangible and production assets.

(2)	The Company incurred incremental intangible amortization costs related to the intangible assets acquired in the eOne Acquisition.

(3)	In the year ended December 27, 2020, the Company incurred $8,470 of severance charges, associated with cost-savings initiatives within the Company’s commercial and Film and TV businesses.

(4)

On April 25, 2021, the Company entered into a definitive agreement to sell the eOne music business for an aggregate sales price of $385,000 subject to certain closing adjustments related to working capital and net debt. As such, the assets and liabilities of eOne music were revalued in the second quarter of 2021 and disclosed separately on the balance sheet. The sale was completed in June 2021 and the closing working capital adjustment was finalized in the quarter ended December 26, 2021. The total charge of $118,293 is comprised of a goodwill impairment loss of $108,827 (included within Loss on Disposal of Business) and transaction costs of $9,466 (included within Selling, Distribution and Administration).

(5)

In the year ended December 26, 2021, the Company incurred $20,859 of stock compensation expense associated with the accelerated vesting of certain equity awards as a result of the passing of its former CEO. The stock compensation expense has no associated tax impacts.

(6)

The Company announced the results of its strategic review, Blueprint 2.0, a consumer-centric approach focusing on fewer, bigger brands, expanded licensing, branded entertainment, and high-margin growth in games, digital and direct. Charges of $322,421 for the year ended December 25, 2022 have been recognized as the Company implements the new strategy, consisting of:

a.

Loss on disposal of non-core businesses for the year ended December 25, 2022 of $22,071 related to the exit of non-core businesses within the Entertainment segment. The charge is comprised of a goodwill impairment loss of $11,800 and asset impairments of $10,271 (included within Loss on Disposal of Business).

b.

Asset impairments and charges of $300,350 for the year ended December 25, 2022 related to charges incurred as a result of the Company’s focused investment strategy on fewer, bigger brands. In the fourth quarter of 2022, the Company incurred a $281,298 impairment within the Corporate and Other segment, of which, $281,000 related to a partial impairment of the Company’s definite-lived intangible, Power Rangers, in Selling, Distribution and Administration; and incurred incremental asset charges related to product cancellations, consisting of inventory and asset write offs of $14,991 in Cost of Sales within the Consumer Products segment. Within the Entertainment segment, the Company incurred strategy related asset impairments of certain discontinued projects of $4,061 within Program Cost Amortization for the year ended December 25, 2022.

(7)

In support of Blueprint 2.0, Hasbro announced an Operational Excellence program to deliver significant annualized savings. Charges of $106,369 for the year ended December 25, 2022 relating to this program have been recognized, consisting of severance and other employee charges of $94,111 for the year ended December 25, 2022 associated with cost-savings initiatives across the Company and program related transformation office and consultant fees of $12,258 for the year ended December 25, 2022 are included within Selling, Distribution and Administration within the Corporate and Other segment.

Reconciliation of Operating Profit Results

	Year Ended December 25, 2022			Year Ended December 26, 2021

	As Reported	Non-GAAP Adjustments	Adjusted	As Reported	Non-GAAP Adjustments	Adjusted
Adjusted Company Results

External Net Revenues	$5,856,655	—	$5,856,655	$6,420,419	—	$6,420,419

Operating Profit	407,728	514,809	922,537	763,347	231,823	995,169

Operating Margin	7.0%	8.8%	15.8%	11.9%	3.6%	15.5%

	Year Ended December 27, 2020

	As Reported	Non-GAAP Adjustments	Adjusted
Adjusted Company Results

External Net Revenues	$5,465,443	—	$5,465,443

Operating Profit	501,814	324,892	826,706

Operating Margin	9.2%	5.9%	15.1%

Reconciliation of Net Earnings and Earnings Per Share

(Unaudited)

(Thousands of Dollars)

	Year Ended

(all adjustments reported after-tax)	December 25, 2022	Diluted Per Share Amount	December 26, 2021	Diluted Per Share Amount	December 27, 2020	Diluted Per Share Amount

Net Earnings Attributable to Hasbro, Inc.	$203,475	$1.46	$428,734	$3.10	$222,519	$1.62

eOne Acquisition and Related Costs(1)	12,945	0.09	6,662	0.05	188,557	1.37

Acquired Intangible Amortization	59,411	0.43	70,370	0.51	80,731	0.59

Loss on disposal of business and related costs	—	—	116,114	0.84	—	—

Stock Acceleration	—	—	20,859	0.15	—	—

Severance	—	—	—	—	7,422	0.05

Impact of Tax Reform(2)	—	—	39,360	0.28	15,389	0.11

Discovery Impairment and Option(3)	—	—	41,318	0.30	—	—

Blueprint 2.0 implementation charges(4)	253,008	1.82	—	—	—	—

Operational Excellence charges(5)	89,217	0.64

Net Earnings, as Adjusted	$618,056	$4.45	$723,417	$5.23	$514,618	$3.74

(1)	eOne acquisition and related costs are described above in the “Reconciliation of as Reported to Adjusted Operating Results.”

(2)

In the second quarter of 2021, the Company recorded income tax expense of $39,360 as a result of the revaluation of the Company’s UK deferred taxes in accordance with Finance Act 2021 enacted by the United Kingdom on June 10, 2021. Effective April 1, 2023, the new law increases the corporate income tax rate to 25% from 19%.

In the year ended December 27, 2020, the Company recorded income tax expense of $15,389 as a result of the revaluation of Hasbro’s UK tax attributes in accordance with the Finance Act of 2020 enacted by the United Kingdom on July 22, 2020. Effective back to April 1, 2020, the law maintained the corporate income tax rate at 19% instead of the planned reduction to 17% that was previously enacted in the UK Finance Act of 2016.

(3)

The Company owns a 40% interest in a joint venture, Discovery Family Channel, with Discovery Communications, Inc. In the fourth quarter of 2021, the Company recorded an impairment of $74,112. This resulted in a reduction to the Discovery Option Liability of $20,150. Net loss of $53,962 million ($41,318 net of taxes).

(4)

Blueprint 2.0 implementation charges included a partial impairment of the Company’s definite-lived intangible, Power Rangers, of $215,162. These charges are also described above in the “Reconciliation of as Reported to Adjusted Operating Results.”

(5)	Operational Excellence charges are described above in the “Reconciliation of as Reported to Adjusted Operating Results.”

Appendix B — Standards for Director Independence

The following are the standards that will be employed by the Board of Directors in determining issues of director independence pursuant to applicable legal requirements and the rules of The NASDAQ Stock Market. For purposes of these standards (i) the Company is meant to include not only Hasbro, Inc., but all of its subsidiaries and divisions, and (ii) a director’s immediate family is deemed to include the following relationships, whether by blood, marriage or adoption: the director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law, or anyone else residing in such person’s home.

•

The Board must affirmatively determine that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization which has a relationship with the Company). The Company will disclose this determination in compliance with all applicable rules and regulations.

•

No director who is an employee (or whose immediate family member is an executive officer) of the Company can be independent until at least three years after such employment or executive officer relationship has ended.

•

No director who is affiliated with or employed by (or whose immediate family member is affiliated or employed in a professional capacity by) a present or former internal or external auditor of the Company can be independent until at least three years after the end of either the affiliation or the employment or auditing relationship.

•

No director can be independent if he or she directly or indirectly receives from the Company any fees or compensation other than that which is related solely to his or her (i) service as a member of the Board or one of its committees, (ii) benefits under a tax-qualified retirement plan or (iii) non-discretionary compensation. A director who accepts any consulting, advisory or other compensatory fees from the Company other than in this connection will not be considered independent. The same prohibition applies with respect to members of a director’s immediate family, with the exclusion of compensation received by an immediate family member as a non-executive officer employee of the Company, which will be considered in making an independence determination, but which does not preclude a determination of independence.

•

No director who (or whose immediate family member) is employed as an executive officer of another entity where any of the Company’s present executives serve on that entity’s compensation committee can be independent until at least three years after the end of such service or employment relationship.

•

No director who is an executive officer, partner, controlling shareholder or an employee (or whose immediate family member is an executive officer, partner or controlling shareholder) of an entity (including a charitable entity) that makes payments to or receives payments from the Company in amount which, in any single fiscal year, exceeds the greater of $200,000 or 5% of such entity’s consolidated gross revenues, can be independent until three years after falling below such threshold.

•

No director who is performing, or is a partner, member, officer, director or employee of any entity performing, paid consulting, legal, investment banking, commercial banking, accounting, financial advisory or other professional services work (“professional services”) for the Company can be independent until three years after such services have ended.

Additional Relationships to Consider in Determining Director Independence

The following are suggested parameters that the Board has agreed to consider in determining whether a director has a material relationship or affiliation with the Company that would impact a finding of independence. If a director satisfies all of the criteria set forth below it would suggest that the director, absent other contrary considerations, does not have a material relationship with the Company and is independent. If a director fails to satisfy one or more of the criteria set forth below, further Board inquiry and discussion is needed to determine if the director has a material relationship with the Company or may be found independent.

Business and Professional Relationships of Directors and Their Family Members

•

The director is not currently providing personally, and has not provided personally within the past three years, property, goods or services (other than services as a member of the Board or any committees thereof) to the Company or any of its executive officers.

   B-1

•

No member of the director’s immediate family is currently providing personally, or has provided personally within the past three years, property, goods or services (other than services as an unpaid intern of the Company) to the Company or any of its executive officers.

•

The director is not currently receiving personally, and has not received personally within the past three years, property, goods or services from the Company. The foregoing requirements do not apply to compensation, services or goods paid or provided to the director solely in connection with the director’s service on the Board or any committees thereof, including $1,000 or less a year in the Company’s products which may be given to the director or one or more of the director’s family members as a director benefit.

•

No member of the director’s immediate family is currently receiving personally, or has received personally within the past three years, property, goods or services from the Company, excluding the de minimus Company product benefit mentioned above. The foregoing requirements do not apply to unpaid internships provided to a member of the director’s immediate family.

•

The director is not an executive officer or employee of any entity to which the Company was indebted at any time within the past three years or which was indebted to the Company at any time within the past three years in an amount that exceeded at the end of any such year the greater of (i) 2% of such entity’s consolidated assets or (ii) $1,000,000.

Compensation

•

Notwithstanding the restriction described above with respect to direct or indirect receipt of consulting, advisory or other compensatory fees other than in connection with Board or committee service, arrangements between the Company and (i) entities affiliated with the director or (ii) immediate family members of the director, which may be deemed to provide a form of indirect compensation to the director, will not result in a loss of status as an independent director provided such relationships do not violate the requirements set forth above.

Charitable Relationships

•	The director is not an executive officer or an employee of an entity that has received charitable contributions from the Company in excess of $100,000 in any of the past three fiscal years.

•

No member of the director’s immediate family is an executive officer of an entity that has received charitable contributions from the Company in excess of $100,000 in any of the past three fiscal years.

Stock Ownership

•	The director’s stock ownership, as determined in accordance with the rules of the SEC as applied to preparation of proxy statements, does not exceed 5% of the Company’s outstanding stock.

Other Family Relationships

•	The director is not related to any other member of the Company’s board of directors or any officer of the Company.

  B-2

Appendix C — THIRD AMENDMENT TO RESTATED 2003 STOCK INCENTIVE PERFORMANCE PLAN, AS AMENDED

The Hasbro, Inc. Restated 2003 Stock Incentive Performance Plan, as amended by the First Amendment on May 18, 2017 and the Second Amendment on May 14, 2020 (as amended, the “Plan”), is hereby amended in the manner set forth below, such amendment to be effective as of the effective time of approval of this Third Amendment to the Plan (the “Third Amendment”) by the shareholders of Hasbro, Inc.

Notwithstanding the foregoing, the Third Amendment shall only become effective if it is approved by the Company’s shareholders at the Company’s 2023 Annual Meeting of Shareholders, or any adjournment thereof.

1.    The third sentence of Section 3 of the Plan is deleted and replaced in its entirety with the following:

“The Plan shall remain in effect until December 31, 2028 unless sooner terminated by the Board, subject to Section 10 hereof.”

2.    The first two sentences of Section 5(a) of the Plan are deleted and replaced in their entirety with the following:

“A maximum of 42,050,000 shares of Stock may be delivered pursuant to Awards under the Plan (which represents an increase of 1,100,000 shares of Stock from the aggregate level previously authorized by the shareholders of the Company at the 2020 Annual Meeting of Shareholders). Of the authorized shares of Stock remaining available for issuance for future grants on the effective time of approval of this Third Amendment, no more than 5,650,000 shares of Stock may be delivered pursuant to Awards other than Stock Options or SARs.”

3.    Except for the changes set forth above, the Plan remains in full force and effect.

  C-1

Appendix D — HASBRO, INC. RESTATED 2003 STOCK INCENTIVE PLAN, AS AMENDED

1.	Defined Terms

Exhibit A, which is incorporated herein by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	Purpose

The Plan has been established to advance the interests of the Company and to increase shareholder value by providing for the grant to Participants of Stock-based and other incentive Awards which provide such Participants with a proprietary interest in the growth and performance of the Company and with incentives for continued service to the Company and its Affiliates.

3.	Term

The Plan shall become effective upon adoption of the Plan by the Board, subject to shareholder approval within twelve months after adoption. The Board may grant Awards under the Plan prior to such shareholder approval, but any such Award shall become effective as of the date of grant only upon such approval and, accordingly, no such Award may be exercisable prior to such approval. The Plan shall remain in effect until December 31, 2017 unless sooner terminated by the Board, subject to Section 10 hereof. After termination of the Plan, no future Awards may be granted under the Plan, but previously granted Awards shall remain outstanding in accordance with their applicable terms and conditions.

4.	Administration

The Administrator has full and exclusive discretionary authority, subject only to the express provisions of the Plan, to interpret, construe and implement the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe, implement and modify forms, rules and procedures for operation of the Plan; and otherwise do all things necessary to carry out the purposes of the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator will exercise its discretion consistent with qualifying the Award for that exception. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties and Participants under the Plan. The Administrator shall be entitled to rely on reports, opinions, or statements of officers or employees of the Company as well as those of counsel, public accountants and other professional or expert persons. No member of the Administrator shall be subject to any individual liability with respect to the Plan.

Notwithstanding the foregoing, as is more fully set forth in Section 10 of the Plan, the Administrator may not make material amendments to the Plan or reprice Stock Options granted under the Plan without shareholder approval.

The grant of any Awards under the Plan is at the sole discretion of the Administrator. The Plan does not entitle any person eligible to participate in the Plan to any Awards and there is no guarantee that any person eligible to participate will be granted Awards under the Plan. No Participant shall have any right by reason of the grant of any Award under the Plan to continued employment by the Company. To the extent that Awards are made under the Plan, the terms of Awards may differ between different Award grants and Participants, whether or not such Participants or potential Participants are similarly situated.

The Administrator will exercise its discretion under the Plan in such a way as to comply, to the maximum extent practicable in carrying out the goals of the Plan, in a manner consistent with the requirements of Code Section 409A or an exemption from those requirements, provided, however, that neither the Administrator, the Company or the Plan shall have any liability for any failure to so comply.

5.	Shares Subject to the Plan and Limits on Awards Under the Plan

(a) Number of Shares. A maximum of 32,600,000 shares of Stock may be delivered pursuant to Awards under the Plan (which represents an increase of 4,300,000 shares of Stock from the aggregate level previously authorized by the shareholders of the Company at the 2010 Annual Meeting of Shareholders). Of those authorized shares of Stock, no more than 10,200,000 shares of Stock (which represents an increase of 2,000,000 shares of Stock from the aggregate level previously authorized by the shareholders of the Company at the 2010 Annual Meeting of Shareholders) may be delivered pursuant to Awards other than Stock Options or SARs. Notwithstanding anything in the Plan to the contrary, any shares of Stock that are issued by the Company, and any Awards that are granted by, or become obligations of, the Company, through the assumption by the Company of, or in substitution for, outstanding awards previously granted by an acquired company shall not be counted against the shares of Stock available for delivery under the Plan and the terms and conditions of any such awards shall be the original terms and conditions thereof as adjusted by or pursuant to any applicable acquisition agreements. Shares tendered in payment of an Award’s exercise price, shares withheld to pay taxes due upon an Award and shares purchased by the Company using proceeds from Awards will not increase the total number of remaining shares authorized to be delivered pursuant to Awards under the Plan, and the gross number of shares covered by any SAR Awards granted under the Plan, as opposed to the net number of shares actually delivered under SARs, will be deducted from the number of shares remaining available for delivery pursuant to Awards under the Plan.

(b) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan. Any fractional Shares which, but for this provision, would have been issued shall be deemed to have been issued and immediately sold to the Company for their Fair Market Value, and the Participant shall receive from the Company cash in lieu of such fractional shares, less all applicable withholding taxes.

(c) Award Limits. The maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year and the maximum number of shares of Stock subject to SARs granted to any person in any calendar year will together be an aggregate of 2,000,000 shares. The maximum benefit that may be paid to any person under other Awards which are granted in any calendar year will be: (i) to the extent paid in shares, 1,000,000 shares, (ii) to the extent such Awards are denominated in shares but paid in cash, 1,000,000 shares multiplied by the Fair Market Value of the shares on the date of payment under such Awards, and (iii) to the extent otherwise paid in cash, $10 million. The foregoing provisions will be construed and applied consistent with Section 162(m). No Award under the Plan may be outstanding for a term longer than ten years from the date of grant of such Award.

6.	Eligibility and Participation

The Administrator will select Participants from among key Employees and directors of the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

7.	Rules Applicable to Awards

(a) All Awards

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. A Participant shall have no rights with respect to the Plan, or any Award, contingent or otherwise, until written evidence of the Award shall have been delivered to the Participant and all the terms, conditions, and provisions of the Plan and the Award applicable to such Participant have been met. The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant.

(2) Transferability. Neither ISOs, nor, except as the Administrator otherwise expressly provides consistent with the following sentence, other Awards may be transferred other than by will, a qualified domestic relations order or other domestic relations order, or by the laws of descent and distribution, and during a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides, other Awards requiring exercise) may be exercised only by the Participant. The Administrator may provide that Awards may be transferable by gift or as part of estate planning transactions, provided that in no case will the Administrator allow for transfers of Awards for value to persons who are not related or previously related to the Participant making the transfer.

(3) Vesting, Etc. The Administrator shall determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable, provided that, except in the case of Awards made in connection with the recruitment of new Employees (including new officers) or new directors and except as otherwise permitted under Section 10 of the Plan, (i) Stock Options and SARs shall vest in one or more installments over a total vesting period of not less than three years, such that a Stock Option or SAR award will not become vested for the full number of shares subject to the Award over a period of less than three years from the date of grant of the Award, (ii) Restricted Stock and Deferred Stock shall vest in one or more installments over a total vesting period of not less than three years, such that Restricted Stock or Deferred Stock awards will not become vested for the full number of shares subject to the Award over a period of less than three years from the date of grant of the Award, and (iii) Performance Awards must have a performance period of at least one year. Notwithstanding the foregoing restrictions, up to 5% of the shares authorized under the Plan may be granted under Awards subject to shorter performance, vesting, or other periods, including subject to being immediately vested upon grant. Subject to the foregoing restriction, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. The Administrator may at any time accelerate the vesting or exercisability of an Award, without being subject to the limitations set forth in the first sentence of this Section 7(a)(3), if such acceleration is associated with the death, disability, retirement or other termination of Employment or service of a Participant. For purposes of the foregoing sentence, the Administrator will have sole and conclusive power to define the types of disability, retirement or other termination of Employment or service associated with such acceleration.

The Administrator has full power and authority to determine, for each Award, how long after cessation of the Participant’s Employment or service as a director an Award requiring exercise will continue to be exercisable. Unless the Administrator expressly provides otherwise in the applicable Award agreement or through other means, immediately upon the cessation of the Participant’s Employment or service as a director an Award requiring exercise will cease to be exercisable and will terminate, and all other Awards to the extent not already vested will be forfeited, except that these default rules further provide, unless otherwise modified by the Administrator for a particular Award or Awards, that:

(A)    subject to (B) and (C) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferee, if any, immediately prior to the cessation of the Participant’s Employment or service as a director, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months from the date of termination or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 7(a)(3)(A), and will thereupon terminate;

(B)    all Stock Options and SARs held by a Participant or the Participant’s permitted transferee, if any, immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 7(a)(3)(B), and will thereupon terminate; and

(C)    all Stock Options and SARs held by a Participant or the Participant’s permitted transferee, if any, immediately prior to the cessation of the Participant’s Employment or service as a director will immediately terminate upon such cessation if the Administrator in its sole discretion determines that such cessation of Employment or service as a director has resulted for reasons which cast such discredit on the Participant as to justify immediate termination of the Award.

(4) Taxes. The Administrator will make such provision for the withholding of all applicable taxes as it deems necessary. The Administrator may, but need not, permit a Participant to satisfy tax withholding requirements by (i) having the Participant deliver cash or a check payable to the order of the Company, (ii) holding back shares of Stock from an Award, or (iii) permitting a Participant to tender shares of Stock which have been owned by the Participant for at least six months having a Fair Market Value equal to the amount of the applicable withholding taxes. The Administrator may, in its discretion, allow that withholding taxes paid by a Participant exceed the minimum withholding required by law.

(5) Dividend Equivalents, Deferrals, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award, provided that no such cash dividends or distributions will be paid or accrued with respect to (i) outstanding Options or SARs or (ii) other Awards subject to performance criteria or time vesting criteria that have not yet been met. Such dividend equivalents and other payments may be paid currently or may be credited to an account established under the Plan in the name of the Participant.

The Administrator may require or permit Participants to elect to defer the issuance of Stock or the settlement of Awards under such rules and procedures as it may establish under the Plan. It may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents on deferred amounts denominated in Stock.

(6) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a shareholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or an Affiliate to the Participant.

Unless otherwise determined by the Administrator, the Plan shall be unfunded and shall not create, or be construed to create, a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award under the Plan, such rights, unless otherwise determined by the Administrator, shall be no greater than the rights of an unsecured general creditor of the Company.

(7) Section 162(m). This Section 7(a)(7) applies to any Performance Award intended to qualify as performance-based for the purposes of Section 162(m), other than a Stock Option or a SAR. In the case of any Performance Award to which this Section 7(a)(7) applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. With respect to such Performance Awards, the Administrator will preestablish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). The Performance Criteria so established shall serve as a condition to the grant, vesting or payment of the Performance Award, as determined by the Administrator. Prior to grant, vesting or payment of the Performance Award, as the case may be, the Administrator will certify whether the Performance Criteria have been attained and such determination will be final and conclusive. If the Performance Criteria with respect to the Award are not attained, no other Award will be provided in substitution of the Performance Award. No Performance Award to which this Section 7(a)(7) applies may be granted after the fifth anniversary of the approval of the Plan by shareholders of the Company until the Performance Criteria (as originally approved or as subsequently amended) have been resubmitted to and reapproved by the shareholders of the Company in accordance with the requirements of Section 162(m), unless such grant is made contingent upon such approval.

(b) Awards Requiring Exercise

(1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price. The exercise price of a Stock Option and the strike price of a SAR will not be less than the Fair Market Value of the Stock subject to the Stock Option or the SAR, determined as of the date of grant.

(3) Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment, subject to the following: (a) all payments will be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of shares of Stock that have been outstanding for at least six months (unless the Administrator approves a shorter period) and that have a Fair Market Value equal to the exercise price, (ii) through a broker-assisted exercise program acceptable to the Administrator, (iii) by any other means acceptable to the Administrator or (iv) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (a)(i) above in this Section 7(b)(3) may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(c) Awards Not Requiring Exercise

Awards of Restricted Stock, Deferred Stock and Unrestricted Stock may be made in exchange for past services or other lawful consideration.

8.	Effect of Certain Transactions

(a) Change in Control

(1) If a Participant’s Employment by the Company is terminated by the Company without Cause during the twenty-four (24) month period following a Change in Control, or the Participant resigns from the Company with Good Reason during the twenty-four (24) month period following a Change in Control, all of such Participant’s Awards outstanding on such date shall become 100% vested and the then value of such Awards (calculated in the manner set forth in Section 8(a)(2) of the Plan but calculated as of the date of the Participant’s termination of employment based on the then Fair Market Value of the Stock on such date of the termination of employment, rather than based on the date of a Change in Control and based on a CIC Price), less all applicable withholding taxes, shall be paid to the Participant in cash (or, in the case of Stock Options, SARs, Restricted Stock, Unrestricted Stock, Deferred Stock and any other Awards providing for equity in the Company, either in cash or in shares of Stock, or in any combination thereof, as may be determined by the Administrator in its sole and absolute discretion) as soon as may be practicable. Upon such payment, such Awards shall be cancelled.

(2) The amount of cash to be paid with respect to Stock Options, SARs, Restricted Stock, Deferred Stock, Unrestricted Stock and Performance Awards providing for shares of Stock shall be determined by multiplying the number of such Awards by (i) in the case of Restricted Stock, Unrestricted Stock, Deferred Stock and Performance Awards providing for shares of Stock, the CIC Price, provided, however, that in the case where the performance period, if any, has been completed on or prior to the occurrence of a Change in Control, the number of Awards to be multiplied shall be the number of shares issued or vested pursuant to the Award as determined in accordance with the Award agreement and in the case where the performance period, if any, has not been completed upon the occurrence of a Change in Control, the number of Awards to be multiplied shall be either, as determined by the Administrator at the time of grant of the Award and set forth in the Award agreement, the (i) target number of such Awards as determined by the Administrator at the time of grant or (ii) higher of the target number of such Awards as determined by the Administrator at the time of grant and the number of shares issuable based on actual performance to date, in each case prorated based on the number of fiscal years then completed during the performance period, unless the Administrator has set forth in the applicable Award agreement that no such proration shall take place, in which case the Award would not be so prorated according to the amount of the performance period completed, (ii) in the case of Stock Options, the difference between the exercise price per share and the CIC Price, if the CIC price is higher, and (iii) in the case of SARs, the difference between the exercise or designated price per share and the CIC Price, if the CIC price is higher. In addition, all accrued dividends and dividend equivalents or interest accrued on deferred settlements shall be paid. In the case of Cash Awards the amount of cash to be paid shall be determined, (i) where the performance period, if any, has been completed on or prior to the occurrence of a Change in Control, the value of such award as determined in accordance with the Award agreement and (ii) where the performance period, if any, has not been completed upon the occurrence of a Change in Control, either, as determined by the Administrator at the time of grant of the Award and set forth in the Award agreement, the (i) target value of such Awards as determined by the Administrator at the time of grant or (ii) the higher of the target value of such Awards as determined by the Administrator at the time of grant and the value of such awards based on actual performance to date, in each case prorated based on the number of fiscal years then completed during the performance period, unless the Administrator has set forth in the applicable Award agreement that no such proration shall take place, in which case the Award would not be so prorated according to the amount of the performance period completed.

(3) In the event that the Administrator determines pursuant to Section 8(a)(1) above to pay Participants the value of an equity Award in shares of Stock, the number of shares of Stock to be paid to each Participant will be determined by taking the cash value which would have been paid if the Administrator had elected to pay in cash, computed in accordance with Section 8(a)(2) above, and dividing such value by the Payout Fair Market Value of the Stock. No fractional shares of Stock will be issued. The value of any fractional share amount will be paid to the Participant in cash.

(b) Changes in and Distributions with Respect to the Stock

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination or exchange of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum numbers of shares that may be delivered under the Plan and certain types of Awards under the Plan under Section 5(a) and to the maximum share limits described in Section 5(c), and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. To the extent consistent with qualification of ISOs under Section 422 of the Code and with the performance-based compensation rules of Section 162(m), where applicable, the Administrator may also make adjustments of the type described in paragraph (1) above to take into account distributions to shareholders and other changes that impact the Stock or Awards other than those provided for in Section 8(a) and 8(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 8.

(c) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company. For purposes of this Section 8(c) and the 2003 Plan, any reference to “Stock” shall include reference to any successor securities resulting from a prior recapitalization of the Company.

(2) Consequences of a Reorganization Event on Outstanding Awards.

(A) In connection with a Reorganization Event, the Administrator may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Administrator determines in its sole discretion (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (i) provide that such Awards shall be assumed, or other Awards shall be substituted, by the acquiring or succeeding entity (or an affiliate thereof), (ii) upon written notice to a Participant, provide that all of the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event (but in case of this subsection (iii) only in connection with a termination of the Participant’s Employment), (iv) in the event of a Reorganization Event under the terms of which holders of Stock will receive upon consummation thereof a cash payment for each share of Stock surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of shares of Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event in connection with the termination of a Participant’s Employment) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards that are vested shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 8(c)(2), the Administrator shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

(B) Notwithstanding the terms of Section 8(c)(2)(A), in the case of outstanding Awards that are subject to Section 409A of the Code: (i) if the applicable Award agreement provides that the vested portion of such Award shall be settled upon a Section 409A Change in Control, and the Reorganization Event constitutes such a Section 409A Change in Control, then no assumption or substitution shall be permitted pursuant to Section 8(c)(2)(A)(i), and the Awards shall instead be settled in accordance with the terms of the applicable Award agreement; and (ii) the Administrator may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 8(c)(2)(A) if the Reorganization Event constitutes a Section 409A Change in Control and such action is permitted or required by Section 409A of the Code; if the Reorganization Event is not a Section 409A Change in Control, and the acquiring or succeeding entity does not assume or substitute the Awards pursuant to clause (i) of Section 8(c)(2)(A), then, unless the Administrator provides otherwise, the unvested Awards shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefore.

(C) For purposes of Section 8(c)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Stock for each share of Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock or other equity of the acquiring or succeeding entity (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding entity, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock or other equity of the acquiring or succeeding entity (or an affiliate thereof) that the Administrator determined to be equivalent in value (as of the date of such determination or another date specified by the Administrator) to the per share consideration received by holders of outstanding shares of Stock as a result of the Reorganization Event.

(3) Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event, other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding shares of Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Administrator determines otherwise, apply to the cash, securities or other property into which the Stock was converted or for which it was exchanged pursuant to such Reorganization Event in the same manner and to the same extent as such repurchase and other rights applied to such Restricted Stock; provided, however, that the Administrator may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment, in connection with the termination of a Participant’s Employment. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, the Administrator may provide that a pro-rata portion of such restricted stock will vest in connection with the termination of the Participant’s Employment.

9.	Legal Conditions on Delivery of Stock

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

10.	Amendment and Termination

The Administrator may at any time terminate the Plan as to any future grants of Awards and may at any time and from time to time amend or modify the Plan or any outstanding Award for any purpose which may at the time be permitted by law; provided, however, that no material amendment to the Plan (including an amendment to reprice Stock Options or SARs granted under the Plan) shall become effective without shareholder approval; and further provided, that except as otherwise expressly provided in the Plan or required by law, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. For purposes of this Section 10 the following shall be considered material amendments to the Plan: (i) increasing benefits already accrued to participants under the Plan (other than in compliance with clause (iv) of this sentence), (ii) increasing the number of shares that may be issued under the Plan, (iii) modifying the requirements for participation in the Plan or (iv) waiving restrictions (such as accelerating the vesting period or waiving other Award restrictions), except in the case of death, disability, retirement, termination of employment or a Change in Control, provided that the Administrator may waive restrictions with respect to Awards covering up to an aggregate of 5% of the total shares authorized under the Plan for reasons other than those specified in the exceptions set forth in this clause (iv). For purposes of this Section 10, neither a termination of the Plan nor any amendment or modification to an outstanding Award under the Plan (other than to reprice Stock Options or SARs or to otherwise effect a change deemed material under the prior sentences of this Section 10) shall be considered a material amendment to the Plan. The following actions are considered material amendments under the Plan and the Company may not (except as provided for under Section 8(c) in connection with a Reorganization Event) take any such actions unless they are approved by the Company’s shareholders: (1) amend any outstanding Stock Option or SAR granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Stock Option or SAR, (2) cancel any outstanding Stock Option or SAR (whether or not granted under the Plan) and grant in substitution therefore new Awards under the Plan (other than substitute Awards granted by the Administrator pursuant to Section 8(c) in connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity) covering the same or a different number of shares of Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled Stock Option or SAR, (3) cancel in exchange for a cash payment any outstanding Stock Option or SAR with an exercise price per share above the then-current Fair Market Value, other than pursuant to Section 8(c), or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market.

The Administrator may, subject to the provisions of the Plan, create sub-plans to the Plan that may incorporate such terms as it considers necessary or desirable to operate the Plan in any non-United States jurisdiction in which Participants are situated and may implement such sub-plans in the form of schedules to the Plan applicable to the specified jurisdiction, provided that any Stock issued pursuant to such sub-plans shall be counted against the limits set forth in Section 5 of the Plan. Any such sub-plans created by the Administrator may provide for greater restrictions on Awards than those set forth in the Plan, but may not provide for greater benefits to Participants than the benefits permitted under the Plan itself.

11.	Other Compensation Arrangements

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

12.	Governing Law

The validity, construction and effect of the Plan and any action taken or relating to the Plan shall be determined in accordance with the laws of the State of Rhode Island and applicable federal law.

13.	Other Provisions

(a) Compliance with Section 409A of the Code. Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid in accordance with their original schedule.

All terms in the Plan and in any Award agreement will be construed in compliance with the requirements of Section 409A of the Code and the regulations promulgated thereunder to the maximum extent possible.

The Company makes no representations or warranties and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

(b) Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

Exhibit A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: A Committee appointed by the Board to be the Administrator which is composed entirely of independent directors. The Administrator may delegate ministerial tasks to such persons as it deems appropriate. For any Awards subject to the requirements of Section 162(m), the composition of any Committee functioning as the Administrator with respect to such Awards will meet all of the requirements of Section 162(m).

“Affiliate”: Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Deferred Stock.

(vi) Performance Awards.

(vii) Cash Awards.

“Board”: The Board of Directors of the Company.

“Cash Award”: An award denominated in cash. The payment of a Cash Award may be subject to such restrictions and conditions as may be established by the Administrator.”

“Cause”: means a termination of a Participant’s Employment if such termination involves:

(i) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(ii) a material breach of a material agreement with the Company;

(iii) a material failure to comply with the Company’s written policies or rules, which failure results in material harm to the Company;

(iv) a conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof or the equivalent under the applicable laws of foreign jurisdictions;

(v) gross negligence or willful misconduct that results in material harm to the Company;

(vi) continuing failure to perform assigned duties;

(vii) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation;

(viii) an intentional violation of Federal or state securities laws; or

(ix) fraud, embezzlement, theft or dishonesty against the Company.

Provided that no finding of Cause shall be made pursuant to subsections (ii), (iii), (vi) or (vii) above unless the Company has provided the Participant with written notice stating the facts and circumstances underlying the allegations of Cause, and the Participant has failed to cure such violation, if curable, within 30 calendar days following receipt thereof. The Administrator will determine whether a violation is curable and/or cured in its reasonable discretion.

“Change in Control”: means the occurrence of any one of the following events:

(i) consummation of the sale of all or substantially all (at least 85%) of the assets of the Company to one or more individuals, entities, or groups (other than an Excluded Owner);

(ii) consummation of the acquisition or attainment of ownership by a person, entity, or group (other than an Excluded Owner) of more than 50% of the total voting power of the Company’s then-outstanding securities eligible to vote to elect members of the Board (“Company Voting Securities”);

(iii) consummation of a merger or consolidation of the Company with or into any other entity (other than an Excluded Owner) unless the holders of the Company Voting Securities outstanding immediately before such merger or consolidation, together with any trustee or other fiduciary holding securities under a Company benefit plan, hold securities that represent immediately after such merger or consolidation more than 50% of the combined voting power of the Company Voting Securities and the then outstanding voting securities of the other surviving entity or its ultimate parent, as applicable; or

(iv) individuals who constitute the Board on the date hereof (“Incumbent Directors”) cease for any reason during a twelve-month period to constitute at least a majority of the Board; provided, that any individual who becomes a member of the Board subsequent to the date hereof and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall be treated as an Incumbent Director unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors.

Notwithstanding the foregoing, where required to avoid extra taxation under Section 409A, a “Change in Control” must also constitute a change in control as defined in Code section 409A(2)(A)(v) and the regulations thereunder (a “Section 409A Change in Control”) unless the Administrator determines otherwise.

“CIC Price”: The higher of (i) the highest price paid for a share of the Stock in the transaction or series of transactions pursuant to which a Change in Control shall have occurred, or (ii) the highest reported sales price of a share of the Stock during the 60 day period immediately preceding the date upon which the event constituting a Change in Control shall have occurred. To the extent that the consideration paid in any transaction or series of transactions described in (i) above consists in whole or in part of non-cash consideration, the value of such non-cash consideration shall be determined in the sole discretion of the Administrator.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Committee”: One or more committees of the Board meeting any applicable legal and other requirements.

“Company”: Hasbro, Inc.

“Deferred Stock”: An unfunded and unsecured promise to deliver Stock or other securities in the future on specified terms.

“Employee”: Any person who has an Employment relationship with the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and/or its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in the instructions to Form S-8 promulgated by the Securities and Exchange Commission to the Company or any of its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

“Excluded Owner”: consists of (i) the Company, (ii) any entity in which the Company holds, directly or indirectly, stock or other ownership interests representing at least 50% of the voting power of all outstanding stock or ownership interests of such entity, (iii) any entity that holds, directly or indirectly, stock or other ownership interests representing at least 50% of the voting power of all stock or ownership interests of the Company, (iv) any Company benefit plan, and (v) any underwriter temporarily holding securities for an offering of such securities.”

“Fair Market Value”: The average of the high and low sales prices of the Stock as reported in The Wall Street Journal for New York Stock Exchange Transactions or similar successor consolidated transactions reports for the relevant date (or the comparable consolidated transaction reports for any other national securities exchange or NASDAQ National Market Issues, if the Stock is admitted for trading or quotation on said exchange or market), or, if no sales of the Stock were made on said exchange or market on that date, the average of the high and low prices of the Stock as reported in said composite transactions report for the preceding day on which sales of the Stock were made on said exchange or market. If the Stock is not then trading on an exchange or quoted in NASDAQ National Market Issues, then Fair Market Value shall be the mean between the bid and asked prices for the relevant over-the-counter transaction on such date or the preceding day on which sales of Stock were made over-the-counter, or if there are not such transactions, Fair Market Value shall be determined in good faith by the Administrator. Notwithstanding the foregoing, for purposes of valuing Stock delivered to the Company by a Participant in payment of the exercise price of a Stock Option or Stock delivered or withheld in payment of applicable tax withholding, if the Participant sells, on a national securities exchange, or on NASDAQ or over-the-counter, the Stock acquired on the same day as the date of exercise, the Administrator shall have the discretion to deem the per share Fair Market Value of the Stock so delivered or withheld to be the actual sales price per share of the Stock so sold. Under no circumstances shall Fair Market Value be less than the par value of the Stock.

“Good Reason”: means, without the Participant’s written consent, the occurrence of any of the following events or actions during the twenty four (24) months following a Change in Control:

(i) a material reduction in the aggregate amount of Participant’s base compensation in effect immediately preceding the Change in Control other than in connection with a general reduction that is also applied to other similarly situated employees;

(ii) a material reduction in the Participant’s position or reporting status in effect immediately prior to the Change in Control, or any material diminution in the Participant’s duties, responsibilities, powers or authorities relative to the Participant’s duties, responsibilities, powers or authorities in effect immediately prior to the Change in Control;

(iii) any relocation of the Participant’s principal place of employment by more than 50 miles; or

(iv) a material breach by the Company or any successor of any material provision of an employment agreement or other agreement under which the Participant provides services to the Company.

No resignation will be treated as resignation for Good Reason unless (1) the Participant has given written notice to the Company of his or her intention to terminate his or her employment for Good Reason, describing the grounds for such action, no later than sixty (60) days after the first occurrence of such circumstances, (2) the Participant has provided the Company with at least thirty (30) days in which to cure the circumstances giving rise to the Good Reason, and (3) provided that the Company is not successful in curing the circumstance giving rise to the Good Reason, the Participant ends his or her employment within 180 days following the end of the cure period.”

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive option unless, as of the date of grant, it is expressly designated as an ISO.

“Participant”: A person who is granted an Award under the Plan.

“Payout Fair Market Value”: The average of the Fair Market Values of the Stock for the ten trading days immediately preceding the date on which the Change in Control shall have occurred.

“Performance Award”: An Award subject to Performance Criteria. The Administrator in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”: Specified criteria the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance- based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any one or any combination of the following criteria (determined either (i) on a consolidated basis or (ii) as the context permits and as determined by the Administrator, on a segment, divisional, sector, subsidiary, business unit, line of business, project or geographical basis or on the basis of one or more designated products or brands (herein collectively “business unit”), or in combinations thereof, all as selected by the Administrator in each individual case): net earnings; earnings per share; net earnings per share; stock price; net revenues; gross profit; operating profit; earnings before income taxes; earnings before interest and taxes; earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; cost control; cash net earnings; return on assets; return on capital; return on capital investment; return on shareholders’ equity;

return on net revenues; net cash provided by operating activities; working capital; economic value added; total shareholder return on common stock relative to S&P 500 Index; total shareholder return on common stock relative to the Russell 1000 Consumer Discretionary Index; total shareholder return on common stock relative to any index of companies or group of companies, such index or group either being assembled by a third party or by the Administrator, or one or more specific companies, all as selected by the Administrator; sales; core brands growth; core brands net revenues; operating margin; and free cash flow. Performance goals utilizing the foregoing business criteria may be based upon the achievement of specified levels of consolidated or other business unit performance under one or more of the measures described above relative to internal targets, the past performance of the Company or relevant business unit, or the past, present or future performance of other corporations or their relevant business units. A Performance Criterion measure and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. In setting the Performance Criteria the Administrator intends to set goals which are indicative of strong performance. Satisfaction of Performance Criteria may, in the Administrator’s discretion, be determined to the extent applicable, (i) in accordance with generally accepted accounting principles applied on a consistent basis and/or (ii) exclusive of designated (a) changes in accounting principles, (b) extraordinary items, (c) material restructurings, (d) material nonrecurring items, (e) material non-budgeted items and (f) results of operations of acquisitions or divestitures consummated during the fiscal year; each of the items in this section (ii) being excluded to the extent authorized by the Administrator.

“Plan”: The Hasbro, Inc. Restated 2003 Stock Incentive Performance Plan as from time to time amended and in effect.

“Restricted Stock”: An Award of Stock for so long as the Stock remains subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Section 162(m)”: Section 162(m) of the Code, or any successor provision.

“SARs”: Rights entitling the holder upon exercise to receive cash or Stock, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value since the date of the Award.

“Stock”: Common Stock of the Company, par value $.50 per share.

“Stock Options”: Options entitling the recipient to acquire shares of Stock upon payment of the exercise price. Stock Options can be either ISO’s or non-incentive options.

“Unrestricted Stock”: An Award of Stock not subject to any restrictions under the Plan.

First Amendment To Hasbro, Inc.

Restated 2003 Stock Incentive Performance Plan

The Hasbro, Inc. Restated 2003 Stock Incentive Performance Plan (the “Plan”) is hereby amended in the manner set forth below, such amendment to be effective as of the effective time of approval of this First Amendment to the Hasbro, Inc. Restated 2003 Stock Incentive Performance Plan (the “First Amendment”) by the shareholders of Hasbro, Inc.

Notwithstanding the foregoing, the First Amendment shall only become effective if it is approved by the Company’s shareholders at the Company’s 2017 Annual Meeting of Shareholders, or any adjournment thereof.

1. The third sentence of Section 3 of the Plan is deleted and replaced in its entirety with the following:

“The Plan shall remain in effect until December 31, 2021 unless sooner terminated by the Board, subject to Section 10 hereof.”

2. The first two sentences of Section 5(a) of the Plan are deleted and replaced in their entirety with the following:

“A maximum of 35,600,000 shares of Stock may be delivered pursuant to Awards under the Plan (which represents an increase of 3,000,000 shares of Stock from the aggregate level previously authorized by the shareholders of the Company at the 2013 Annual Meeting of Shareholders). Of those authorized shares of Stock, no more than 13,200,000 shares of Stock (which represents an increase of 3,000,000 shares of Stock from the aggregate level previously authorized by the shareholders of the Company at the 2013 Annual Meeting of Shareholders) may be delivered pursuant to Awards other than Stock Options or SARs.”

3. The first sentence of Section 7(a)(3) of the Plan is deleted and replaced in its entirety with the following:

“The Administrator shall determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable, provided that, except as otherwise permitted under Section 10 of the Plan, (i) Stock Options and SARs shall vest in one or more installments over a total vesting period of not less than three years, such that a Stock Option or SAR award will not become vested for the full number of shares subject to the Award over a period of less than three years from the date of grant of the Award, and the first scheduled vesting date for any Stock Options or SARs shall not be less than one year from the date of grant of such Award, (ii) Restricted Stock and Deferred Stock shall vest in one or more installments over a total vesting period of not less than three years, such that Restricted Stock or Deferred Stock awards will not become vested for the full number of shares subject to the Award over a period of less than three years from the date of grant of the Award, and the first scheduled vesting date for any Restricted Stock or Deferred Stock shall not be less than one year from the date of grant of such Award, and (iii) Performance Awards must have a performance period of at least one year.”

4. The last sentence of the first paragraph of Section 10 of the Plan is deleted and replaced in its entirety with the following:

“In addition to the above, the following actions are considered material amendments under the Plan and the Company may not (except as provided for under Section 8(c) in connection with a Reorganization Event) take any such actions unless they are approved by the Company’s shareholders: (1) amend any outstanding Stock Option or SAR granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Stock Option or SAR, (2) cancel, exchange or permit the surrender of any outstanding Stock Option or SAR (whether or not granted under the Plan) and grant in substitution therefore new Awards under the Plan (other than substitute Awards granted by the Administrator pursuant to Section 8(c) in connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity) covering the same or a different number of shares of Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled Stock Option or SAR, (3) cancel, exchange or permit the surrender of, in exchange for a cash payment or other securities or property, any outstanding Stock Option or SAR with an exercise price per share above the then- current Fair Market Value, other than pursuant to Section 8(c), or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market.”

5. Except for the changes set forth above, the Plan remains in full force and effect.

Second Amendment To Hasbro, Inc.

Restated 2003 Stock Incentive Performance Plan

The Hasbro, Inc. Restated 2003 Stock Incentive Performance Plan, as amended by the First Amendment on May 18, 2017 (as amended, the “Plan”), is hereby amended in the manner set forth below, such amendment to be effective as of the effective time of approval of this Second Amendment to the Plan (the “Second Amendment”) by the shareholders of Hasbro, Inc.

Notwithstanding the foregoing, the Second Amendment shall only become effective if it is approved by the Company’s shareholders at the Company’s 2020 Annual Meeting of Shareholders, or any adjournment thereof.

1.    The third sentence of Section 3 of the Plan is deleted and replaced in its entirety with the following:

“The Plan shall remain in effect until December 31, 2025 unless sooner terminated by the Board, subject to Section 10 hereof.”

2.    The first two sentences of Section 5(a) of the Plan are deleted and replaced in their entirety with the following:

“A maximum of 40,950,000 shares of Stock may be delivered pursuant to Awards under the Plan (which represents an increase of 5,350,000 shares of Stock from the aggregate level previously authorized by the shareholders of the Company at the 2017 Annual Meeting of Shareholders). Of the authorized shares of Stock remaining available for issuance for future grants on the effective time of approval of this Second Amendment, no more than 5,650,000 shares of Stock may be delivered pursuant to Awards other than Stock Options or SARs.”

3.    Except for the changes set forth above, the Plan remains in full force and effect.

1027 Newport Avenue
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hasbro.com

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	The Board of Directors recommends a vote FOR all nominees, FOR Proposals 2, 4 and 5, and 1 Year on Proposal 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Michael R. Burns	☐	☐	☐	02 - Hope F. Cochran	☐	☐	☐	03 - Christian P. Cocks	☐	☐	☐
	04 - Lisa Gersh	☐	☐	☐	05 - Elizabeth Hamren	☐	☐	☐	06 - Blake Jorgensen	☐	☐	☐
	07 - Tracy A. Leinbach	☐	☐	☐	08 - Laurel J. Richie	☐	☐	☐	09 - Richard S. Stoddart	☐	☐	☐
	10 - Mary Best West	☐	☐	☐	11 - Linda Zecher Higgins	☐	☐	☐

		For	Against	Abstain
2.	Advisory Vote to Approve the Compensation of Hasbro’s Named Executive Officers	☐	☐	☐

4.	Approval of Amendments to Hasbro’s Restated 2003 Stock Incentive Performance Plan, as amended	☐	☐	☐

		1 year	2 years	3 years	Abstain
3.	Advisory Vote to Approve the Frequency of the Vote on Compensation of Hasbro’s Named Executive Officers	☐	☐	☐	☐

		For	Against	Abstain
5.	Ratification of KPMG LLP as the Independent Registered Public Accounting Firm for Fiscal Year 2023	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

        03SBVD

Dear Fellow Shareholders:

You are cordially invited to attend the 2023 Annual Meeting of Shareholders of Hasbro, Inc. to be held at 10:00 a.m., EDT on Thursday, May 18, 2023, virtually via the Internet at www.meetnow.global/MPL92M4. The accompanying Notice of Annual Meeting and Proxy Statement contain detailed information as to the formal business to be transacted at the meeting.

Your Vote Matters. Whether or not you plan to attend the 2023 Annual Meeting, it is important that your shares be voted. Please follow the instructions on the other side of this proxy card.

Sincerely,

Richard S. Stoddart

Chair of the Board of Directors

The 2023 Annual Meeting of Shareholders of Hasbro, Inc. will be held on

May 18, 2023 at 10:00 a.m. EDT, virtually via the Internet at www.meetnow.global/MPL92M4.

To access the virtual meeting, please refer to the “How can I attend the Annual Meeting” section of the

Questions and Answers about the Proxy Materials and Annual Meeting section in the Proxy Statement.

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

HASBRO, INC.

Annual Meeting of Shareholders – May 18, 2023

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of Hasbro, Inc. (the “Company”) and hereby appoints each of Christian P. Cocks and Deborah M. Thomas with full power of substitution, as attorneys and proxies to appear and vote all of the shares of Common Stock standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 18, 2023 at 10:00 a.m., EDT virtually via the Internet at www.meetnow.global/MPL92M4, and at any adjournment or postponement thereof.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2, 4 AND 5, AND “1 YEAR” ON PROPOSAL 3, AND IN SUPPORT OF MANAGEMENT ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND PROMPTLY MAIL IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT!